     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998

                                                      REGISTRATION NO. 333-44767
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             QUADRAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7371                            52-1992861
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                    80 E. SIR FRANCIS DRAKE BLVD., SUITE 2A
                           LARKSPUR, CALIFORNIA 94939
                                 (415) 461-7725
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             KEITH M. ROBERTS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL

                             QUADRAMED CORPORATION

                    80 E. SIR FRANCIS DRAKE BLVD., SUITE 2A
                           LARKSPUR, CALIFORNIA 94939
                                 (415) 461-7725
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               SCOTT D. LESTER, ESQ.                               J. CRAIG WALKER, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                           BELL, BOYD & LLOYD
                    ONE MARKET                                  THREE FIRST NATIONAL PLAZA
                SPEAR STREET TOWER                          70 WEST MADISON STREET, SUITE 3300
          SAN FRANCISCO, CALIFORNIA 94105                         CHICAGO, ILLINOIS 60602
                  (415) 442-0900                                      (312) 372-1121

                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
AT THE EFFECTIVE TIME OF THE MERGER OF A WHOLLY OWNED SUBSIDIARY OF THE REGISTRANT WITH AND INTO MEDICUS SYSTEMS CORPORATION, WHICH SHALL OCCUR AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OF ALL CONDITIONS TO CLOSING OF SUCH MERGER.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
SECURITIES TO BE                AMOUNT TO BE            OFFERING PRICE              AGGREGATE                AMOUNT OF
REGISTERED                      REGISTERED(1)             PER UNIT(2)           OFFERING PRICE(2)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.........         1,186,788                 $6.938                 $22,573,324                $6,659
=============================================================================================================================

(1) The actual number of shares of QuadraMed Common Stock to be issued will vary depending on the number of shares of common stock issuable in the Merger to stockholders of Medicus Systems Corporation who elect to receive common stock in the Merger.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock of Medicus Systems Corporation as reported on the Nasdaq National Market on January 21, 1998 in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                          MEDICUS SYSTEMS CORPORATION
                         ONE ROTARY CENTER, SUITE 1111
                            EVANSTON, ILLINOIS 60201

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON             , 1998


                            ------------------------

To the Stockholders of Medicus Systems Corporation:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Medicus Systems Corporation, a Delaware corporation ("Medicus"),
will be held on           , 1998 at 10:00 a.m., local time, at the offices of
Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, Conference Room 2852, San Francisco, California for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of November 9, 1997, and amended as of February 26, 1998 and March 24, 1998 (the "Merger Agreement"), by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and Medicus, pursuant to which a wholly owned subsidiary of QuadraMed ("Merger Sub") will be merged with and into Medicus, upon the terms and subject to the conditions of the Merger Agreement (the "Merger"), and each share of common stock, par value $.01 per share, of Medicus (the "Medicus Common Stock") issued and outstanding at the effective time of the Merger will be converted into the right to receive any of (i) a cash payment of $7.50 per share of Medicus Common Stock, (ii) 0.3125 shares of common stock, par value $.01 per share, of QuadraMed (the "QuadraMed Common Stock") for each share of Medicus Common Stock, subject to adjustment and certain limitations as provided in the Merger Agreement, or (iii) a combination of cash and QuadraMed Common Stock; and


          2. To vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only stockholders of record at the close of business on April 8, 1998 are entitled to receive notice of and vote at the Special Meeting or any adjournments or postponements thereof. Holders of Medicus Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Medicus Common Stock held of record at the close of business on such date. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Medicus Common Stock. If the Merger is consummated, holders of Medicus Common Stock who properly demand appraisal of the fair value of their Medicus Common Stock prior to the stockholder vote, do not vote in favor of the approval of the Merger Agreement, and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL") (all as more fully described in the accompanying Proxy Statement/ Prospectus) will be entitled to statutory appraisal rights. A copy of Section 262 of the DGCL is attached as Annex C to the accompanying Proxy Statement/Prospectus.


     DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER IS CONTAINED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND THE ANNEXES THERETO, WHICH ACCOMPANY THIS NOTICE. YOU ARE URGED TO AND SHOULD READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS, WHICH ARE INCORPORATED HEREIN BY REFERENCE AND FORM A PART OF THIS NOTICE.

     THE BOARD OF DIRECTORS OF MEDICUS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A STOCKHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO MEDICUS, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                          For the Board of Directors,

                                          PATRICK C. SOMMERS
                                          Chairman of the Board of Directors


Dated: [          ], 1998

                          MEDICUS SYSTEMS CORPORATION
                         ONE ROTARY CENTER, SUITE 1111
                            EVANSTON, ILLINOIS 60201


                                                                          , 1998


DEAR STOCKHOLDER:


     You are cordially invited to attend a Special Meeting of Stockholders ("Special Meeting") of Medicus Systems Corporation, a Delaware corporation
("Medicus"), to be held at 10:00 a.m., on           , 1998 at the offices of
Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, Conference Room 2852, San Francisco, California.



     At the Special Meeting, you will be asked to vote upon the approval and adoption of the Agreement and Plan of Reorganization, dated as of November 9, 1997, and amended as of February 26, 1998 and March 24, 1998 (the "Merger Agreement"), by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed") and Medicus. Pursuant to the terms of the Merger Agreement, a wholly owned subsidiary of QuadraMed will be merged with and into Medicus (the "Merger"). The consummation of the Merger will result in, among other things, the cancellation, extinguishment and conversion of the outstanding shares of the common stock, par value $.01 per share, of Medicus (the "Medicus Common Stock") into the right to receive any of (i) a cash payment of $7.50 per share of Medicus Common Stock, (ii) 0.3125 shares of common stock, par value $.01 per share, of QuadraMed (the "QuadraMed Common Stock") for each share of Medicus Common Stock, subject to adjustment and certain limitations as provided in the Merger Agreement, or (iii) a combination of cash and QuadraMed Common Stock (collectively, the "Merger Consideration"). As a result of the Merger, each share of Medicus Common Stock (other than shares owned by Medicus or QuadraMed) will be canceled and extinguished and be converted automatically into the right to receive the Merger Consideration, and Medicus will become a wholly owned subsidiary of QuadraMed. The proposed Merger is described in the accompanying Proxy Statement/ Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.



     The approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of Medicus
Common Stock. As of April 8, 1998, there were           shares of Medicus Common
Stock issued and outstanding. QuadraMed, which acquired 3,111,105 shares of Medicus Common Stock pursuant to stock purchase agreements dated November 9, 1997 with certain Medicus stockholders, is required by the Merger Agreement to vote or cause to be voted its shares of Medicus Common Stock in favor of approval and adoption of the Merger Agreement. QuadraMed will vote its shares for the Merger. The Merger Agreement does not require the approval of the Merger by a majority of the shares not owned by QuadraMed. QuadraMed, which held [56.6%] of the issued and outstanding shares of Medicus Common Stock as of April 8, 1998, owns a sufficient number of shares of Medicus Common Stock to approve the Merger Agreement and the Merger.


     AFTER CAREFUL CONSIDERATION, THE MEDICUS BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE MEDICUS STOCKHOLDERS. ACCORDINGLY, THE MEDICUS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF MEDICUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Stockholders are urged to review carefully the information contained in the Proxy Statement/Prospectus prior to deciding how to vote their shares at the Special Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT HAS BEEN VOTED, AND

IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.


     WHETHER OR NOT YOU PLAN TO VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT, YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED FORM OF ELECTION TO THE EXCHANGE AGENT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PREPAID ENVELOPE. IF YOU WISH TO RECEIVE CASH IN THE MERGER, YOU MUST RETURN A PROPERLY COMPLETED AND EXECUTED FORM OF ELECTION TO THE EXCHANGE AGENT. A FORM OF ELECTION WILL BE DEEMED PROPERLY COMPLETED AND EXECUTED ONLY IF ACCOMPANIED BY ONE OR MORE CERTIFICATES REPRESENTING ALL SHARES OF MEDICUS COMMON STOCK COVERED BY SUCH FORM OF ELECTION, TOGETHER WITH THE DULY EXECUTED TRANSMITTAL MATERIALS INCLUDED IN THE FORM OF ELECTION. FAILURE TO RETURN A PROPERLY COMPLETED AND EXECUTED FORM OF ELECTION TO THE EXCHANGE AGENT BY THE ELECTION DEADLINE (AS DEFINED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS) WILL BE TREATED AS A NON-ELECTION (AS DEFINED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS) AND RESULT IN YOUR RECEIVING, SUBJECT TO CERTAIN ALLOCATION PROCEDURES, SHARES OF QUADRAMED COMMON STOCK IN RESPECT OF YOUR SHARES OF MEDICUS COMMON STOCK. AN ELECTION TO RECEIVE CASH OR QUADRAMED COMMON STOCK IN RESPECT OF ALL OR PART OF YOUR SHARES OF MEDICUS COMMON STOCK WILL NOT CONSTITUTE A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.


     The Board of Directors and management of Medicus appreciate your continued support. If you need assistance in completing your proxy card or form of election and letter of transmittal, or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact the undersigned at (847) 570-7500.

                                          Sincerely,

                                          Patrick C. Sommers
                                          Chairman of the Board of Directors

NO PERSON HAS BEEN AUTHORIZED BY QUADRAMED OR MEDICUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QUADRAMED OR MEDICUS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                          MEDICUS SYSTEMS CORPORATION
                                PROXY STATEMENT
                            ------------------------

                             QUADRAMED CORPORATION
                                   PROSPECTUS
                            ------------------------


    This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $.01 per share (the "Medicus Common Stock"), of Medicus Systems Corporation ("Medicus"), in connection with the solicitation of proxies by the Board of Directors of Medicus (the "Medicus Board") for use at the special
meeting of stockholders of Medicus to be held on          , 1998 at 10:00 a.m.,
local time, at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, Conference Room 2852, San Francisco, California, including any adjournments or postponements thereof (the "Special Meeting").



    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") into Medicus of a wholly owned subsidiary ("Merger Sub") of QuadraMed Corporation ("QuadraMed") pursuant to the Agreement and Plan of Reorganization, dated as of November 9, 1997, and amended as of February 26, 1998 and March 24, 1998 (the "Merger Agreement"), by and among QuadraMed and Medicus. This Proxy Statement/Prospectus also constitutes the prospectus of QuadraMed under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of QuadraMed Common Stock issuable in connection with the Merger.


    Upon the consummation of the Merger, Medicus will become a wholly owned subsidiary of QuadraMed and each share of Medicus Common Stock issued and outstanding at the effective time of the Merger will be converted into the right to receive any of (i) a cash payment of $7.50 per share of Medicus Common Stock (the "Per Share Cash Amount"), (ii) 0.3125 shares (the "Exchange Ratio") of common stock, par value $.01 per share (the "QuadraMed Common Stock") of QuadraMed for each share of Medicus Common Stock, subject to adjustment and certain limitations as provided in the Merger Agreement or (iii) a combination of cash and QuadraMed Common Stock. If the QuadraMed Stock Value (as defined in "THE MERGER -- General") is less than $20.40, then QuadraMed may, at its sole discretion, elect to have all or any portion of the shares of Medicus Common Stock converted into cash. QuadraMed is obligated to issue no more than 1,800,000 shares of QuadraMed Common Stock pursuant to the Merger and pursuant to the exercise of warrants held by certain former stockholders of Medicus, which shares are subject to pro rata allocation in the event stock elections by Medicus stockholders and warrant exercises exceed the share limitation. Consummation of the Merger is subject to various conditions, including the affirmative vote of holders of a majority of the outstanding shares of Medicus Common Stock entitled to vote at the Special Meeting. See "SUMMARY," "THE STOCK PURCHASE AGREEMENTS AND WARRANTS," "THE MERGER AGREEMENT" and ANNEX A to this Proxy Statement/ Prospectus.


    A Form of Election and Letter of Transmittal ("Form of Election") with which Medicus stockholders can elect to receive the Per Share Cash Amount or QuadraMed Common Stock (or a combination thereof) for their shares of Medicus Common Stock is included with this Proxy Statement/Prospectus. Each holder of Medicus Common Stock must submit a Form of Election to State Street Bank and Trust Company (the
"Exchange Agent") by no later than 5:00 p.m. New York City time on        the
last business day prior to the Effective Time (the "Election Deadline"). Medicus stockholders who elect to receive cash in the Merger MUST return a properly completed and executed Form of Election. Failure to return a properly completed and executed Form of Election to the Exchange Agent by the Election Deadline will be treated as a Non-Election and result in that particular Medicus stockholder receiving shares of QuadraMed Common Stock in the Merger (subject to the QuadraMed Cash Election as defined in "SUMMARY -- THE MERGER -- Merger Consideration"). Medicus stockholders who wish to obtain information regarding possible adjustments to the Exchange Ratio prior to making their elections
should call the Exchange Agent at (800) 426-5523 prior to          , 1998 (two
days prior to the date of the Special Meeting). The Form of Election accompanying this Proxy Statement/Prospectus contains important information concerning the timing and procedures for making an election. Please read such materials carefully.


    THE MEDICUS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE MEDICUS STOCKHOLDERS. ACCORDINGLY, THE MEDICUS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF MEDICUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "SPECIAL FACTORS -- Recommendation of the Board of Directors of Medicus; Reasons for the Merger" and "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

    Proxies for the Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Voting Rights; Proxies."

    THE ABOVE MATTERS ARE DESCRIBED IN DETAIL IN THE PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO AND SHOULD READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DESCRIBED UNDER THE HEADINGS "RISK FACTORS" AND "SPECIAL FACTORS" BEGINNING ON PAGES 20 AND 29, RESPECTIVELY.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to stockholders of Medicus on or about April    , 1998.


    NEITHER THIS TRANSACTION NOR THE SECURITIES TO BE ISSUED IN THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1998.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS...........    4
SUMMARY.....................................................    5
  Parties to the Merger.....................................    5
  The Merger................................................    5
  Special Factors...........................................    8
  The Special Meeting.......................................   11
  Recommendation of the Medicus Board of Directors..........   12
  Risk Factors..............................................   12
  The QuadraMed Common Stock................................   12
  Comparative Per Share Prices..............................   13
  Comparative Historical and Combined Per Share Data........   15
  QuadraMed Selected Financial Data.........................   16
  Medicus Selected Financial Data...........................   17
  Unaudited Pro Forma Combined Selected Financial Data for
     QuadraMed and Medicus..................................   18
  Comparative Rights of Stockholders........................   19
  Recent Developments.......................................   19
RISK FACTORS................................................   20
  The Effect of QuadraMed Stock Price Fluctuations on Stock
     Consideration to Medicus Stockholders Electing to
     Receive QuadraMed Common Stocks; Comparison of Risks of
     the Selling Stockholders and Medicus Stockholders......   20
  History of Operating Losses; Uncertain Profitability......   21
  Potential Variability in Quarterly Operating Results......   21
  Integration of Acquired Companies into QuadraMed..........   22
  Dependence on Acquisitions Strategy.......................   22
  Risks Associated with Acquisitions; Need to Manage
     Changing Operations....................................   22
  Dependence on Key Personnel...............................   23
  Risks Related to Hospital and Managed Care Markets;
     Uncertainty in the Health Care Industry................   23
  Highly Competitive Market.................................   24
  New Product Development and System Enhancement............   24
  Limited Proprietary Rights; Risk of Infringement..........   24
  Risk of Product Defects; Failure to Meet Performance
     Criteria...............................................   25
  Year 2000.................................................   25
  Risk of Interruption of Data Processing...................   25
  Risks Related to Outsourcing Business.....................   26
  Government Regulation.....................................   26
  Risk of Product-Related Claims............................   26
  Risks Associated with Certain Investments.................   27
  Potential Effect of Anti-Takeover Provisions..............   27
  Shares Eligible for Future Sale; Possible Volatility of
     Stock Price............................................   27

                                                              PAGE
                                                              ----
SPECIAL FACTORS.............................................   29
  Background of the Merger..................................   29
  Purpose and Structure of the Merger.......................   31
  Source and Amount of Funds................................   31
  Certain Effects of the Merger; Plans for the Company After
     the Merger.............................................   32
  Recommendation of the Board of Directors of Medicus;
     Reasons for the Merger.................................   32
  Opinion of Medicus' Financial Advisor.....................   37
  Interests of Certain Persons in the Merger................   42
  Approval of the Board of Directors of QuadraMed; Reasons
     for the Merger.........................................   43
  Analysis of QuadraMed's Financial Advisor.................   47
  Federal Income Tax Consequences...........................   48
  Accounting Treatment......................................   48
  Certain Legal Matters.....................................   48
  Federal Securities Law Consequences.......................   49
  Listing...................................................   49
  Appraisal Rights..........................................   49
THE STOCK PURCHASE AGREEMENTS AND WARRANTS..................   52
THE SPECIAL MEETING.........................................   55
  Purpose of the Special Meeting............................   55
  Record Date; Voting Rights; Proxies.......................   55
  Solicitation of Proxies...................................   55
  Quorum....................................................   55
  Required Vote.............................................   56
THE MERGER..................................................   57
  General...................................................   57
  Effective Time............................................   58
  Election Procedures; Procedures for Surrender and Exchange
     of Certificates........................................   58
  Treatment of Stock Options and Outstanding Warrants.......   59
THE MERGER AGREEMENT........................................   59
  The Merger................................................   59
  Terms of the Merger.......................................   59
  Fractional Shares.........................................   60
  Limitation on Shares Issuable.............................   60
  Election for Shares or Cash...............................   60
  Surrender and Payment.....................................   61
  Conditions to Consummation of the Merger..................   62
  Representations and Warranties............................   64
  Conduct of Business Pending the Merger....................   64
  Covenants.................................................   65
  Effect on Employee Benefit Plans..........................   66
  No Solicitation...........................................   66
  Indemnification...........................................   67
  Termination; Expenses; Amendment; Waiver..................   68

                                                              PAGE
                                                              ----
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION
  OF QUADRAMED AND MEDICUS..................................   72
CERTAIN INFORMATION CONCERNING QUADRAMED....................   73
CERTAIN INFORMATION CONCERNING MEDICUS......................   73
COMPARISON OF STOCKHOLDER RIGHTS............................   74
CERTAIN TRANSACTIONS........................................   77
DIVIDEND INFORMATION........................................   77
LEGAL MATTERS...............................................   77
EXPERTS.....................................................   77


ANNEXES:


     Annex A -- Agreement and Plan of Reorganization, dated November 9, 1997, and Amendment No. 1 thereto dated February 26, 1998 and Amendment No. 2 thereto dated March 24, 1998, by and between QuadraMed and Medicus.


     Annex B -- Opinion of Volpe Brown Whelan & Company, LLC.

     Annex C -- Section 262 of the Delaware General Corporation Law.

     Annex D -- Medicus' Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

     Annex E -- Medicus' Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1997.

                             AVAILABLE INFORMATION

     QuadraMed and Medicus are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). QuadraMed and Medicus have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions described in this Proxy Statement/Prospectus (the "Schedule 13E-3"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain exhibits contained in the Schedule 13E-3. Copies of the Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Web site can be accessed at http://www.sec.gov. In addition, material filed by QuadraMed and material filed by Medicus can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Proxy Statement/Prospectus is a part, and which QuadraMed has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to QuadraMed and Medicus and the securities of QuadraMed offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by QuadraMed with the Commission under Sections 13(d), 14 and 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

      1. Proxy Statement on Schedule 14A filed January 16, 1998;


      2. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;



      3. Current Report on Form 8-K dated December 29, 1997 and filed January 13, 1998;



      4. Current Report on Form 8-K dated February 4, 1998 and filed February 18, 1998;



      5. Current Report on Form 8-K dated April 24, 1997 and filed May 9, 1997 and amendments thereto filed July 8, 1997 and March 10, 1998, respectively;



      6. Current Report on Form 8-K dated September 29, 1997 and filed October 14, 1997, and amendment thereto filed March 10, 1998; and



      7. The description of QuadraMed Common Stock set forth in QuadraMed's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.


     The following documents filed by Medicus with the Commission under Sections 13(d) and 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1. Annual Report on Form 10-K, and amendment thereto, for the fiscal year ended May 31, 1997 (the "Medicus Annual Report");

     2. Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997;

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1997 (the "Medicus Second Quarter 10-Q"); and


     4. Current Report on Form 8-K dated November 9, 1997 and filed November 12, 1997.


     In accordance with the rules and regulations of the Commission, the Medicus Annual Report and the Medicus Second Quarter 10-Q are being delivered together with this Proxy Statement/Prospectus and are attached hereto as Annex D and Annex E, respectively.

     All reports and definitive proxy or information statements filed by QuadraMed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/ Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF MEDICUS COMMON STOCK, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO KEITH M. ROBERTS, QUADRAMED CORPORATION, 80 E. SIR FRANCIS DRAKE BLVD., SUITE 2A, LARKSPUR, CALIFORNIA, 94939 (TEL. 415/461-7725). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS
RELATES, ANY SUCH REQUEST SHOULD BE MADE BY           , 1998.


     All information contained in this Proxy Statement/Prospectus relating to QuadraMed has been supplied by QuadraMed, and all information relating to Medicus has been supplied by Medicus.

               INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS


     Certain of the statements contained in this Proxy Statement/Prospectus and in documents incorporated herein by reference may be considered forward-looking including, without limitation, (i) the statements in "SUMMARY -- Comparative Historical and Combined Per Share Data," "-- Unaudited Pro Forma Combined Selected Financial Data for QuadraMed and Medicus" and "UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION OF QUADRAMED AND MEDICUS," (ii) the statements in "SPECIAL FACTORS -- Certain Effects of the Merger; Plans for the Company after the Merger," (iii) the statements in "SPECIAL
FACTORS -- Recommendation of the Board of Directors of Medicus; Reasons for the Merger," "-- Opinion of Medicus' Financial Advisor" and "-- Analysis of QuadraMed's Financial Advisor" concerning, among other things, prospective considerations that the respective boards of directors took into account in arriving at their respective recommendations in favor of the Merger and (iv) variations of the foregoing statements whenever they appear in this Proxy Statement/ Prospectus and the documents incorporated herein by reference. Forward-looking statements are made based upon either QuadraMed's or Medicus' current expectations and beliefs concerning future developments and their potential effects upon QuadraMed and Medicus, respectively. There can be no assurance that future developments affecting either QuadraMed or Medicus will be those anticipated by their respective managements. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including those discussed in "RISK FACTORS."


     While Medicus and QuadraMed each reassess material trends and uncertainties affecting each company's financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in each company's quarterly and annual reports, neither Medicus nor QuadraMed intends to review or revise any particular forward-looking statement made in this Proxy Statement/Prospectus or incorporated herein by reference.

     The information referred to above should be considered by Medicus stockholders when reviewing any forward-looking statements contained in this Proxy Statement/Prospectus, in any documents incorporated herein by reference, in any of QuadraMed's or Medicus' public filings or press releases or in any oral statements made by either Medicus or QuadraMed or any of their respective officers or other persons acting on their behalf.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. The Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Medicus stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Annexes. As used in this Proxy Statement/Prospectus, the terms "QuadraMed" and "Medicus" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

     This Proxy Statement/Prospectus contains forward-looking statements about future results which are subject to risks and uncertainties. See "Information Concerning Forward-Looking Statements." Medicus stockholders should consider carefully the information set forth herein under the headings "Risk Factors" and "Special Factors" in addition to the other information presented herein.

                             PARTIES TO THE MERGER

QUADRAMED

     QuadraMed Corporation, a Delaware corporation ("QuadraMed"), develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. QuadraMed's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support solutions for both providers and payors. In addition, QuadraMed provides business office outsourcing and cash flow management services.

     QuadraMed's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939 and its telephone number is (415) 461-7725. See "CERTAIN INFORMATION CONCERNING QUADRAMED."

MEDICUS

     Medicus Systems Corporation, a Delaware corporation ("Medicus"), develops, markets, and supports a family of specialized integrated software products utilized by healthcare financial administrators, physicians and nursing executives, as well as health information and other administrative departments to capture, structure and analyze clinical, operational and financial information. Medicus' specialized software applications and services allow these professionals to measure, monitor and manage organizational performance and optimize outcomes. Medicus also provides product-related maintenance and support services. Clients include hospitals, academic medical centers, managed care organizations, community care networks, integrated health systems, primary care and multi-specialty physician groups, government agencies, and other organizations.

     Medicus' executive offices are located at One Rotary Center, Suite 1111, Evanston, Illinois, 60201 and its telephone number is (847) 570-7500. See "CERTAIN INFORMATION CONCERNING MEDICUS."

                                   THE MERGER


     QuadraMed and Medicus have entered into an Agreement and Plan of Reorganization, dated as of November 9, 1997 and amended as of February 26, 1998 and March 24, 1998 (the "Merger Agreement"), a copy of which is attached hereto as Annex A, whereby a wholly owned subsidiary of QuadraMed ("Merger Sub") will be merged with and into Medicus (the "Merger"). As a result of the Merger, Medicus will become a wholly owned subsidiary of QuadraMed. See "THE MERGER."

MERGER CONSIDERATION


     At the Effective Time, each share of Medicus Common Stock issued and outstanding (other than any shares of Medicus Common Stock owned by Medicus as treasury stock or owned by QuadraMed) will be canceled and extinguished and be converted automatically into the right to receive (i) $7.50 in cash, without interest (the "Per Share Cash Amount"); or (ii) 0.3125 shares of QuadraMed Common Stock (the "Exchange Ratio"), subject to adjustment and limitations as described below; or (iii) a combination of shares of QuadraMed Common Stock and
cash. As of April 8, 1998, there were           shares of Medicus Common Stock
issued and outstanding, of which 3,111,105 shares are owned by QuadraMed. The Exchange Ratio is subject to the following adjustments: (1) if the QuadraMed Stock Value (as defined below) exceeds $27.60, then the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and (2) if the QuadraMed Stock Value is less than $24.00, then the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value. For purposes hereof, the "QuadraMed Stock Value" shall be equal to the average of the closing prices of QuadraMed Common Stock during the fifteen
(15) days prior to the second day prior to the date of the Special Meeting.


     In addition, if the QuadraMed Stock Value is less than $20.40, then QuadraMed may, at its sole discretion, elect to have all or any portion of the shares of Medicus Common Stock converted into the Per Share Cash Amount (the "QuadraMed Cash Election"). In the event of a QuadraMed Cash Election in which less than all of the outstanding shares of Medicus Common Stock will be converted into cash, the shares of Medicus Common Stock to be converted into cash as a result of the QuadraMed Cash Election will be selected pro rata according to the number of shares with respect to which a Stock Election (as defined in "THE MERGER -- General") has been made. The amounts paid in the Merger in exchange for shares of Medicus Common Stock shall be referred to herein as the "Merger Consideration." See "THE MERGER AGREEMENT -- Terms of the Merger."

     The following table illustrates the Exchange Ratio in the Merger at various QuadraMed Stock Values:

QUADRAMED STOCK VALUE   EXCHANGE RATIO
---------------------   --------------
       $15.00               .5000
       $20.00               .3750
       $20.40               .3676
       $24.00               .3125
       $27.60               .3125
       $30.00               .2875
       $35.00               .2464


     As a further example, if the Special Meeting had been held on April 8, 1998, the QuadraMed Stock Value (calculated based on the 15 trading days
commencing             , 1998 and ending             , 1998) would have been
$     , resulting in an Exchange Ratio of      .


     Medicus stockholders who elect to receive QuadraMed Common Stock in the Merger may receive the equivalent of $8.625 per share of Medicus Common Stock in the Merger if the QuadraMed Stock Value exceeds $27.60. While this amount represents a premium over the $7.50 per share in cash received by stockholders electing to receive cash in the Merger, stockholders electing to receive QuadraMed Common Stock should be aware that QuadraMed's market price may vary significantly as further described in "RISK FACTORS."

PRIOR PURCHASE OF MEDICUS COMMON STOCK BY QUADRAMED


     On November 9, 1997, QuadraMed and certain stockholders of Medicus, including certain members of the Medicus Board of Directors (the "Selling Stockholders") entered into Stock Purchase Agreements pursuant to which QuadraMed acquired 3,111,105 shares of Medicus Common Stock, or [56.6%] of the issued and outstanding shares of Medicus Common Stock as of April 8, 1998. In consideration for the sale of the Medicus Common Stock to QuadraMed, QuadraMed agreed to pay to the Selling Stockholders $7.50 per share, in cash, without interest, together with a warrant (the "Warrant") entitling the Selling

Stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24.00 per share (the closing price of the QuadraMed Common Stock on the last trading day prior to the execution of the Stock Purchase Agreements), subject to adjustments and certain limitations. These Warrants are exercisable only at the Effective Time of the Merger and will expire to the extent not exercised. The aggregate purchase price paid by QuadraMed to the Selling Stockholders was approximately $23.3 million in cash plus Warrants to purchase an aggregate of 972,220 shares of QuadraMed Common Stock. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."


LIMITATION ON SHARES ISSUABLE

     In no event shall the aggregate number of shares of QuadraMed Common Stock which QuadraMed is obligated to issue (i) upon the exercise of Warrants and (ii) in exchange for outstanding shares of Medicus Common Stock exceed a total of 1,800,000 shares. In the event that the aggregate number of shares of QuadraMed Common Stock that holders of Warrants and holders of Medicus Common Stock have elected to receive as described in clauses (i) and (ii) in the immediately preceding sentence exceeds 1,800,000 shares, QuadraMed shall only be required to issue 1,800,000 shares of QuadraMed Common Stock and such holders shall be entitled to receive shares of QuadraMed Common Stock equal to each holder's pro rata portion of the total amount of shares issued by QuadraMed as described in clauses (i) and (ii), based on the total number of shares each holder elected to receive and in the case of clause (ii), such holders shall receive the remaining Merger Consideration to which they are entitled in cash. See "THE MERGER AGREEMENT -- Limitation on Shares Issuable."

TREATMENT OF STOCK OPTIONS AND OUTSTANDING WARRANTS

     At the Effective Time, the obligations under the Medicus Stock Option Plans (as defined in "THE MERGER AGREEMENT -- Terms of the Merger") and the Stock Subscription Warrant dated March 1,
1996 issued by Medicus to TriHealth, Inc. (the "TriHealth Warrant") will be assumed by QuadraMed and shall continue to have, and be subject to, the same terms and conditions set forth therein, except that (i) each of the assumed options and warrants will be exercisable for that number of whole shares of QuadraMed Common Stock equal to the product of the number of shares of Medicus Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by 0.3565, rounded down to the nearest whole number of shares of QuadraMed Common Stock, (ii) an aggregate of 683,000 options granted under the Medicus 1994 Directors' Stock Option Plan, the Medicus 1996 C.E.O. Stock Option Plan, the Medicus 1996 C.E.O. Replacement Stock Option Plan and the Medicus 1996 C.E.O. Special Stock Option Plan (the "Director Options") shall be fully vested and shall remain exercisable for a period of three years after (a) termination of employment, in the case of options held by Patrick C. Sommers, formerly the President and Chief Executive Officer of Medicus, and (b) the Effective Time in the case of other Director Options and (iii) the per share exercise price for the shares of QuadraMed Common Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Medicus Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by 0.3565, rounded up to the nearest whole cent. See "THE MERGER -- Treatment of Stock Options and Outstanding Warrants" and "THE MERGER AGREEMENT -- Terms of the Merger."

     At the Effective Time, certain warrants issued by Medicus to Richard C. Jelinek, a director of Medicus, and a trust for his benefit (the "Jelinek Warrants") shall be purchased and cancelled by QuadraMed in exchange for QuadraMed Common Stock with an aggregate value of $1.12 million. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

ELECTION FOR SHARES OR CASH


     Each record holder of Medicus Common Stock may elect to receive cash, shares of QuadraMed Common Stock or a combination of both by submitting a Form of Election to the Exchange Agent no later than the Election Deadline of [DATE]. Record holders who indicate no preference on the Form of Election or who do not submit a Form of Election prior to the Election Deadline will automatically have their shares of

Medicus Common Stock converted into the right to receive shares of QuadraMed Common Stock at the Effective Time. See "THE MERGER -- Election Procedures; Procedures for Exchange of Certificates" and "THE MERGER AGREEMENT -- Election for Shares or Cash."

SURRENDER OF STOCK CERTIFICATES


     Included with the mailing of this Proxy Statement/Prospectus each holder of record of Medicus Common Stock will receive a Form of Election and Letter of Transmittal ("Form of Election"). The Form of Election will contain instructions with respect to the surrender of certificates formerly representing Medicus Common Stock to be exchanged for QuadraMed Common Stock and/or cash. See "THE MERGER -- Election Procedures; Procedures for Exchange of Certificates."


CONDITIONS TO THE MERGER; TERMINATION

     Consummation of the Merger is subject to various conditions, including but not limited to: (i) obtaining requisite stockholder approval; (ii) the continued effectiveness of the Registration Statement; (iii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (iv) obtaining requisite governmental approvals; (v) filing an application for listing of additional shares issued in the Merger by QuadraMed with the Nasdaq National Market, (vi) the accuracy of each party's representations; and (vii) each party's performance of its covenants. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."


     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Medicus, the Merger Agreement may be terminated: (i) by mutual consent of QuadraMed and Medicus; (ii) by either QuadraMed or Medicus, if, without fault of the terminating party, the closing of the Merger shall not have occurred on or before July 31, 1998 (or such later date as may be agreed upon in writing by the parties); (iii) by QuadraMed, if (a) Medicus shall breach any of its representations, warranties or obligations and such breach shall not have been cured within ten business days of receipt by Medicus of written notice of such breach, or (b) the Board of Directors of Medicus shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to QuadraMed or shall have resolved to do any of the foregoing; (iv) by Medicus, if QuadraMed shall breach any of its representations, warranties or obligations and such breach shall not have been cured within ten days following receipt by QuadraMed of written notice of such breach; or (v) by either QuadraMed or Medicus if (a) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (b) if any required approval of the stockholders of Medicus shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.


                                SPECIAL FACTORS

     Holders of Medicus Common Stock, in voting on the Merger, should consider special factors associated with the Merger. See "SPECIAL FACTORS."

BACKGROUND OF THE MERGER

     For a description of events leading to the adoption and approval of the Merger Agreement by the Boards of Directors of QuadraMed and Medicus, see "SPECIAL FACTORS -- Background of the Merger."

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is for QuadraMed to acquire the entire equity interest in Medicus. Because holders of Medicus Common Stock have the right to elect to receive QuadraMed Common Stock, they will have the opportunity to maintain an indirect equity interest in Medicus.

SOURCE AND AMOUNT OF FUNDS

     If all Medicus stockholders elect to receive cash in the Merger and assuming no current Medicus option holders exercise options to purchase Medicus Common Stock, approximately $17.9 million will be required to pay such consideration. In addition, QuadraMed will pay fees and expenses of approximately $2.2 million in connection with the Merger. The cash required in connection with the Merger will be provided by current cash resources of QuadraMed.

     In connection with its purchase of 3,111,105 shares of Medicus Common Stock, QuadraMed paid cash to the Selling Stockholders of approximately $23.3 million, which amount was funded by QuadraMed's existing cash resources.

CERTAIN EFFECTS OF THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

     Following the Merger, QuadraMed will own 100% of the outstanding capital stock of the Surviving Corporation (as defined in "THE MERGER AGREEMENT -- The Merger"). As such, QuadraMed will be the direct beneficiary of any future earnings and growth of the Surviving Corporation, and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. Upon the consummation of the Merger, each share of Medicus Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Medicus Common Stock owned by Medicus or QuadraMed) will be cancelled and extinguished and be converted into the right to receive the Merger Consideration and the stockholders of Medicus will cease to have any direct ownership interest in Medicus.

     As a result of the Merger, (i) the Surviving Corporation will be privately held; (ii) there will be no market for the Medicus Common Stock; (iii) the Medicus Common Stock will cease to be listed on the Nasdaq National Market; and
(iv) the registration of the Medicus Common Stock under the Exchange Act will be terminated and Medicus will no longer be required to file periodic reports with the Commission.

     See "SPECIAL FACTORS -- Certain Effects of the Merger; Plans for the Company After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Medicus with respect to the Merger, holders of Medicus Common Stock should be aware that certain members of Medicus' management and members of the Medicus Board of Directors have certain interests in the Merger, in addition to those of Medicus' stockholders generally. The Board of Directors of Medicus was aware of these interests when it considered and approved the Merger and the Merger Agreement.

     Patrick C. Sommers, the former President and Chief Executive Officer of Medicus, received a bonus payment of $750,000 from Medicus in connection with QuadraMed's acquisition of Medicus. In addition, Mr. Sommers, whose employment as President and Chief Executive Officer of Medicus terminated on February 28, 1998, will receive a lump-sum severance payment in the amount of $250,000. Additionally, Mr. Sommers will continue to receive medical benefits, at QuadraMed's expense, for a period of one year following his termination. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, the obligations under the Medicus Stock Option Plans and the TriHealth Warrant will be assumed by QuadraMed and shall continue to have, and be subject to, the same terms and conditions set forth therein, except that (i) each of the assumed options and warrants will be exercisable for that number of whole shares of QuadraMed Common Stock equal to the product of the number of shares of Medicus Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by 0.3565, rounded down to the nearest whole number of shares of QuadraMed Common Stock, (ii) Director Options shall be fully vested and shall remain exercisable for a period of three years after (a) termination of employment, in the case of options held by Mr. Sommers and (b) the Effective Time in the case of other Director Options and (iii) the per share exercise price for the shares of QuadraMed Common Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Medicus Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by 0.3565, rounded up to the nearest whole cent.

     At the Effective Time of the Merger, QuadraMed will purchase and cancel the Jelinek Warrants in exchange for shares of QuadraMed Common Stock with an aggregate value of $1.12 million. The number of shares of QuadraMed Common Stock issuable in exchange for the Jelinek Warrants will be determined by dividing $1.12 million by the QuadraMed Stock Value as defined in the Merger Agreement. If at the Effective Time of the Merger, the QuadraMed Stock Value exceeds $27.60, then the number of shares of QuadraMed Common Stock issuable upon cancellation of the Jelinek Warrants shall be equal to $1.12 million divided by $27.60. If at the Effective Time of the Merger, the QuadraMed Stock Value is less than $20.40, then the number of shares of QuadraMed Common Stock issuable upon cancellation of the Jelinek Warrants shall be equal to $1.12 million divided by $20.40.

     Concurrent with the execution of the Merger Agreement, certain stockholders of Medicus (including Richard C. Jelinek, William G. Brown, Jon E.M. Jacoby, Gail L. Warden and Dorsey R. Gardner, all of whom are members of the Medicus Board of Directors) sold their shares of Medicus Common Stock to QuadraMed pursuant to stock purchase agreements, each dated as of November 9, 1997. The consideration paid by QuadraMed for such shares was $7.50 per share in cash plus a warrant to purchase 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold. The warrants are exercisable only at the Effective Time of the Merger at a price of $24.00 per share (the closing price of the QuadraMed Common Stock on the last trading day prior to the execution of the stock purchase agreements), subject to certain adjustments and limitations. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger" and "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Merger Consideration for shares of Medicus Common Stock will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. A Medicus stockholder will generally recognize gain or loss equal to the difference between (i) the amount of cash, and, in the case of Medicus stockholders receiving QuadraMed Common Stock, the fair market value of QuadraMed Common Stock that the stockholder receives as a result of the Merger and (ii) the stockholder's adjusted tax basis in the shares of Medicus Common Stock that the stockholder exchanges in the Merger. Medicus will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "SPECIAL FACTORS -- Federal Income Tax Consequences."

     MEDICUS STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP"). This method will require the allocation of the purchase price to the various assets acquired and liabilities assumed based on the fair market values of those assets and liabilities.


     QuadraMed received a valuation of certain intangible assets which will be acquired in the Merger which indicated that $38,500,000 of the intangible assets to be acquired consist of in-process research and development. In the opinion of management, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future use. Accordingly, QuadraMed recorded a non-recurring charge of $38,500,000 in its fourth quarter ended December 31, 1997. The remaining intangible assets are expected to be amortized over a five- to seven-year period.

CERTAIN LEGAL MATTERS

     No federal or state regulatory requirements or approvals (other than those which arose in connection with the registration of QuadraMed Common Stock to be issued in the Merger and certain notice filings after the Effective Time) must be complied with or obtained in connection with the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All QuadraMed Common Stock issued in connection with the Merger will be freely transferable, except that any QuadraMed Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Medicus or QuadraMed prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Medicus, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of QuadraMed, or as otherwise permitted under the Securities Act. See "SPECIAL FACTORS -- Federal Securities Law Consequences."

LISTING

     It is a condition to the obligations of QuadraMed and Medicus to consummate the Merger that application shall have been made to the Nasdaq National Market to list the shares of QuadraMed Common Stock to be issued in connection with the Merger.

APPRAISAL RIGHTS

     Record holders of Medicus Common Stock are entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), which is reprinted in its entirety as Annex C to this Proxy Statement/Prospectus. A person having a beneficial interest in shares of Medicus Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock (who was a stockholder on the record date for such meeting) for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262.

     THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE NOTICE TO THE RECORD HOLDERS OF MEDICUS COMMON STOCK THAT APPRAISAL RIGHTS ARE AVAILABLE. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX C CAREFULLY, BECAUSE FAILURE TO TIMELY AND STRICTLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL. SEE "SPECIAL FACTORS -- APPRAISAL RIGHTS" AND ANNEX C.

                              THE SPECIAL MEETING

TIME, PLACE AND DATE


     A special meeting of the stockholders of Medicus will be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market,
Conference Room 2852 San Francisco, California, on           , 1998, at 10:00
a.m., local time (including any and all adjournments or postponements thereof, the "Special Meeting").

PURPOSE OF THE MEETING

     At the Special Meeting, holders of Medicus Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Merger. As a result of the Merger, Medicus will become a wholly owned subsidiary of QuadraMed. Stockholders of Medicus will also consider and vote upon any other matter that may properly come before the Special Meeting. See "THE SPECIAL MEETING."

VOTE REQUIRED; RECORD DATE


     Approval of the Merger Agreement and the consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Medicus Common Stock entitled to vote at the Special Meeting. Holders of Medicus Common Stock are entitled to one vote per share. Only holders of Medicus Common Stock at the close of business on April 8, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On April 8, 1998, there were ________ shares of Medicus Common Stock outstanding and entitled to vote. See "THE SPECIAL MEETING."



     QuadraMed, which acquired 3,111,105 shares of Medicus Common Stock on November 9, 1997 pursuant to stock purchase agreements with certain stockholders of Medicus, will vote its shares of Medicus Common Stock in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of April 8, 1998. QuadraMed owned [56.6%] of the issued and outstanding shares of Medicus Common Stock. As a result, QuadraMed's affirmative vote for approval and adoption of the Merger Agreement is sufficient to approve the Merger. The Merger Agreement does not require that the Merger be approved by a majority of the unaffiliated Medicus stockholders. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS," "THE SPECIAL MEETING" and "THE MERGER."


                RECOMMENDATION OF THE MEDICUS BOARD OF DIRECTORS

     THE MEDICUS BOARD OF DIRECTORS (I) UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE MEDICUS STOCKHOLDERS, (II) HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND (III) UNANIMOUSLY RECOMMENDS THAT THE MEDICUS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER. THE PRIMARY FACTORS CONSIDERED AND RELIED UPON BY THE MEDICUS BOARD OF DIRECTORS IN REACHING ITS RECOMMENDATION ARE DESCRIBED IN "SPECIAL FACTORS -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF MEDICUS; REASONS FOR THE MERGER."

                                  RISK FACTORS

     Holders of Medicus Common Stock should consider risks associated with the Merger and with holding QuadraMed Common Stock before voting to approve and adopt the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. See "RISK FACTORS."

                           THE QUADRAMED COMMON STOCK


     At March 31, 1997, the authorized capital stock of QuadraMed consisted of:
(i) 20,000,000 shares of common stock, par value $.01 per share, of which 12,594,217 shares were issued and outstanding and ________ shares were issuable with respect to options, warrants, convertible debt and similar rights to acquire shares of QuadraMed Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. It is anticipated that at the Effective Time, assuming issuance of 1,800,000 shares of QuadraMed Common Stock pursuant to the Merger Agreement and the exercise of the Warrants, approximately 1,800,000 shares of QuadraMed Common Stock will be issued to the holders of

Medicus Common Stock and the Warrants, and an additional 570,827 shares of QuadraMed Common Stock will be issuable upon the exercise of options which were previously granted under the Medicus Stock Option Plans and the TriHealth Warrant. In addition, up to 54,902 shares of QuadraMed Common Stock will be issued upon the purchase and cancellation of the Jelinek Warrants. The 2,425,729 shares of QuadraMed Common Stock issuable in connection with these transactions would represent approximately 14.5% of QuadraMed's outstanding Common Stock (on a fully-diluted basis) following the Merger based on QuadraMed's outstanding Common Stock and other rights to aquire QuadraMed Common Stock outstanding as of December 31, 1997. QuadraMed Common Stock trades on the Nasdaq National Market under the symbol "QMDC."

                          COMPARATIVE PER SHARE PRICES

QUADRAMED MARKET PRICE DATA

     QuadraMed's Common Stock has been quoted on the Nasdaq National Market since October 10, 1996 under the symbol "QMDC." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for QuadraMed Common Stock for the periods indicated.


                                                             HIGH        LOW
                                                             ----        ---
Year Ended December 31, 1996
  Fourth Quarter (October 10, 1996 through December 31,
     1996).................................................  $13 1/2     $ 8 9/16
Year Ended December 31, 1997
  First Quarter............................................   12 1/4       9 5/8
  Second Quarter...........................................   10 5/8       6 3/4
  Third Quarter............................................   20           6 3/4
  Fourth Quarter...........................................   27 1/2      17
Year Ending December 31, 1998
  First Quarter............................................   35 1/4      18 15/16



     As of March 25, 1998, there were approximately 143 holders of record of QuadraMed's Common Stock. QuadraMed believes that the number of beneficial holders of QuadraMed Common Stock substantially exceeds this number.


MEDICUS MARKET PRICE DATA

     Medicus' Common Stock has been quoted on the Nasdaq National Market since March 1, 1996 under the symbol "MECS." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Medicus Common Stock for the periods indicated:

                                                             HIGH        LOW
                                                             ----        ---
Year Ended May 31, 1996
  Fourth Quarter...........................................   $8         $5 1/4
Year Ended May 31, 1997
  First Quarter............................................    6 1/2      4 3/4
  Second Quarter...........................................    6 5/16     4 1/2
  Third Quarter............................................    7 1/2      4 3/8
  Fourth Quarter...........................................    6 1/2      5 1/4
Year Ending May 31, 1998
  First Quarter............................................    5 7/8      4
  Second Quarter...........................................    7 3/8      4 9/16
  Third Quarter (through             ).....................

     There were 200 holders of record of Medicus' Common Stock as of March 2, 1998.

RECENT CLOSING PRICES

     The following table sets forth the closing prices per share of QuadraMed Common Stock and Medicus Common Stock on the Nasdaq National Market on November 7, 1997, the last trading day before announcement of the proposed Merger, and on
[               ], the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices for Medicus Common Stock based on the QuadraMed Common Stock prices:

                                                                          MEDICUS
                                   QUADRAMED STOCK    MEDICUS STOCK    EQUIVALENT(1)
                                   ---------------    -------------    -------------
November 7, 1997.................      $24.00             $5.50            $7.50
[          , 1998]...............      $ [  ]             $ [ ]            $ [ ]

---------------
(1) Represents the equivalent of one share of Medicus Common Stock calculated by multiplying the price per share of QuadraMed Common Stock by the Exchange Ratio.

               COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

     The following historical earnings (loss) per share and stockholders' equity per share of QuadraMed and Medicus, and pro forma loss per share and stockholders' equity per share give effect to the Merger as though it occurred at the beginning of each period for earnings (loss) per share purposes and as of the indicated balance sheet date for purposes of stockholders' equity per share information. The equivalent pro forma loss per share and stockholders' equity per share is based upon an assumed share exchange ratio of 0.3125 provided by the Merger Agreement as discussed in the footnotes below. The comparative historical and combined per share data are not necessarily indicative of the results that actually would have occurred if the Merger had been completed at the beginning of the periods presented or which may be expected in the future. The combined financial information should be read in conjunction with the historical consolidated financial statements of QuadraMed and Medicus incorporated by reference herein and in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements of QuadraMed and Medicus included elsewhere herein. See "UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION OF QUADRAMED AND MEDICUS."


     Pro Forma combined stockholders' equity per QuadraMed and Medicus share have not been included as the effect of the transaction is included in QuadraMed's stockholders' equity as of December 31, 1997.



     Estimated direct costs of the Merger are approximately $2.6 million. Other costs of consolidation have not been determined and are not included in pro forma combined loss per share for the periods indicated. Such amounts are not expected to be significant to the combined operations of the companies.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Historical earnings (loss) per share:
  Quadramed.................................................     $(4.91)
  Medicus(3)................................................     $(1.11)
Pro forma combined loss per QuadraMed share.................     $(1.60)
Pro forma combined loss per equivalent
  Medicus share(1)..........................................     $(0.50)



                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Historical stockholders' equity per share:
  QuadraMed(2)..............................................     $4.89
  Medicus(2)(4).............................................     $1.29


---------------
(1) The Medicus equivalent pro forma combined loss per share and equivalent pro forma stockholders' equity per share represents the pro forma combined loss per share and pro forma combined stockholders' equity per share, respectively, multiplied by an assumed share exchange ratio of 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock. For purposes of the above calculations, it is also assumed that all shares of Medicus Common Stock will be exchanged for shares of QuadraMed Common Stock in the Merger.

(2) The historical stockholders' equity per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period.


(3) The Medicus historical loss per share is for the twelve month period ended November 30, 1997.



(4) The historical stockholders' equity per share is as of November 30, 1997.

                       QUADRAMED SELECTED FINANCIAL DATA


     The following table sets forth the selected financial data of QuadraMed for each fiscal year in the five-year period ended December 31, 1997. Such data for the annual periods have been derived from, and should be read in conjunction with, QuadraMed's audited consolidated financial statements contained in QuadraMed's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997 and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."



     QuadraMed's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.



                                                                     YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                           1993     1994      1995      1996      1997
                                                           -----   -------   -------   -------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..............................................   $ 517   $ 6,102   $ 7,603   $19,088   $44,926
  Income (loss) from operations.........................    (793)   (4,780)   (9,337)      497   (43,045)
  Net income (loss).....................................    (804)   (4,865)   (9,434)      153   (42,529)
                                                           -----   -------   -------   -------   -------
  Basic and diluted net income (loss) per share.........   $  --   $    --   $    --   $  0.03   $ (4.91)
                                                           =====   =======   =======   =======   =======



                                                                       AS OF DECEMBER 31,
                                                         -----------------------------------------------
                                                          1993      1994      1995      1996      1997
                                                         -------   -------   -------   -------   -------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)...........................   $(1,866)  $(1,494)  $(6,372)  $18,357   $23,578
  Total assets........................................     2,123     2,801     9,533    29,569    99,213
  Stockholders' equity (deficit)......................      (667)   (1,457)   (5,817)   24,893    58,237

                        MEDICUS SELECTED FINANCIAL DATA

     The following table sets forth the selected financial data of Medicus for each fiscal year in the five-year period ended May 31, 1997 and for the six months ended November 30, 1997. Such data for the annual fiscal periods have been derived from, and should be read in conjunction with, Medicus' audited consolidated financial statements contained in Medicus' Annual Report on Form 10-K, and amendment thereto, for the period then ended which is attached hereto as Annex D and incorporated herein by reference. Such data for the six months ended November 30, 1997 have been derived from, and should be read in conjunction with, Medicus' unaudited financial statements contained in Medicus' Form 10-Q for the period then ended which is attached hereto as Annex E and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." Interim unaudited data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

     Results of operations for the six months ended November 30, 1997 are not necessarily indicative of results of operations for the entire year or predictive of future periods.

                                                                                        SIX MONTHS
                                                                                           ENDED
                                                  YEAR ENDED MAY 31,                   NOVEMBER 30,
                                    -----------------------------------------------   ---------------
                                     1993      1994      1995      1996      1997      1996     1997
                                    -------   -------   -------   -------   -------   ------   ------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
  Revenues........................  $18,140   $21,337   $22,507   $19,794   $18,270   $9,360   $8,388
  Operating income (loss).........    3,226     4,379     3,540    (7,445)   (7,356)     391   (2,263)
  Net income (loss)...............    2,117     3,225     3,025    (3,726)   (4,220)     504   (1,392)
Net income (loss) per common
  share(1)........................       --        --        --        --   $ (0.70)  $ 0.08   $(0.25)
Pro forma earnings (loss) per
  common share(1).................  $  0.39   $  0.51   $  0.45   $ (0.57)       --       --       --

                                                         AS OF MAY 31,                       AS OF
                                        -----------------------------------------------   NOVEMBER 30,
                                         1993      1994      1995      1996      1997         1997
                                        -------   -------   -------   -------   -------   ------------
BALANCE SHEET:
  Working capital.....................  $ 9,411   $21,984   $17,150   $12,627   $ 2,090     $   859
          Total assets................   17,805    35,510    30,882    27,689    22,849      24,140
  Stockholders' equity................   11,461    25,575    22,304    18,201     9,502       8,357

---------------

(1) Loss per common share and pro forma earnings (loss) per common share are based upon the actual capital structure of Medicus since March 1, 1996, and the capital structure of Medicus' predecessor prior to March 1, 1996.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                           FOR QUADRAMED AND MEDICUS


     The following unaudited pro forma combined selected financial data for QuadraMed and Medicus give effect to the Merger as though it occurred at the earliest period presented for statement of operations purposes. Balance sheet data has not been presented, as the transaction is already reflected in QuadraMed balance sheet as of December 31, 1997. The unaudited pro forma combined selected financial data is not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the dates indicated or which may be expected in the future. Such unaudited pro forma combined selected financial data should be read in conjunction with the audited historical consolidated financial statements and notes thereto of QuadraMed and Medicus incorporated by reference herein and in conjunction with UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION OF QUADRAMED AND MEDICUS."



                                                                         TEN MONTHS
                                           TWELVE MONTHS ENDED             ENDED
                                            DECEMBER 31, 1997         OCTOBER 31, 1996
                                       ----------------------------   ----------------
                                       HISTORICAL        PRIOR           HISTORICAL       PRO FORMA    PRO FORMA
                                       QUADRAMED    ACQUISITIONS(1)       MEDICUS        ADJUSTMENTS   COMBINED
                                       ----------   ---------------   ----------------   -----------   ---------
Revenues.............................   $ 44,926        $ 4,328           $14,988                      $ 64,242
Operating expenses...................     87,971          5,484            24,457         $(36,436)      82,048
Income (loss) from operations........    (43,045)        (1,728)           (9,469)          36,436      (17,806)
                                        --------        -------           -------         --------     --------
Net income (loss)....................   $(42,529)        (1,776)          $(5,991)                     $(13,860)
                                        ========        =======           =======                      ========
Based and diluted net income (loss)
  per share..........................   $  (4.91)                                                      $  (1.60)
                                        ========                                                       ========



---------------


(1) Includes pre-acquisition results of operations of Healthcare Revenue Management, Inc. ("HRM") for the eight months ended August 31, 1997, and the Synergy Companies ("Synergy") for the three months ended March 31, 1997, and related pro forma adjustments.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of Medicus stockholders currently are governed by Delaware law, Medicus' Amended and Restated Certificate of Incorporation, and Medicus' Bylaws. Upon consummation of the Merger, stockholders of Medicus may become stockholders of QuadraMed, which is also a Delaware corporation, and their rights as stockholders of QuadraMed would be governed by Delaware law, QuadraMed's Second Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and QuadraMed's Bylaws. For a comparison of the rights of Medicus stockholders and the rights of QuadraMed stockholders, see "COMPARISON OF STOCKHOLDER RIGHTS."

                              RECENT DEVELOPMENTS


  Acquisition of Rothenberg Health Systems Inc. and Healthcare Research Affiliates, Inc.


     On December 29, 1997, QuadraMed acquired Rothenberg Health Systems Inc. ("Rothenberg"), a provider of health care information systems, and Healthcare Research Affiliates, Inc. ("HRA"), a consulting company that specializes in HEDIS reporting, from Resource Health Partners, L.P. ("RHP") in two related merger transactions (referred to herein as the "RHP Mergers"). In the RHP Mergers, QuadraMed issued an aggregate of 1,588,701 shares of QuadraMed Common Stock, valued at approximately $37.9 million. The transaction will be treated as a pooling of interests for accounting purposes. Accordingly, QuadraMed's financial statements for the years ended December 31, 1996 and 1995 will be restated to include the historical results of Rothenberg, HRA and RHP. The financial statements of these entities and pro forma financial statements giving effect to these acquisitions have not been filed with the Securities and Exchange Commission and are not included in this proxy statement as their historical operations are not significant to the consolidated operations of QuadraMed. QuadraMed has agreed to register such shares for resale under the Securities Act. See "RISK FACTORS -- Shares Eligible for Future Sale; Possible Volatility of Stock Price; Low Trading Volume."

     Rothenberg is a provider of health care information systems designed to enable health care providers to efficiently manage the risks associated with managed care contracts. Rothenberg has a client base of more than 300 IPAs, medical groups, hospitals, MSOs, PHOs and integrated delivery systems that employ or contract with an estimated 40,000 providers of care, who, in turn, serve over an estimated 8,000,000 enrollees in 35 states. Rothenberg's primary product is EZ-CAP(R), a software product that is designed to validate enrollee eligibility, adjudicate claims based on specific benefit structures and ensure the accurate processing and payment of claims. See "RISK FACTORS -- Integration of Acquired Companies into QuadraMed" and "-- Risks Associated with Acquisitions; Need to Manage Changing Operations."


  Expansion of Compliance Business



     In the fall of 1997, QuadraMed introduced QuanTIM FACTS fraud and abuse compliance software in response to increased scrutiny of health care fraud. In January 1998, the Company entered into an agreement with Ernst & Young LLP ("E&Y") whereby E&Y's healthcare consulting group will use the FACTS product to provide retrospective reports detailing clients' coding and billing practice and compliance with government mandated guidelines. Through the relationship with E&Y, QuadraMed will have the opportunity to gain access to E&Y's 3,500 healthcare clients, including 2,000 hospitals. In addition, in February 1998, the Company formed a strategic relationship with Superior Consultant Holdings ("Superior") whereby Superior will both incorporate QuanTIM FACTS into its Medicare and Medicaid compliance programs and will exclusively endorse FACTS as a key component of its clients' ongoing compliance program.



     In February 1998, QuadraMed acquired Cabot Marsh Corporation ("Cabot Marsh") for $11.5 million in cash and stock. Cabot Marsh provides compliance consulting services and software that assess compliance risk to over 60 hospitals and 50 medical groups. The Company believes that the acquisition of Cabot Marsh positions QuadraMed as a leading provider in the field of compliance services, with a comprehensive product and service offering which includes compliance assessment, auditing and education through a team of over 100 credentialed healthcare professionals and attorneys utilizing a suite of compliance software products.

                                  RISK FACTORS

     Holders of Medicus Common Stock should consider carefully all of the information contained in this Proxy Statement/Prospectus, including the following risk factors, in evaluating the Merger:


THE EFFECT OF QUADRAMED STOCK PRICE FLUCTUATIONS ON STOCK CONSIDERATION TO MEDICUS STOCKHOLDERS ELECTING TO RECEIVE QUADRAMED COMMON STOCK; COMPARISON OF RISKS OF THE SELLING STOCKHOLDERS AND MEDICUS STOCKHOLDERS.



     The price of the QuadraMed Common Stock at the Effective Time of the Merger may vary significantly from the price as of the date of execution of the Merger Agreement or the date hereof or the date of the Special Meeting. These variances may be due to changes in the business, operations and prospects of QuadraMed or Medicus, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors. For example, between January 1, 1997 and March 31, 1998, the sales price of the QuadraMed Common Stock ranged from a high of $35.250 to a low of $6.75.


     Variances in the price of QuadraMed Common Stock will affect the QuadraMed Stock Value and therefore the Exchange Ratio and the amount of stock consideration received by Medicus stockholders who elect to receive QuadraMed Common Stock in the Merger. Specifically, the Exchange Ratio will be adjusted based on certain changes in the stock price of the QuadraMed Common Stock: (1) if the QuadraMed Stock Value exceeds $27.60, the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and
(2) if the QuadraMed Stock Value is less than $24.00, the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value. The "QuadraMed Stock Value" is equal to the average of the closing prices of QuadraMed Common Stock during the 15 days prior to the second day prior to the Special Meeting. Given the potential for market price variations discussed above and that the QuadraMed Stock Value will not be determined until two days prior to the Special Meeting, the QuadraMed Stock Value may be substantially more or less than the value of the QuadraMed Common Stock as of the date of execution of the Merger Agreement, the date hereof or the date of the Special Meeting.


     In addition, Medicus stockholders who elect to receive QuadraMed Common Stock in the Merger, unlike Medicus stockholders who elect to receive $7.50 in cash per share, may receive the equivalent of $8.625 per share of Medicus Common Stock in the Merger if the QuadraMed Stock Value exceeds $27.60; however, they will also become stockholders of QuadraMed and should consider the risks associated with owning QuadraMed Common Stock disclosed in this Proxy Statement/Prospectus. Moreover, the Merger Agreement and Warrants are structured to provide substantially the same benefits in the event of an increase in the price of QuadraMed Common Stock to current Medicus stockholders and the Selling Stockholders who sold their shares of Medicus Common Stock to QuadraMed in November 1997. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS." Nevertheless, the Selling Stockholders may receive certain benefits in the Merger not available to current Medicus stockholders. Specifically, the Selling Stockholders received $7.50 per share in cash for their Medicus shares in November 1997 and have had the opportunity to invest those proceeds and/or earn interest on such proceeds prior to the Effective Time of the Merger.



     Additionally, as the tables in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS" illustrate, a Selling Stockholder may be subject to less risk as the QuadraMed Stock Value increases. Namely, the Selling Stockholder is able to retain some of the cash received from QuadraMed in November 1997 and still realize the maximum realizable value allowed under the Warrants and by the Exchange Ratio in the Merger Agreement. A current Medicus stockholder who owns the same number of shares as were owned by a Selling Stockholder in November 1997 would have to exchange all of his shares of Medicus for QuadraMed Common Stock at the Effective Time to receive the maximum realizable value in the Merger. Additionally, in a circumstance where the QuadraMed Stock Value exceeds the price of QuadraMed Common Stock on the Effective Date (and each of those values exceed $27.60), a Selling Stockholder may recognize more gain on the sale of shares if the Selling Stockholder and current Medicus stockholder each sold all of their shares of QuadraMed Common Stock received at the effective time of the Merger on the Effective Date. QuadraMed and Medicus believe that recent trading prices and volume levels of Medicus Common Stock have provided current Medicus stockholders with a means to mitigate, in part, this potential difference in risk through sales of Medicus Common Stock on the open market at prices in excess of $7.50 per share, an opportunity the Selling Stockholders do not have. Furthermore, current Medicus stockholders have appraisal rights under Section 262 of the Delaware General Corporation Law, a right that the Selling Stockholders do not have. Finally, each of the Selling Stockholders and current Medicus stockholders are required by the Merger Agreement and Warrants, respectively, to decide whether to become stockholders of QuadraMed on the day prior to the Effective Time of the Merger, a factor which results in similar risk assessment by each of them.


HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY


     QuadraMed incurred net losses of $18.8 million, $958,000 and $42.5 million for the years ended December 31, 1995, 1996 and 1997, respectively, and as of December 31, 1997 had an accumulated deficit of $69.3 million. On a pro forma basis, after giving effect to the acquisitions of Synergy, HRM, the Medicus Merger, and the RHP Mergers, QuadraMed's net loss for the years ended December 31, 1996 and 1997 would have been $9.2 million and $13.8 million, respectively. In connection with the Merger and other acquisitions, QuadraMed has and will incur significant non-recurring charges and will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. There can be no assurance that QuadraMed will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis. See "SUMMARY -- QuadraMed Selected Financial Data," "-- Medicus Selected Financial Data," "UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION OF QUADRAMED AND MEDICUS" and the financial statements included in those documents listed in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS

     QuadraMed's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the following: integration of acquired businesses, variability in demand for QuadraMed's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by QuadraMed and its competitors; the timing and significance of announcements concerning QuadraMed's present or prospective strategic alliances; the termination of, or a reduction in, offerings of QuadraMed's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the length of the sales cycle or the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by QuadraMed in marketing, sales, research and development, and administrative personnel necessary to support QuadraMed's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.


     The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, QuadraMed typically experiences sales cycles that extend over several quarters for new customers. QuadraMed expects that these factors will continue to result in variations in quarterly revenues and operating results. Moreover, QuadraMed's operating expense levels, which will increase with the addition of acquired businesses are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately adversely affected. Further, it is likely that in some future quarter QuadraMed's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of QuadraMed's Common Stock would likely be materially adversely affected.

INTEGRATION OF ACQUIRED COMPANIES INTO QUADRAMED



     QuadraMed has entered into the Merger Agreement with Medicus and completed the RHP Mergers with the expectation that the Merger and the RHP Mergers will result in certain benefits to QuadraMed as the combined company. Realizing the benefits of the Merger and the RHP Mergers will depend in part upon the successful integration of the businesses, products and employees of QuadraMed, Rothenberg, HRA and Medicus in an efficient manner, and there can be no assurance that such integration will not entail substantial costs, delays or other problems or that such integration will be successfully completed. Combining the companies will divert the attention of management from other matters and will result in significant operational and administrative expense. Any difficulties encountered in the integration process could have a material adverse effect on the revenues and operating results of the combined company. In addition, the process of combining the companies could cause the interruption of, or a disruption in, the business activities of the constituent companies, which could have a material adverse effect on the operations and financial performance of the combined company. Even if these companies are successfully integrated into QuadraMed, the acquired operations may not achieve sales, productivity and profitability commensurate with QuadraMed's historical operating results or with projected results of QuadraMed, financial analysts and investors. Failure to achieve such projected results would have a material adverse effect on QuadraMed's financial performance, and in turn, on the market value of the QuadraMed Common Stock. QuadraMed will incur a significant amortization expense in future periods as a result of the Medicus acquisition. There can be no assurance that the combined company will realize any of the anticipated benefits of the Merger and the RHP Mergers or that such acquisitions will enhance QuadraMed's business or financial performance.



DEPENDENCE ON ACQUISITIONS STRATEGY



     QuadraMed intends to continue to expand in substantial part through acquisitions of products, technologies and businesses. QuadraMed's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in QuadraMed's industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities. QuadraMed competes for acquisition opportunities with other companies that have significantly greater financial and management resources than QuadraMed. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on QuadraMed's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose QuadraMed to the risks of entering markets in which it has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of QuadraMed or the acquired company. Moreover, acquisitions (including the Merger and the RHP Mergers) by QuadraMed may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on QuadraMed's business, financial condition and results of operations.


RISKS ASSOCIATED WITH ACQUISITIONS; NEED TO MANAGE CHANGING OPERATIONS


     Acquisitions, including the Medicus Merger and RHP Merger, involve a number of special risks including, without limitation, managing geographically dispersed operations, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business, inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities, potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees, the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities, all of which could have a material adverse effect on QuadraMed's business, results of operations and financial condition. Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on QuadraMed's reputation and its sales and marketing initiatives. With the addition of the Medicus, Rothenberg and HRA businesses, QuadraMed's anticipated future operations may place a strain on its management systems and resources. QuadraMed expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its work force. There can be no assurance that QuadraMed will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on QuadraMed's business, financial condition and results of operations.



DEPENDENCE ON KEY PERSONNEL


     QuadraMed's performance also depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing, and development personnel, including such key personnel associated with Medicus, Rothenberg and HRA who must be successfully integrated into QuadraMed's management team. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on QuadraMed's business, financial condition and results of operations. Additions of new, and departures of existing, personnel can be disruptive and could have a material adverse effect on QuadraMed's business, financial condition and results of operations.


RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS; UNCERTAINTY IN THE HEALTH CARE INDUSTRY



     A substantial portion of QuadraMed's revenues have been and are expected to be derived from the sale of software products and services to hospitals. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of potential purchasers of QuadraMed's products and services or the loss of one or more of QuadraMed's significant customers, including existing customers of Medicus, Rothenberg and HRA, insofar as customers may be acquired by another company that uses products or services provided by a competitor of QuadraMed, Medicus, Rothenberg or HRA. Any of these occurrences could have a material adverse effect on QuadraMed's business, financial condition and results of operations. In addition, the decision to purchase QuadraMed's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for QuadraMed to predict the timing or outcome of the buying decisions of customers or potential customers.


     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. QuadraMed believes that the commercial value and appeal of its products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of QuadraMed's customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on QuadraMed's business, financial condition and results of operations. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment for QuadraMed's clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for QuadraMed's products and services.


     Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of QuadraMed's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on QuadraMed's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of QuadraMed's products. The failure of QuadraMed to maintain adequate price levels would have a material adverse effect on QuadraMed's business, financial condition and results of operations. Other market-driven reforms could also have unpredictable effects on QuadraMed's business, financial condition and results of operations.


HIGHLY COMPETITIVE MARKET


     Competition in the market for QuadraMed's products and services (including products and services acquired from Medicus and RHP by QuadraMed) is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect QuadraMed's business, financial condition and results of operations. QuadraMed's competitors include other providers of health care information software and services, as well as health care consulting firms. The combined company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; (vi) HMS and ARTRAC, a division of Medaphis Corp. in the market for its business office outsourcing services; and (vii) a subsidiary of Minnesota Mining and Manufacturing and CodeMaster in the market for its medical records products. In addition, current and prospective customers evaluate QuadraMed's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering products that compete with those offered by QuadraMed may enter QuadraMed's markets. In addition, many of QuadraMed's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than QuadraMed. Many of QuadraMed's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, QuadraMed's competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and political, economic or regulatory changes in the health care industry or to devote greater resources to the development, promotion and sale of their products than QuadraMed. There can be no assurance that QuadraMed will be able to compete successfully against current and future competitors or that competitive pressures faced by QuadraMed will not materially adversely affect its business, financial condition and results of operations.


NEW PRODUCT DEVELOPMENT AND SYSTEM ENHANCEMENT

     QuadraMed's performance will depend in large part upon QuadraMed's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. QuadraMed has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain its operations and integrate the products and technologies of acquired businesses. There can be no assurance that QuadraMed will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by QuadraMed will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

     QuadraMed relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. QuadraMed has not filed any patent applications covering its technology. There can be no assurance that measures taken by QuadraMed to protect its intellectual property will be adequate or that QuadraMed's competitors will not independently develop products and services that are substantially equivalent or superior to those of QuadraMed.

     Substantial litigation regarding intellectual property rights exists in the software industry, and QuadraMed expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in QuadraMed's industry segment grows and the functionality of products overlaps. Although QuadraMed believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against QuadraMed in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require QuadraMed to incur substantial litigation expenses or subject QuadraMed to significant liabilities and could have a material adverse effect on QuadraMed's business, financial condition and results of operations. QuadraMed has received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has recently received a letter from a separate third party challenging this trademark. There can be no assurance that QuadraMed will be successful in its defense of these or similar claims.


RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA


     Products such as those offered by the combined company frequently contain errors or failures, especially when initially introduced or when new versions are released. Although QuadraMed conducts extensive testing, software errors have been discovered in certain enhancements and products after their introduction. There can be no assurance that, despite testing by QuadraMed and by current and potential customers, errors or performance failures will not occur in products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues and customers, delay in market acceptance, diversion of development resources, damage to QuadraMed's reputation or increased service and warranty costs, any of which could have a material adverse effect upon its business, financial condition and results of operations.



YEAR 2000



     Many computer systems have experienced or will experience problems processing dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for addressing the year 2000 issues. The Company expects to implement successfully the systems and programming changes necessary to address the year 2000 issues and does not believe that the cost of such actions will have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on its business, financial condition and results of operations.



     The Company has designed and tested the most current versions of its products to be year 2000 compliant. A significant number of the Company's customers are running product versions that are not year 2000 compliant. While the Company has been encouraging such customers to migrate to current product versions, it is possible that the Company may experience increased expenses in addressing migration issues and may lose customers. In addition, there can be no assurances that the Company's current products do not contain undetected errors or defects associated with year 2000 date functions that may result in the material costs to the Company. Some commentators have stated that significant amounts of litigation will arise out of year 2000 compliance issues. Because of the unprecedented nature of such litigation it is uncertain whether or to what extent the Company may be affected by it.


RISK OF INTERRUPTION OF DATA PROCESSING


     QuadraMed currently processes substantially all its customer data at its facilities in Larkspur, California and Neptune, New Jersey. While QuadraMed backs up its data nightly and has safeguards for emergencies such as power interruption or breakdown in temperature controls, it has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Larkspur or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on QuadraMed's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS


     QuadraMed provides compliance, consulting and business office outsourcing services, including the billing and collection of receivables. The infrastructure for QuadraMed's outsourcing business was acquired by QuadraMed. In addition, QuadraMed often uses its software products to provide outsourcing services. As a result, QuadraMed has not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if QuadraMed experiences a period of substantial expansion in its outsourcing business, it may be required to make substantial investments in capital assets and personnel, and there can be no assurance that it will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. QuadraMed's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, financial condition and results of operations. In addition, QuadraMed's failure to meet a client's expectations in the performance of its services could damage QuadraMed's reputation and adversely affect its ability to attract new business. Finally, QuadraMed could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.


GOVERNMENT REGULATION

     The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of QuadraMed's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. QuadraMed also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect QuadraMed in other respects not presently foreseeable. QuadraMed cannot predict the effect of possible future legislation and regulation.

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in QuadraMed's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by QuadraMed. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using QuadraMed's products.


RISK OF PRODUCT-RELATED CLAIMS



     Certain of the QuadraMed's products and services relate to the payment, collection, coding and billing of health care claims and the administration of managed care contracts. Any failure by employees of QuadraMed or by QuadraMed's products to accurately assess, process or collect such claims could result in claims against QuadraMed by its customers. QuadraMed has been and currently is involved in claims related to services provided by its accounts receivable management business. QuadraMed maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against QuadraMed. A successful claim brought against QuadraMed that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in QuadraMed's expenditure of funds in litigation and management time and resources. There can be no assurance that QuadraMed will not be subject to material claims in the future, that such claims will not result in liability in excess of its insurance coverage, that QuadraMed's insurance will cover such claims or that appropriate insurance will continue to be available to QuadraMed in the future at commercially reasonable rates. In addition, if liability of QuadraMed were to be established, substantial revisions to its products could be required that may cause it to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS


     QuadraMed has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. QuadraMed does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that QuadraMed will ever realize a return on its investments. In addition, to the extent any of such companies fail or become bankrupt or insolvent, QuadraMed may be required to record a total loss on its investment, which could have a material adverse effect on its results of operations during a particular reporting period.


POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS


     Certain provisions of Delaware law applicable to QuadraMed could have the effect of delaying, deterring or preventing a change in control of QuadraMed, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, QuadraMed's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. QuadraMed's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by QuadraMed's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. QuadraMed's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of QuadraMed entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, QuadraMed's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for QuadraMed's Common Stock or other changes of control or management of QuadraMed, which could adversely affect the market price of the QuadraMed Common Stock.



SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE VOLATILITY OF STOCK PRICE



     Future sales of Common Stock by existing stockholders under Rule 144 and Rule 701 of the Securities Act and through the exercise of outstanding registration rights could have an adverse effect on the price of QuadraMed's Common Stock. As of March 31, 1998, approximately 1,400,000 shares of QuadraMed Common Stock are available for sale in the public market subject to compliance with Rule 144 or Rule 701. In addition, certain existing stockholders holding an
aggregate of           shares of Common Stock have rights under certain
circumstances to require QuadraMed to register their shares for future sale.



     In connection with the Merger, QuadraMed may issue up to an aggregate of 1,800,000 shares of Common Stock, which aggregate amount of shares includes 972,224 shares of Common Stock issuable upon the exercise of the Warrants. Any unexercised portion of the Warrants expire on the Effective Date. All of the shares of QuadraMed Common Stock issued in connection with the Merger and upon the exercise of the

Warrants are being registered pursuant to Registration Statements on Form S-4 and Form S-3, respectively, and will be freely tradeable upon effectiveness of such registration statements and the issuance of such shares on the Effective Date. In December 1997, QuadraMed issued 1,588,701 shares of Common Stock in connection with the RHP Mergers. The shares of QuadraMed Common Stock issued in connection with the RHP Mergers will be registered for resale pursuant to a Registration Statement on Form S-3 and will be freely tradeable upon effectiveness of the Form S-3 Registration Statement. An additional 242,590 shares subject to registration rights are being registered for resale on the same Form S-3 and will be freely tradeable upon effectiveness of the registration statement. As a result of issuance of stock in the Merger and RHP Mergers, substantial sales of QuadraMed's Common Stock could occur immediately after the registration of such equity securities.



     Sales of a substantial number of the aforementioned shares of QuadraMed's Common Stock could adversely affect or cause substantial fluctuations in the market price of QuadraMed's Common Stock and impair QuadraMed's ability to raise additional capital through the sale of its securities. Sales of substantial amounts of Common Stock in the public market under Rule 144 under the Securities Act, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the QuadraMed Common Stock and could impair the future ability of QuadraMed to raise capital through an offering of its equity securities.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     From time to time, QuadraMed has evaluated strategic alliances, including business combinations with other companies that could complement and strengthen QuadraMed's product offerings and revenues. Similarly, from time to time, Medicus has considered various opportunities for expanding its base of products and distribution. QuadraMed and Medicus believe that the product lines of the two companies are complementary, and that the Merger will strengthen the resources, product offerings and distribution channels for each company.

     During 1996, management of Medicus, and in particular, Richard C. Jelinek, who served as Chairman of the Board of Medicus and had voting control of Medicus until March 19, 1997, explored the possibility of some form of business combination with another company. Mr. Jelinek had, for some time, expressed his concern that Medicus was too small to take advantage of the marketplace. He believed that not only did Medicus lack the profitability and positive cash flow to finance appropriate research and development, but also that the stand-alone products being developed by Medicus would be best developed, marketed and sold as part of a family of similar related products. Management had serious discussions with two companies expressing preliminary interests in acquiring Medicus during this period, but by October, 1996, both companies had informed Medicus that they were not interested in pursuing discussions at that time.

     Mr. Jelinek continued to be interested in selling Medicus or his shares of Medicus. Other Medicus directors did not believe that continuing discussions with potential buyers at that time were in the best interest of Medicus. These directors believed that Medicus would benefit from a period of uninterrupted focus on its operations. In December 1996, representatives of Medicus reached an agreement in principle with Mr. Jelinek whereby Medicus would acquire 1,000,000 shares of Medicus Common Stock and all of the controlling Medicus Voting Preferred Stock from Mr. Jelinek. In such transaction, Medicus acquired an aggregate 1,000,000 shares of Medicus Common Stock and all of the outstanding Voting Preferred Stock (500 shares) of Medicus from Mr. Jelinek and a trust of which Mr. Jelinek is an income beneficiary. The aggregate consideration paid consisted of $4,500,000 in cash, $2,000,000 in promissory notes, and warrants to purchase 400,000 shares of Medicus Common Stock at a price of $8.00 per share, which warrants were valued at $944,000. Of the total purchase price of $7,444,000, $1,500,000 was allocated to the Voting Preferred Stock and $5,944,000 (or $5.944 per share) was allocated to the Medicus Common Stock. This transaction was completed on March 19, 1997.

     Following the March 19, 1997 repurchase of part of Mr. Jelinek's common stock and all of his controlling Voting Preferred Stock, Medicus' financial performance failed to meet the expectations of management or the Medicus Board. Cash flow was less than anticipated and projected future research and development costs exceeded previously projected levels. As a result, at a meeting on July 10-11th, 1997, the Medicus Board expressed the view for the first time that Mr. Jelinek's analysis might be correct and directed management, among other things, to initiate discussions with selected investment bankers, potential strategic partners and venture capital firms, concerning a possible investment, refinancing or business combination involving Medicus.


     Following this July Board meeting, Patrick Sommers, Chief Executive Officer of Medicus, and Dan DiCaro, Chief Financial Officer of Medicus, held discussions with representatives of several investment banks, venture capital firms, and companies in the health care software business. These meetings included discussions of the possibility of investment banking or venture capital firms with significant healthcare investments and expertise making a significant investment in Medicus or arranging a buyout of the publicly held shares of Medicus Common Stock; however, it became clear to the Medicus representatives that in connection with any such investment, such firms would require terms that would be unfavorable to existing Medicus stockholders. Specifically, discussions with these potential investors indicated that any buyout or refinancing of Medicus would involve payments to public stockholders at less than then-current market prices of the Medicus Common Stock. Additionally, proposed investments would likely involve the issuance of preferred stock, resulting in a security that was both dilutive to and senior in preference to the existing holders of Medicus

Common Stock. Mr. Sommers and Mr. DiCaro also spoke with representatives of other companies in the healthcare software business concerning possible mergers or other business combinations, but none of such other companies expressed any significant interest in such a transaction. Therefore, none of these discussions other than the discussions with representatives of QuadraMed described below resulted in a firm offer for Medicus or appeared likely to result in a transaction that would be favorable to Medicus or its stockholders.


     On August 12, 1997, Mr. Sommers and Lon Gruen, Senior Vice President, Marketing, of Medicus, met with James D. Durham, Chairman and Chief Executive Officer of QuadraMed, at QuadraMed's offices in Larkspur, California, presented the Medicus business plan and discussed a possible acquisition of Medicus by QuadraMed. QuadraMed expressed interest in receiving more information concerning Medicus.

     On September 2, 1997 Mr. Sommers, Mr. Gruen and Mr. DiCaro met with Mr. Durham and other members of QuadraMed management, as well as representatives of Jefferies & Co., in Larkspur, and discussed the Medicus business model. QuadraMed and Medicus signed a confidentiality agreement at this meeting.

     Mr. Sommers received a call on October 1, 1997 from Mr. Durham, during which Mr. Durham indicated that QuadraMed continued to be interested in learning more about Medicus but that QuadraMed was in the process of a public offering and any further discussions could not take place until that offering was completed.

     At a Medicus Board meeting on October 1 and October 2, Mr. Sommers described his discussions to date with QuadraMed. The Board directed Mr. Sommers to continue with such discussions.


     On October 23, 1997, Medicus received a letter from QuadraMed formally proposing a merger transaction for cash consideration of $6.00 per share, subject to certain approvals and contingencies including negotiation of a definitive acquisition agreement. On October 28, 1997, the Medicus Board met via teleconference to discuss the proposal. Neither Mr. Sommers nor Mr. Jelinek participated in this meeting. The Medicus Board felt that the purchase price reflected in the offer was too low. However, the Medicus Board established a special committee consisting of Dorsey Gardner, chair, Jon Jacoby and Patrick Sommers (the "Special Committee") to negotiate with QuadraMed and attempt to obtain a higher price.


     The Special Committee met after the Board meeting on October 28, and Mr. Sommers was directed to prepare a proposal to present to QuadraMed justifying a higher price. The Special Committee met again on October 30 to review this proposal.

     Later on October 30, 1997, Mr. Sommers and Mr. DiCaro met with Mr. Durham and John Cracchiolo, Chief Financial Officer of QuadraMed, at the Medicus offices in Evanston, Illinois, gave further detailed information about Medicus to the QuadraMed representatives, and discussed the QuadraMed offer. During these discussions, Mr. Sommers and Mr. DiCaro explained why they believed Medicus was worth more than $6.00 per share to QuadraMed. They also suggested that Medicus stockholders would benefit by being offered the option of receiving either cash or QuadraMed stock. At the conclusion of the meeting QuadraMed representatives verbally raised QuadraMed's offer to $7.00 per share payable in either cash, shares of QuadraMed Common Stock or a combination thereof, subject to certain approvals and contingencies including negotiation of a definitive acquisition agreement.

     The Special Committee, with William Brown (a director and Secretary of Medicus) participating, met by teleconference on November 2, 1997 and determined that, while the Special Committee would not make a recommendation, QuadraMed's latest offer should be presented to the entire Medicus Board. The Medicus Board met on November 3, 1997 via teleconference to discuss the revised proposal and instructed Mr. Sommers to continue to negotiate to obtain a higher price.

     Mr. Sommers met with Mr. Durham and Mr. Cracchiolo in QuadraMed's offices on November 4, 1997 and discussed the offer and the need for a higher purchase price to secure unanimous approval of the Medicus Board. At this meeting, subject to further consultation with directors, QuadraMed tentatively agreed to raise the purchase price to $7.50 per share payable in either cash, shares of QuadraMed Common Stock or a combination thereof. On November 5, 1997 Medicus received a formal offer from QuadraMed at a purchase price of $7.50 per share, payable in cash, QuadraMed Common Stock or a combination thereof, subject to certain approvals and contingencies including negotiation of a definitive acquisition agreement.

     On November 6, 1997 the Medicus Board met via teleconference to discuss the revised proposal. The Board unanimously approved the basic terms of the offer, subject to negotiation of an acceptable definitive agreement, and instructed Mr. Sommers to enter into such negotiations.

     Mr. Sommers and Medicus management and their representatives met with members of QuadraMed management and their representatives in Evanston beginning November 7, and from November 7 through November 9, such representatives negotiated and drafted the definitive Merger Agreement.


     At a meeting of the QuadraMed Board held by teleconference on November 9, the QuadraMed Board unanimously approved the Merger and the Merger Agreement. One director of QuadraMed, Mr. Kenneth E. Jones, who was travelling in the Middle East, did not participate in the November 9 meeting. Mr. Thomas F. McNulty, a director of QuadraMed, abstained from voting because he holds options to purchase Medicus Common Stock.


     At a meeting of the entire Medicus Board held by teleconference on November 9, the Medicus Board unanimously approved the Merger and the Merger Agreement.

     The companies executed the Merger Agreement on Sunday afternoon, November 9, 1997, and the agreement to merge was publicly announced early Monday morning, November 10, 1997 by the issuance of a joint press release.


     In separately negotiated transactions, QuadraMed also executed the Stock Purchase Agreements, dated as of November 9, 1997 with certain stockholders of Medicus and completed the purchase of 3,111,105 shares of Medicus Common Stock, which at the time accounted for 56.7% of the outstanding shares of Medicus Common Stock. QuadraMed initiated discussions with each of these stockholders by making a verbal offer to purchase the shares of Medicus Common Stock held by each. Each of these stockholders then received a written offer letter from QuadraMed, which included a copy of a stock purchase agreement and other information about QuadraMed. Each of the transactions was consummated during the week of November 10, 1997. The Medicus Board and management of Medicus were aware of the offer to the Medicus stockholders, when the Merger was approved and the Merger Agreement was signed; however, the stock purchase transactions occurred independently of the execution of the Merger Agreement. By the same vote described above, the QuadraMed Board approved the Stock Purchase Agreements and the purchase of Medicus Common Stock from the Selling Stockholders at the November 9, 1997 meeting at which the Merger and the Merger Agreement were approved. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."


PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is for QuadraMed to acquire the entire equity interest in Medicus. Because holders of Medicus Common Stock have the right to elect to receive QuadraMed Common Stock, they will have the opportunity to maintain an indirect equity interest in Medicus.

SOURCE AND AMOUNT OF FUNDS


     If all Medicus stockholders elect to receive cash in the Merger and assuming no current Medicus option holders exercise options to purchase Medicus Common Stock, approximately $17.9 million will be required to pay the Merger Consideration. In addition, QuadraMed will pay fees and expenses of approximately $2.2 million in connection with the Merger, which amount includes fees payable to Jefferies & Co. in the amount of $675,750 and to Volpe Brown Whelan & Company, LLC in the amount of $250,000. The cash required in connection with the Merger will be provided by current cash resources of QuadraMed.


     In connection with its purchase of 3,111,105 shares of Medicus Common Stock, QuadraMed paid cash to the Selling Stockholders of approximately $23.3 million, which amount was funded by QuadraMed's existing cash resources.

CERTAIN EFFECTS OF THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

     Following the Merger, QuadraMed will own 100% of the outstanding capital stock of the Surviving Corporation (as defined in "THE MERGER AGREEMENT -- The Merger"). As such, QuadraMed will be the direct beneficiary of any future earnings and growth of the Surviving Corporation, and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. Upon the consummation of the Merger, each share of Medicus Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Medicus Common Stock owned by Medicus or QuadraMed) will be cancelled and extinguished and be converted into the right to receive the Merger Consideration and the stockholders of Medicus will cease to have any direct ownership interest in Medicus.

     As a result of the Merger, the Surviving Corporation will be privately held and there will be no market for the Medicus Common Stock. Upon consummation of the Merger, the Medicus Common Stock will cease to be listed on the Nasdaq National Market and the registration of the Medicus Common Stock under the Exchange Act will be terminated. Accordingly, Medicus will no longer be required to file periodic reports with the Commission.

     It is expected that following the Merger, the business and operations of Medicus will be continued under the QuadraMed name and QuadraMed will continue to evaluate Medicus' business and operations after the consummation of the Merger and make such changes as are deemed appropriate. Specifically, employees in Medicus' decision support operations will report to the manager of QuadraMed's value added services division, and employees in QuadraMed's existing medical records product lines will report to the manager of the Medicus medical records division. Except as otherwise indicated in this Proxy Statement/Prospectus, QuadraMed does not have any plans or proposals subsequent to the Merger that relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Medicus, or a sale or transfer of a material amount of the assets of Medicus. QuadraMed has begun combining certain redundant operations of Medicus and eliminating certain corporate operations previously conducted at Medicus, including certain human resource and finance functions.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MEDICUS; REASONS FOR THE MERGER

     At its November 9, 1997 meeting, the Medicus Board of Directors unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the holders of Medicus Common Stock, including non-affiliated stockholders of Medicus. Accordingly, the Medicus Board of Directors has unanimously adopted the Merger Agreement and unanimously recommends that Medicus stockholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Special Meeting. See "-- Background of the Merger." In reaching this determination, the Medicus Board of Directors considered a number of factors, including those set forth below.

     At the time the Medicus Board approved the Merger Agreement, the members unanimously believed that not only did Medicus lack the profitability and positive cash flow to finance appropriate research and development, but also that the stand-alone products being developed by Medicus would be best developed, marketed and sold as part of a family of similar related products. Based on management's discussions with investment banks, venture capital firms and other companies described above, which discussions continued during the period of the negotiations with QuadraMed, the QuadraMed proposal represented both the most concrete and most favorable opportunity for Medicus and its stockholders.


     The Medicus Board believes that the $7.50 consideration to be received in the Merger represents a fair price to stockholders in light of both recent and historical market prices of Medicus Common Stock and the future prospects for Medicus' business. The Medicus Board also believes that the ability to continue to participate in the potential growth of the Medicus business through the ownership of QuadraMed Common Stock by those stockholders who elect to receive QuadraMed Common Stock represents a favorable opportunity for such stockholders. In addition, the Medicus Board believes that the Merger represents an excellent opportunity to grow and improve the business of Medicus. While certain administrative savings will result from the combination of the two companies, their businesses also complement each other very well. In particular, the combination of the decision support business of the two companies will enable them to offer a more complete solution to customers; in addition, QuadraMed's DRG Check product provides increased functionality for Medicus' Clinical Data Systems customers. Finally, QuadraMed possesses the capital resources necessary to effectively operate and expand Medicus' businesses. These resources, together with the synergies and savings referred to above, led the Medicus Board to conclude that QuadraMed's proposal was an attractive opportunity to improve Medicus' business. The amount and form of the Merger Consideration are, in the Medicus Board's opinion, fair and in the best interests of Medicus' stockholders, including non-affiliated Medicus stockholders.



     In reaching its determination, the Medicus Board consulted with management, as well as its legal counsel, and considered a number of factors, including the material factors enumerated below. In particular, the Medicus Board considered the following material positive factors:



          (i) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of Medicus and the belief that a combination with QuadraMed would enhance the foregoing. Specifically, the Board believed that Medicus lacked the profitability and positive cash flow to fund necessary research and development and that products under development by Medicus could best be developed, marketed and sold as part of a family of similar products marketed by a larger going-concern. It was the Board's belief, after considering verbal reports resulting from due diligence by Medicus' management, that QuadraMed possessed the capital resources necessary to effectively operate and expand Medicus' businesses. This potential to enhance Medicus' businesses tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (ii) The Board's knowledge of, and confidence in, James D. Durham, QuadraMed's Chief Executive Officer, resulting from certain Board members' shared experiences with him as co-employees, co-directors and co-investors in several predecessor corporations of Medicus, Knowledge Data Systems Corporation and several other companies with which Mr. Durham was involved prior to his founding QuadraMed, and his performance as founder and chief executive officer of QuadraMed. Again, the Board considered the management of QuadraMed, and Mr. Durham specifically, as able to further develop and enhance Medicus' business and increase stockholder value, a factor which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (iii) The verbal reports and opinions of Medicus' management, its legal counsel and its independent auditors, including the result of their due diligence investigations concerning the business, operations and financial condition of QuadraMed. These verbal reports and opinions indicated that QuadraMed possessed the capital resources necessary to effectively operate and expand Medicus' businesses, that QuadraMed's financial condition was fundamentally sound and that there were no material legal or business issues related to combining with QuadraMed. These verbal reports and opinions tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (iv) The effect on stockholder value of Medicus continuing as an independent entity compared to the effect of a combination with QuadraMed, in light of the financial condition and prospects of Medicus and the current economic and industry environment, including, but not limited to,
     (A) other possible strategic alternatives for Medicus which the Medicus Board of Directors had examined, including continuing to execute its business plan on a stand-alone basis, and (B) the potential for increased value in the combined QuadraMed/Medicus enterprise. As indicated above, the Board believed that QuadraMed possessed the capital resources necessary to effectively operate and expand Medicus' businesses and that Medicus no longer had the financial strength to continue on a stand-alone basis. This potential to benefit from the strengths of QuadraMed's business and financial condition and to enhance Medicus' businesses tended to support a determination by the Board that the transaction would increase stockholder value of

     Medicus. It also tended to support a determination that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (v) Recent and current market prices of the QuadraMed Common Stock. The Board considered the recent trend of the prices of QuadraMed Common Stock to be positive. Additionally, the public float, trading volume and earnings multiple at which the QuadraMed Common Stock was trading tended to be attractive compared to companies similarly situated to QuadraMed. The Board viewed the opportunity for Medicus stockholders to receive QuadraMed Common Stock in the Merger as positive, given the higher liquidity of QuadraMed Common Stock compared to Medicus Common Stock and the positive trend of the market price of the QuadraMed Common Stock in recent months. As a result, these factors tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (vi) The terms and conditions of the Merger Agreement and the related documents, which were the product of extensive arms-length negotiations. The Merger Agreement allows Medicus stockholders the opportunity and flexibility to receive cash, QuadraMed Common Stock or a combination of both in the Merger. Additionally, the Exchange Ratio is structured to allow Medicus Stockholders who elect to receive QuadraMed Common Stock in the Merger to receive some additional value as the value of QuadraMed Common Stock increases. Meanwhile, the Exchange Ratio provides some protections for Medicus stockholders in the event of a decrease in the QuadraMed Stock Value prior to the Effective Time. The structure of the Merger Consideration allows individual Medicus stockholders to consider his or her own risk profile, a factor which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (vii) The historical stockholders' equity per share of Medicus Common Stock of $1.39 at September 30, 1997, the current and historical market prices of Medicus Common Stock as set forth under "SUMMARY -- COMPARATIVE PER SHARE PRICES -- Medicus Market Price Data" and "-- Recent Closing Prices" and the premium represented by the Exchange Ratio of (a) approximately 36% over the Medicus Common Stock closing sales price of $5.50 on November 7, 1997, the last trading day prior to the meeting of the Medicus Board of Directors at which the Merger Agreement was approved, (b) approximately 37% over the price one week before November 7, 1997, and (c) approximately 31% over the price four weeks before November 7, 1997. This premium, combined with the fact that Medicus had no other offers and that the public float and trading volume of the QuadraMed Common Stock was greater than Medicus' public float and trading volume, tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (viii) The compatibility and synergies of the respective business philosophies of QuadraMed and Medicus was such that the combined company could more successfully access a broader market. This opportunity to access broader markets could further enhance Medicus' business and stockholder value, a fact which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (ix) The price per share of $5.944 paid by Medicus for the Medicus Common Stock purchased by Medicus from Richard Jelinek in March 1997. This price is significantly lower than the $7.50 in cash per share that could be received in the Merger, a fact which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (x) The fact that, despite the efforts of management discussed above, no firm offers with respect to a merger, sale of assets, or similar transaction were received from any parties other than QuadraMed, a fact which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (xi) The opportunity for Medicus stockholders to participate, as holders of QuadraMed Common Stock, in a larger, more diversified company (subject to the QuadraMed Cash Election described below).

     QuadraMed's stronger financial position, capital resources and access to capital markets as well as QuadraMed's ability to better withstand market downturns in a particular sector with its broader product offerings and diverse businesses supported a determination by the Board that a combination with QuadraMed was preferable to continuing business on a stand-alone basis. These factors tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (xii) The fact that the Selling Stockholders receive substantially similar treatment as other Medicus stockholders in the Merger. Specifically, the Selling Stockholders received $7.50 per share in cash plus Warrants for their Medicus shares in November 1997. The Selling Stockholders received no control premium in connection with the sale of their shares and the ability of Selling Stockholders and Medicus stockholders to realize benefits of any increase in the price of QuadraMed Common Stock is the same as illustrated in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS." Furthermore, each of the Selling Stockholders and current Medicus stockholders are required by the Merger Agreement and Warrants, respectively, to decide whether to become stockholders of QuadraMed on the day prior to the Effective Time of the Merger, a factor which results in similar risk assessment by each of them. The only benefits received by Selling Stockholders over the non-affiliated Medicus stockholders were the opportunity to earn interest on the $7.50 in cash per share of Medicus Common Stock received by the Selling Stockholders in November 1997, the ability to hold a mix of cash and QuadraMed Common Stock and still have the potential to have a maximum realizable gain and the potential to realize more gain under a circumstance where the QuadraMed Stock Value were to exceed the price of QuadraMed Common Stock on the Effective Date. These facts tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (xiii) Medicus' future prospects for executing its business strategy and the likelihood that such prospects would be enhanced upon consummation of the Merger in light of the enhanced competition from software suppliers to the health care industry. QuadraMed's stronger financial position and marketing and capital resources in this respect tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



     The Medicus Board also considered a variety of potentially negative factors in its deliberations concerning the Merger. In particular, the Medicus Board considered the following material negative factors, each of which by itself or combined with other negative factors was not significant enough to prevent the Medicus Board from determining that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole:



          (i) The risk that the combined company will not achieve the synergies and cost savings anticipated to be achieved in the Merger. If the synergies and cost savings are not realized, the proposed transaction could be dilutive to the earnings of the combined company.



          (ii) The risk that the operations of the two companies would not be successfully integrated which result would have a material adverse effect on the combined company's business, financial condition and results of operations.



          (iii) The risk that key technical and management personnel might be lost prior to or after consummation of the Merger, a risk that was potentially mitigated by negotiating the conversion of Medicus options into QuadraMed options.



          (iv) The adverse effects on Medicus' business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into. These adverse effects include the potential for hostile takeover attempts, distraction of management and employees of Medicus, customer confusion and loss of customers and the potential for a decrease in the price of Medicus Common Stock. These risks were mitigated by the fact that QuadraMed owns 56.6% of the outstanding Medicus Common Stock and that QuadraMed has agreed in the Merger Agreement to approve the transaction.

          (v) The possibility that QuadraMed might exercise the QuadraMed Cash Election, limiting or eliminating the ability of Medicus stockholders to receive QuadraMed Common Stock, which the Medicus Board did not feel was a significant negative factor because QuadraMed was only likely to exercise such election in circumstances where Medicus stockholders would be less likely to wish to receive QuadraMed Common Stock.



          (vi) The fact that the Merger Agreement does not require separate approval by stockholders other than QuadraMed. Accordingly, the non-affiliated stockholders of Medicus are forced to accept the Merger Consideration or seek appraisal rights under Delaware law. The Medicus Board felt this was acceptable given the election available to stockholders with respect to the Merger Consideration, the fact that stockholders would have appraisal rights and the fact that the Merger Consideration represented a premium over the recent and current values of the Medicus Common Stock.



          (vii) The fact that, as the tables in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS" illustrate, a Selling Stockholder may be subject to less risk than a non-affiliated stockholder as the QuadraMed Stock Value increases. Namely, the Selling Stockholders are able to retain some of the cash received from QuadraMed in November 1997 and still realize the maximum realizable value allowed under the Warrants and by the Exchange Ratio in the Merger Agreement. A current Medicus stockholder who owns the same number of shares as were owned by a Selling Stockholder in November 1997 would have to exchange all of his shares of Medicus for QuadraMed Common Stock at the Effective Time to receive the maximum realizable value in the Merger. Further, a Selling Stockholder may realize an additional benefit of realizing more gain on the sale of shares in certain circumstances as described in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS." However, the possibility that an increase in the price and volume levels of Medicus Common Stock would occur subsequent to the announcement of the transaction might provide current Medicus stockholders with a means to mitigate, in part, this potential difference in risk through sales of Medicus Common Stock on the open market at prices in excess of $7.50 per share. Furthermore, current Medicus stockholders have appraisal rights under
     Section 262 of the Delaware General Corporation Law, a right that the Selling Stockholders do not have. Finally, each of the Selling Stockholders and current Medicus stockholders are required by the Merger Agreement and Warrants, respectively, to decide whether to become stockholders of QuadraMed on the day prior to the Effective Time of the Merger, a factor which results in similar risk assessment by each of them.



          (viii) The fact that the Selling Stockholders received $7.50 per share in cash for their Medicus shares in November 1997 and will have had the opportunity to invest those proceeds and/or earn interest on such proceeds prior to the Effective Time of the Merger. However, the Selling Stockholders received no control premium in connection with the sale of their shares and the Selling Stockholders and non-affiliated Medicus stockholders, in some circumstances, recognize the same built-in profit at the Effective Time of the Merger as illustrated in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."



          (ix) Other risks associated with QuadraMed's and Medicus' businesses, including those described above under "RISK FACTORS."



     In considering the foregoing positive and negative material factors, the Medicus Board also considered going concern, liquidation and net book values of Medicus. In light of the foregoing, the Medicus Board determined that the proposed transaction represented a better value for the Medicus stockholders than any of the going concern, liquidation or net book values of Medicus.



     The foregoing discussion of the information and factors considered by the Medicus Board of Directors is not intended to be exhaustive but includes all material factors, positive and negative, considered by the Medicus Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Medicus Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Medicus Board of Directors may have given different weights to different factors. In the course of its deliberations, the Medicus Board of Directors did not establish a range of value for Medicus;

however, based on the factors outlined above, taken as a whole, the Medicus Board of Directors determined that the Merger is advisable and fair and in the best interests of Medicus and its stockholders, including its non-affiliated stockholders.


     Although the Medicus Board did not obtain an opinion of a financial advisor prior to approving the Merger Agreement and the Merger, Volpe Brown Whelan & Company, LLC was retained by Medicus to render an opinion as to the fairness, from a financial point of view, to the stockholders of Medicus, other than QuadraMed, of the consideration to be received by such stockholders in the Merger. The Medicus Board believes that the opinion of Volpe Brown Whelan & Company, LLC, supports the earlier determination by the Medicus Board that the terms of the Merger are fair to, and in the best interests of, the Medicus stockholders, including non-affiliated stockholders. The opinion of Volpe Brown Whelan & Company, LLC, which is attached to this Proxy Statement/Prospectus as Annex B and described below under "-- Opinion of Medicus' Financial Advisor," states that the consideration to be received by the Medicus stockholders, other than QuadraMed, is fair from a financial point of view.


     THE MEDICUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MEDICUS COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF MEDICUS' FINANCIAL ADVISOR

     Medicus retained Volpe Brown Whelan & Company, LLC ("VBW&Co.") to render an opinion to the Medicus Board of Directors as to the fairness, from a financial point of view, to the stockholders of Medicus, other than QuadraMed, of the consideration to be received by such stockholders in the Merger. On December 30, 1997, VBW&Co. rendered its opinion to Medicus' Board of Directors to the effect that, as of such date and based on and subject to the matters stated in the opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of Medicus, other than QuadraMed.

     THE FULL TEXT OF VBW&CO.'S WRITTEN OPINION DATED DECEMBER 30, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF MEDICUS COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF VBW&CO. AND ITS OPINION ARE FOR THE BENEFIT OF THE MEDICUS BOARD. VBW&CO.'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF MEDICUS, OTHER THAN QUADRAMED, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MEDICUS COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     In arriving at its opinion, VBW&Co.: (i) reviewed the Merger Agreement;
(ii) discussed the proposed terms of QuadraMed's prospective acquisition of Resource Health Partners, L.P. ("RHP") with QuadraMed management; (iii) interviewed management of Medicus and QuadraMed concerning the business prospects, financial outlook and operating plans of each company individually and combined; (iv) reviewed certain historical Medicus and QuadraMed, and certain projected Medicus and QuadraMed (including RHP) financial statements and other relevant financial and operating data of Medicus and QuadraMed prepared by the respective company management teams; (v) reviewed the historical stock trading patterns of both QuadraMed and Medicus and analyzed implied historical exchange ratios as well as the premium of the Merger Consideration in relation to historical Medicus stock trading ranges; (vi) reviewed the valuation of selected publicly-traded companies VBW&Co. deemed comparable and relevant to the Merger; (vii) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions VBW&Co. deemed comparable and relevant to the Merger; (viii) reviewed the relative contribution each of Medicus and QuadraMed would make to the combined company in terms of financial results and compared the implied values resulting from this analysis with the Merger Consideration; (ix) performed a discounted cash flow analysis of Medicus as a stand-alone entity based upon financial projections of Medicus management;
(x) performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by Medicus and QuadraMed; and
(xi) performed other such studies, analyses and inquiries and considered other such information as VBW&Co. deemed relevant.

     In rendering its opinion, VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by Medicus and QuadraMed and relied upon the assurances of Medicus and QuadraMed that all such information provided by them, respectively, was complete and accurate in all material respects and that there was no additional material information known to any of them that would make any of the information made available to VBW&Co. either incomplete or misleading. Medicus also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, VBW&Co. relied on their advice and expresses no opinion on such matters. With respect to the projected financial data of Medicus and QuadraMed (including
RHP), all of which was provided by the management of Medicus or QuadraMed, as well as the combined business plan, VBW&Co. has relied upon assurances of each company that such data was prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Medicus and QuadraMed managements as to the future financial performance of each company separately and as a combined company. VBW&Co. has not made any independent appraisals or valuations of any assets of Medicus or QuadraMed, nor has VBW&Co. been furnished with any such appraisals or valuations. In addition, VBW&Co. assumed that the Merger would be accounted for as a purchase for financial reporting purposes and the Merger Consideration would be taxable to Medicus stockholders when received. VBW&Co.'s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to VBW&Co. as of, the date it rendered its opinion.

     The following is a brief summary of the material analyses performed by VBW&Co. in rendering its opinion to the Board of Directors of Medicus. The pro forma financial impact analysis and contribution analysis include the expected results of RHP, based on information provided by QuadraMed.


     Stock Trading and Exchange Ratio Analysis. VBW&Co. analyzed the stock trading patterns of both Medicus and QuadraMed over various periods of time and compared them historically to one another. From January 1, 1996 to November 7, 1997 (the last trading day prior to the announcement of the Merger), Medicus stock ranged from $10.19 per share on February 16, 1996 (prior to the spin-off on March 1, 1996 of Managed Care Solutions, Inc.) to $4.00 per share on August 7, 1997, August 8, 1997 and October 28, 1997 with a mean daily closing price of $6.00 per share. The last time the stock price exceeded the level of the Merger Consideration was during the week of March 8, 1996. On a volume basis, 82.5% of Medicus' trades from January 1, 1996 to November 7, 1997 were below $7.50 per share and 99.8% of trades from January 1, 1997 to November 7, 1997 were below $7.50 per share. The exchange ratio implied from dividing historical Medicus stock prices by QuadraMed stock prices generally was in excess of the Exchange Ratio prior to August 1, 1997 and was below the Exchange Ratio thereafter. The implied exchange ratio ranged from 0.1984 -- 0.8704 with a mean of 0.4868 since QuadraMed's initial public offering. VBW&Co. noted that the implied exchange ratio was 0.2292 and 0.2659 one day and one month, respectively, prior to the date of announcement. VBW&Co. placed greater weight on the more recent implied exchange ratios one day and one month prior to the date of announcement and, accordingly, this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.


     Premium Analysis. VBW&Co. analyzed the premiums paid in eight Healthcare Information Services ("HCIS") transactions ("HCIS Premium Panel") deemed comparable by VBW&Co. and in merger and acquisition transactions generally and compared them to the premium represented by the Merger Consideration. The Merger Consideration represents a premium of 36.4% and 30.4% compared to Medicus' stock price one day and one month prior to the date of announcement, respectively.


     For the HCIS Premium Panel, one day premiums ranged from 5.5% to 53.3% with a median of 17.1% and one month premiums ranged from 10.5% to 110.0% with a median of 36.8%. These values would imply stock prices based on one day premiums ranging from $5.80 to $8.43 with a median of $6.44 and stock prices based on one month premiums ranging from $6.35 to $12.08 with a median of $7.87. For merger and acquisition transactions announced from January 1, 1997 through December 5, 1997 involving less than $200 million in consideration and with premiums ranging from 0.0% to 131.0%, one day premiums ranged from 0.5% to 108.7% with a median of 22.3% and one month premiums ranged from 0.9% to 130.9% with a median of 31.2%. These values would imply stock prices based on one day premiums ranging from $5.53 to $11.48 with a median of $6.73 and stock prices based on one month premiums ranging from $5.80 to $13.28 with a median of $7.54. The Merger Consideration is within the range of values and near the median in this analysis, and, accordingly this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.

     Comparable Publicly-Traded Company Analysis. VBW&Co. compared certain financial information of Medicus with that of two groups of publicly-traded companies selected by VBW&Co. The first group (the "HCIS Panel") were selected by VBW&Co. based on whether or not each company generated most of its revenues and earnings from HCIS related businesses. A subset of the first group was also selected by VBW&Co. composed of those companies that, in the view of VBW&Co., are most directly comparable to Medicus (the "Most Comparable Panel"). These companies include APACHE Medical Systems, Inc., HCIA Inc., MECON, Inc., Medirisk, Inc., QuadraMed Corporation, Summit Medical Systems, Inc. and Transition Systems, Inc. VBW&Co. selected these companies based on similarity of product lines and on general similarity in size in terms of revenues and earnings as compared to Medicus.

     The HCIS Panel financial information reviewed included stock price in relation to forecasted calendar year ("FCY") 1998 earnings per share ("EPS") and book value of stockholders' equity as well as enterprise value (defined as market capitalization plus funded debt less cash) in relation to last 12 months ("L12M") revenue. FCY 1997 EPS and FCY 1998 EPS for the HCIS Panel were based on published estimates by research organizations, including those of VBW&Co. Due to Medicus' losses in the L12M period and FCY 1997, multiples of L12M EBITDA, EBIT, and net income as well as FCY 1997 net income were not meaningful. VBW&Co. noted that, based on closing stock prices and earnings estimates as of December 26, 1997, the HCIS Panel traded in a range of 10.7 to 48.3 times FCY 1998 earnings (with a median of 25.8 times) and 0.4 to 11.3 times book value (with a median of 2.8 times). The enterprise value of the HCIS Panel implied from the stock prices provided a range of 0.2 to 11.8 times L12M revenues (with a median of 2.5 times). The implied range of stock prices for Medicus based on the HCIS Panel's stock prices in relation to FCY 1998 EPS was $1.94 to $8.76 (with a median of $4.67) and $0.74 to $18.58 (with a median of $4.56) in relation to book value. The implied range of stock prices for Medicus based on the enterprise value of the HCIS Panel implied from the stock prices was $0.21 to $39.73 (with a median of $8.34) in relation to L12M revenues. The Merger Consideration is within the range of values and near the median in this analysis and, accordingly, this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.

     The Most Comparable Panel financial information reviewed included stock price in relation to FCY 1998 EPS and book value of stockholders' equity as well as enterprise value in relation to L12M revenue. VBW&Co. noted that, based on closing stock prices and earnings estimates as of December 26, 1997, the Most Comparable Panel traded in a range of 14.4 to 34.6 times FCY 1998 earnings (with a median of 28.0 times) and 0.4 to 5.7 times book value (with a median of 2.8 times). The enterprise value of the Most Comparable Panel implied from the stock prices provided a range of 0.2 to 7.4 times L12M revenues (with a median of 2.3 times). The implied range of stock prices for Medicus based on the Most Comparable Panel's stock prices in relation to FCY 1998 EPS was $2.60 to $6.28 (with a median of $5.08) and $0.74 to $9.33 (with a median of $4.54) in relation to book value. The implied range of stock prices for Medicus based on the enterprise value of the Most Comparable Panel implied from the stock prices was $0.21 to $25.03 (with a median of $7.48) in relation to L12M revenues. VBW&Co. placed more weight on valuation results based on FCY 1998 earnings than those based on revenue and book value since it was the only available valuation statistic based on profitability. The Merger Consideration is above the range of values based on FCY 1998 earnings and the Merger Consideration is within the range of values and above the median based on revenue and book value. Accordingly, this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.

     Comparable Merger and Acquisition Transactions. VBW&Co. has prepared a valuation of Medicus based upon 15 merger and acquisition transactions of target companies participating in the HCIS industry ("HCIS Transaction Panel"). In selecting the HCIS Transaction Panel, VBW&Co. considered whether or not the target company generated most of its revenues and earnings from HCIS-related businesses. VBW&Co. also prepared a valuation of Medicus based upon four merger and acquisition transactions of target companies that, in the view of VBW&Co., are most directly comparable to Medicus ("Most Comparable HCIS Transaction Panel"). The Most Comparable HCIS Transaction Panel includes HBO & Company's acquisition of GMIS Inc., HBO & Company's acquisition of HPR Inc., Cardinal Health, Inc.'s acquisition of MediQual Systems, Inc., and National Data Corporation's pending acquisition of Source Informatics Inc. VBW&Co. selected these companies based on the similarity of their product lines and on the similarity in size in terms of revenues and earnings as compared to Medicus.

     VBW&Co. reviewed the HCIS Transaction Panel's financial terms, to the extent publicly available. The enterprise value of these transactions ranged from 2.0 to 10.6 times L12M revenue (with a median of 4.2 times) and 1.1 to 6.8 times next 12 months forecasted ("N12M") revenue (with a median of 3.0 times). The transaction value of these transactions ranged from 2.5 to 9.5 times book value (with a median of 5.2 times), and 11.0 to 41.5 times N12M net income (with a median of 33.7 times). Due to Medicus' operating losses in L12M EBITDA, EBIT, and net income, multiples of L12M EBITDA, EBIT, and net income were not meaningful. The implied range of stock prices for Medicus based on HCIS Transaction Panel's enterprise value in relation to L12M revenue was $6.52 to $35.91 (with a median of $13.85) and $4.71 to $29.51 (with a median of $13.14)
in relation to N12M revenue. The implied range of stock prices for Medicus based on HCIS Transaction Panel's transaction value in relation to book value was $4.13 to $15.60 (with a median of $8.55) and $1.99 to $7.52 (with a median of $6.11) in relation to N12M net income.

     VBW&Co. also reviewed the Most Comparable HCIS Transaction Panel's financial terms, to the extent publicly available. The enterprise value of these transactions ranged from 2.4 to 8.6 times L12M revenue (with a median of 6.0 times) and 1.1 to 6.8 times N12M revenue (with a median of 3.4 times). The transaction value of these transactions ranged from 4.0 to 9.5 times book value (with a median of 6.7 times), and 11.0 to 41.5 times N12M net income (with a median of 34.1 times). The implied range of stock prices for Medicus based on the Most Comparable HCIS Transaction Panel's enterprise value in relation to L12M revenue was $8.03 to $29.16 (with a median of $20.30) and $4.71 to $29.51 (with a median of $14.86) in relation to N12M revenue. The implied range of stock prices for Medicus based on the Most Comparable HCIS Transaction Panel's transaction value in relation to book value was $6.54 to $15.60 (with a median of $11.07) and $1.99 to $7.52 (with a median of $6.18) in relation to N12M net income. VBW&Co. placed more weight on valuation results based on N12M net income than those based on revenue and book value since it was the only available valuation statistic based on profitability. The Merger Consideration is within the range of values and above the median based on NI2M net income, and accordingly, this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.

     Contribution Analysis. VBW&Co. reviewed certain historical and forecasted financial information (including revenue, gross profit, EBITDA, EBIT, net income and book value) for Medicus and QuadraMed (including RHP) and the pro forma combined entity resulting from the Merger. VBW&Co. adjusted the relative contributions of revenue, gross profit, EBITDA and EBIT to reflect the differences in capital structures of the two companies. VBW&Co. analyzed the relative contributions of Medicus and QuadraMed (including RHP) based on historical financial performance for L12M and forecasted financial performance for 1997 through 2000 provided by the management teams of Medicus and QuadraMed (including RHP). Based on the foregoing analysis, VBW&Co. concluded that Medicus would be contributing the following percentages of revenue (26.3% in L12M, 23.2% in FCY 1997 and 21.0% in FCY 1998), gross profit (28.6% in L12M, 25.5% in FCY 1997 and 24.5% in FCY 1998), EBITDA (-0.7% in L12M, -0.7% in FCY 1997 and 13.5%
in FCY 1998), EBIT (-0.7% in L12M, -0.7% in FCY 1997 and 9.3% in FCY 1998), net
income (0% in L12M, 0% in FCY 1997 and 9.8% in FCY 1998) and book value (8.4% in L12M, 8.3% in FCY 1997 and 8.4% in FCY 1998). VBW&Co. determined that the preceding ratios implied the following stock prices for Medicus: L12M revenue:
$16.09; FCY 1997 revenue: $13.61; FCY 1998 revenue: $12.01; L12M gross profit:
$18.07; FCY 1997 gross profit: $15.46; FCY 1998 gross profit: $14.63; L12M
EBITDA: not meaningful; FCY 1997 EBITDA: not meaningful; FCY 1998 EBITDA: $7.02; L12M EBIT: not meaningful; FCY 1997 EBIT: not meaningful; FCY 1998 EBIT: $4.63; L12M net income: not meaningful; FCY 1997 net income: not meaningful; FCY 1998 net income: $4.88; L12M book value: $4.14; FCY 1997 book value: $4.07; FCY 1998 book value: $4.14. The Merger Consideration is within the range of values in this analysis, and, accordingly, this analysis tended to support the conclusion that the Merger Consideration was fair from a financial point of view.

     Discounted Cash Flow Analysis. VBW&Co. performed a discounted cash flow analysis of Medicus based on certain financial projections provided by the management team of Medicus for the periods 1997 through 2002. Unlevered free cash flows were calculated as net income available to common stockholders plus the sum of depreciation, amortization and other non-cash charges minus capital expenditures and plus or minus changes in working capital and minus tax adjusted interest expense. VBW&Co. calculated terminal values by applying exit multiples on 2002 net income; and the cash flow streams and terminal values were then discounted to the present using a range of discount rates deemed appropriate by VBW&Co. Based on this analysis, VBW&Co. calculated stock prices of Medicus ranging from $9.92 to $21.94. The Merger Consideration is below the range of values in this analysis. However, VBW&Co. did not rely heavily on this analysis because it is based on Medicus' management's financial projections that are dependent on a significant operational turnaround.

     Pro Forma Financial Impact Analysis. VBW&Co. analyzed the pro forma impact of the Merger on QuadraMed's earnings per share for the calendar years 1998 through 2002. The analysis was performed utilizing stand-alone operating estimates and estimates of transaction-related costs and projected cost savings resulting from the Merger provided by the management teams of QuadraMed and Medicus. VBW&Co. expresses no opinion as to whether these projections and estimates would actually be obtained. VBW&Co. noted that based on management projections, the Merger would be accretive to QuadraMed's 1998 earnings and significantly accretive to QuadraMed's 1999 and beyond earnings. The analysis assumed that the RHP acquisition was completed prior to the Merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, VBW&Co. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, VBW&Co. may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be VBW&Co.'s view of the actual value of Medicus.

     The analyses performed by VBW&Co. are not necessarily indicative of actual value, which may be significantly more or less favorable than the value suggested by such analyses. Such analyses were prepared solely as part of VBW&Co.'s analysis of the fairness of the Merger Consideration from a financial point of view to the stockholders of Medicus other than QuadraMed. The analyses do not purport to be appraisals or to reflect the prices at which Medicus might actually be sold. Because such estimates are inherently subject to uncertainty, none of Medicus, QuadraMed, VBW&Co. nor any other person assumes responsibility for their accuracy. Consequently, the VBW&Co. analyses described herein should not be viewed as determinative of the opinion of the Medicus Board of Directors with respect to the value of Medicus or of whether the QuadraMed Board of Directors or the Medicus Board of Directors would have been willing to agree to a different level of consideration.

     VBW&Co. is a nationally recognized investment banking firm and was selected by Medicus based on VBW&Co.'s experience and expertise. VBW&Co., as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of QuadraMed or Medicus for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     VBW&Co. has been engaged by QuadraMed to provide investment banking and financial advisory services to QuadraMed unrelated to the Medicus transaction. To date no fees have been paid, or have been agreed to be paid, to VBW&Co. by QuadraMed. VBW&Co. has also been retained by RHP to provide financial advice and a fairness opinion to RHP with respect to the acquisition of RHP by QuadraMed and will receive a fee of $860,000 for rendering such services to RHP.

     VBW&Co. will receive a retainer in the amount of $50,000 and a fee in the amount of $200,000 for rendering its opinion to Medicus, no portion of which is conditioned upon the opinion being favorable. In addition, Medicus has agreed to reimburse VBW&Co. for its out-of-pocket costs and expenses and to indemnify VBW&Co. and its affiliates against certain liabilities and expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Medicus with respect to the Merger, holders of Medicus Common Stock should be aware that certain members of Medicus' management, some of whom are members of the Medicus Board of Directors, and the members of the Medicus Board of Directors have certain interests in the Merger, in addition to those of Medicus' stockholders generally. The Board of Directors of Medicus was aware of these interests when it considered and approved the Merger and the Merger Agreement.

     At the November 9, 1997 meeting at which the Merger was approved, the Medicus Board also approved the payment to Patrick C. Sommers, the former President and Chief Executive Officer of Medicus, of a bonus in the amount of $750,000 in satisfaction of Medicus' obligation under Mr. Sommers' employment agreement to make certain payments in the event of a change in control of Medicus. The immediate vesting of all stock options held by Mr. Sommers was approved as well, with such options to be exercisable for a period of three years after termination of Mr. Sommers' employment. Mr. Sommers, whose employment terminated on February 28, 1998, will also receive a lump-sum severance payment in the amount of $250,000. Additionally, Mr. Sommers will continue to receive medical benefits, at QuadraMed's expense, for a period of one year following his termination.

     Concurrent with the execution of the Merger Agreement, certain stockholders of Medicus, including Richard C. Jelinek, William G. Brown, Jon E.M. Jacoby, Gail L. Warden and Dorsey R. Gardner, each of whom are directors of Medicus, sold their shares of Medicus Common Stock to QuadraMed pursuant to stock purchase agreements dated November 9, 1997. The consideration paid by QuadraMed for such shares was $7.50 per share in cash plus a warrant to purchase 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24.00 per share (the closing price of the QuadraMed Common Stock on the last trading day prior to the execution of the stock purchase agreements), subject to certain adjustments. The Warrants are exercisable only at the Effective Time of the Merger. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."

     Pursuant to the Merger Agreement, the obligations under the Medicus Stock Option Plans and the TriHealth Warrant will be assumed by QuadraMed and shall continue to have, and be subject to, the same terms and conditions set forth therein, except that (i) each of the assumed options and warrants will be exercisable for that number of whole shares of QuadraMed Common Stock equal to the product of the number of shares of Medicus Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by 0.3565 and rounded down to the nearest whole number of shares of QuadraMed Common Stock, (ii) the Director Options will be fully vested (with respect to each of the Medicus Directors in the following amounts: Patrick C. Sommers -- 428,000, William G. Brown -- 20,000, Jon E.M. Jacoby -- 80,000, John
P. Kunz -- 35,000, Richard C. Jelinek -- 20,000, Risa Lavizzo-Mourey -- 50,000, Gail L. Warden -- 20,000, Dorsey R. Gardner -- 30,000) and shall remain exercisable for a period of three years following the Effective Time (or the date of termination of employment in the case of Mr. Sommers), and (iii) the per share exercise price for the shares of QuadraMed Common Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Medicus Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by 0.3565, rounded up to the nearest whole cent. See "THE MERGER
AGREEMENT -- Effect on Employee Benefit Plans" and "THE MERGER -- Treatment of Stock Options and Outstanding Warrants."

     Thomas F. McNulty, a director of QuadraMed, holds options to purchase 50,000 shares of Medicus Common Stock which will be assumed by QuadraMed in the Merger. These options will be converted into options to purchase 17,825 shares of QuadraMed Common Stock on the same terms as other outstanding Medicus options.

     At the Effective Time of the Merger, QuadraMed will purchase and cancel the Jelinek Warrants in exchange for shares of QuadraMed Common Stock with an aggregate value of $1.12 million. The number of shares of QuadraMed Common Stock issuable in exchange for the Jelinek Warrants will be determined by dividing $1.12 million by the QuadraMed Stock Value as defined in the Merger Agreement. If at the Effective Time of the Merger, the QuadraMed Stock Value exceeds $27.60, then the number of shares of QuadraMed Common Stock issuable upon cancellation of the Jelinek Warrants shall be equal to $1.12 million divided by $27.60. If at the Effective Time of the Merger, the QuadraMed Stock Value is less than $20.40, then the number of shares of QuadraMed Common Stock issuable upon cancellation of the Jelinek Warrants shall be equal to $1.12 million divided by $20.40.

     After the Effective Time, QuadraMed will indemnify and hold harmless the present and former officers, directors, employees and agents of Medicus in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under Medicus' Amended and Restated Certificate of Incorporation and Bylaws or any indemnification agreement with Medicus' officers and directors to which Medicus is a party. For two years after the Effective Time, QuadraMed will use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Medicus' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of the Merger Agreement. QuadraMed shall not be obligated to pay premiums in excess of 150% of the amount per annum Medicus paid in its last full fiscal year, and if the insurance required by the Merger Agreement cannot be obtained, QuadraMed shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. See "THE MERGER
AGREEMENT -- Indemnification."

APPROVAL OF THE BOARD OF DIRECTORS OF QUADRAMED; REASONS FOR THE MERGER

     At its November 9, 1997 meeting, the QuadraMed Board of Directors determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to the holders of Medicus Common Stock (including non-affiliated holders) and QuadraMed Common Stock. Mr. Kenneth E. Jones, who was travelling in the Middle East, did not participate in the meeting and Mr. Thomas F. McNulty abstained from voting because he holds options to purchase Medicus Common Stock. See "-- Interests of Certain Persons in the Merger." The remaining QuadraMed directors have unanimously adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. See "-- Background of the Merger."

     QuadraMed has identified what it believes are strategic and financial benefits that the Merger would provide to each company and the stockholders, employees and customers of each company. QuadraMed believes there exists a high level of technical and functional compatibility between the products and services offered by the companies, particularly in the areas of decision support and clinical data systems. Medicus' products are PC-based and most are compliant with the Windows(TM) operating environment, as are the systems offered by QuadraMed. In addition, QuadraMed believes that the data captured by Medicus' systems, when combined with that collected by QuadraMed's systems, is of potential value and will enable QuadraMed to enhance the quality of data-based products currently marketed by the two companies. Furthermore, access to an increased number of customers who own only one or two of the products offered in the combined companies' suite of products and services, represents a cross-selling opportunity. QuadraMed also perceives the reputation of Medicus in the marketplace as being widely known and well-regarded which may further enhance QuadraMed's own reputation. QuadraMed generally believes the management and employees of Medicus to be experienced and skilled in health care information systems and, when combined with the management and resources of QuadraMed, may result in a management team that is better able to create stockholder value. Additionally, the management of the two companies believe certain economies of scale, cost savings and operational leverage may be achieved by reducing certain duplicative administrative functions.

     In reaching its determination, the QuadraMed Board consulted with management, as well as its legal counsel, and considered a number of factors, including the material factors enumerated below. In particular, the QuadraMed Board considered the following material positive factors:



          (i) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of QuadraMed and the belief that a combination with Medicus would enhance the foregoing. Specifically, the Board believed that Medicus lacked the profitability and positive cash flow to fund necessary research and development and that products under development by Medicus could best be developed, marketed and sold as part of a family of similar products marketed by a larger going-concern. It was the Board's belief, after considering verbal reports resulting from due diligence by QuadraMed's management, that QuadraMed possessed the capital resources necessary to effectively operate and expand Medicus' businesses. This potential to enhance Medicus' businesses tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (ii) The verbal reports and opinions of QuadraMed's management, its legal counsel and its independent auditors, including the result of their due diligence investigations concerning the business, operations and financial condition of Medicus. These verbal reports and opinions indicated that QuadraMed possessed the capital resources necessary to effectively operate and expand Medicus' businesses and that certain synergies between the QuadraMed and Medicus businesses could be exploited by the combined company. These verbal reports and opinions tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (iii) The effect on stockholder value of Medicus continuing as independent entities compared to the effect of combining the two companies, in light of the financial condition and prospects of Medicus and the current economic and industry environment, including, but not limited to, the potential for increased value in the combined QuadraMed/Medicus enterprise. In addition, the combination of the existing customer bases of QuadraMed and Medicus represented a significant opportunity for cross-selling of products to customers of the combined company. The potential to continue to strengthen QuadraMed's business and financial condition and to enhance Medicus' businesses tended to support a determination by the Board that the transaction would increase stockholder value for Medicus stockholders. It also tended to support a determination that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (iv) Recent and current market prices of the QuadraMed Common Stock and Medicus Common Stock. These recent and current market prices indicated that Medicus could be acquired at a value at which additional value could be created for the QuadraMed and Medicus businesses by the QuadraMed management team, a factor which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (v) The terms and conditions of the Merger Agreement and the related documents, which were the product of extensive arms-length negotiations. The Merger Agreement allows Medicus stockholders the opportunity and flexibility to receive cash, QuadraMed Common Stock or a combination of both in the Merger. Additionally, the Exchange Ratio is structured to allow Medicus Stockholders who elect to receive QuadraMed Common Stock in the Merger to receive some additional value as the value of QuadraMed Common Stock increases. Meanwhile, the Exchange Ratio provides some protections for Medicus stockholders in the event of a decrease in the QuadraMed Stock Value prior to the Effective Time. The structure of the Merger Consideration allows individual Medicus stockholders to consider his or her own risk profile, a factor which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (vi) The premium represented by the Exchange Ratio of (a) approximately 36% over the Medicus Common Stock closing sales price of $5.50 on November 7, 1997, the last trading day prior to the meeting of the Medicus Board of Directors at which the Merger Agreement was approved, (b) approximately 37% over the price one week before November 7, 1997, and (c) approximately 31% over the price four weeks before November 7, 1997. This premium, in the opinion of the Board represented a valuation that was accretive to the earnings of the combined company as well as a fair premium for Medicus stockholders, factors which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (vii) The compatibility and synergies of the respective business philosophies of QuadraMed and Medicus was such that the combined company could more successfully access a broader market. This opportunity to access broader markets could further enhance QuadraMed's and Medicus' business and stockholder value, a fact which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (viii) The opportunity for Medicus stockholders to participate, as holders of QuadraMed Common Stock, in a larger, more diversified company (subject to the QuadraMed Cash Election described below). QuadraMed's stronger financial position, capital resources and access to capital markets as well as QuadraMed's ability to better withstand market downturns in particular sectors with its broader product offerings and diverse businesses supported a determination by the Board that a combination with Medicus would further enhance QuadraMed's position in the market. These factors tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (ix) Medicus' future prospects for executing its business strategy and the likelihood that such prospects would be enhanced upon consummation of the Merger in light of the enhanced competition from software suppliers to the health care industry. QuadraMed's stronger financial position and marketing and capital resources in this respect tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          (x) The analysis of Jefferies & Co., as described in "--Analysis of QuadraMed's Financial Advisor," that, based on certain assumptions, the proposed transaction would be accretive to the combined company's earnings, a factor which tended to support a determination by the Board that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole.



          The QuadraMed Board also considered a variety of potentially negative factors in its deliberations concerning the Merger. In particular, the QuadraMed Board considered the following material negative factors, each of which by itself or combined with other negative factors was not significant enough to prevent the QuadraMed Board from determining that the transaction was fair to the Medicus stockholders, including non-affiliated stockholders, as a whole:



          (i) The risk that the combined company will not achieve the synergies and cost savings anticipated to be achieved in the Merger. If the synergies and cost savings are not realized, the proposed transaction could be dilutive to the earnings of the combined company.



          (ii) The risk that the operations of the two companies would not be successfully integrated which result would have a material adverse effect on the combined company's business, financial condition and results of operations.



          (iii) The risk that key technical and management personnel might be lost prior to or after consummation of the Merger, a risk that was potentially mitigated by negotiating the conversion of Medicus options into QuadraMed options.



          (iv) The adverse effects on Medicus' business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into. These adverse effects include the potential for hostile takeover attempts, distraction of management and employees of Medicus, customer confusion and loss of customers and the potential for a decrease in the price of Medicus Common Stock. These risks were mitigated by the fact that QuadraMed owns 56.6% of the outstanding Medicus Common Stock and that QuadraMed has agreed in the Merger Agreement to approve the transaction.

          (v) The possibility that QuadraMed might exercise the QuadraMed Cash Election, limiting or eliminating the ability of Medicus stockholders to receive QuadraMed Common Stock, which the Medicus Board did not feel was a significant negative factor because QuadraMed was only likely to exercise such election in circumstances where Medicus stockholders would be less likely to wish to receive QuadraMed Common Stock.



          (vi) The fact that the Merger Agreement does not require separate approval by stockholders other than QuadraMed. Accordingly, the non-affiliated stockholders of Medicus are forced to accept the Merger Consideration or seek appraisal rights under Delaware law. The Medicus Board felt this was acceptable given the election available to stockholders with respect to the Merger Consideration, the fact that stockholders would have appraisal rights and the fact that the Merger Consideration represented a premium over the recent and current values of the Medicus Common Stock.



          (vii) The fact that, as the tables in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS" illustrate, a Selling Stockholder may be subject to less risk than a non-affiliated stockholder as the QuadraMed Stock Value increases. Namely, the Selling Stockholders are able to retain some of the cash received from QuadraMed in November 1997 and still realize the maximum realizable value allowed under the Warrants and by the Exchange Ratio in the Merger Agreement. A current Medicus stockholder who owns the same number of shares as were owned by a Selling Stockholder in November 1997 would have to exchange all of his shares of Medicus for QuadraMed Common Stock at the Effective Time to receive the maximum realizable value in the Merger. Further, a Selling Stockholder may realize an additional benefit of realizing more gain on the sale of shares in certain circumstances as described in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS." However, the possibility that an increase in the price and volume levels of Medicus Common Stock would occur subsequent to the announcement of the transaction might provide current Medicus stockholders with a means to mitigate, in part, this potential difference in risk through sales of Medicus Common Stock on the open market at prices in excess of $7.50 per share. Furthermore, current Medicus stockholders have appraisal rights under
     Section 262 of the Delaware General Corporation Law, a right that the Selling Stockholders do not have. Finally, each of the Selling Stockholders and current Medicus stockholders are required by the Merger Agreement and Warrants, respectively, to decide whether to become stockholders of QuadraMed on the day prior to the Effective Time of the Merger, a factor which results in similar risk assessment by each of them.



          (viii) The fact that the Selling Stockholders received $7.50 per share in cash for their Medicus shares in November 1997 and will have had the opportunity to invest those proceeds and/or earn interest on such proceeds prior to the Effective Time of the Merger. However, the Selling Stockholders received no control premium in connection with the sale of their shares and the Selling Stockholders and non-affiliated Medicus stockholders, in some circumstances, recognize the same built-in profit at the Effective Time of the Merger as illustrated in "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."



          (ix) Other risks associated with QuadraMed's and Medicus' businesses, including those described above under "RISK FACTORS."



     In considering the foregoing positive and negative material factors, the QuadraMed Board also considered the going concern, liquidation and net book values of Medicus. In light of the foregoing, the QuadraMed Board determined that the proposed transaction represented a better value to the Medicus stockholders than any of the going concern, liquidation or net book values of Medicus.



     The foregoing discussion of the information and factors considered by the QuadraMed Board of Directors is not intended to be exhaustive but includes all material factors, positive and negative, considered by the QuadraMed Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the QuadraMed Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the QuadraMed Board of Directors may have given different weights to different factors. In the course of its deliberations, the QuadraMed Board of Directors did not establish a range of value for Medicus; however, based on the factors outlined above, taken as a whole, the QuadraMed Board of Directors determined that the Merger is advisable and fair and in the best interests of QuadraMed, Medicus and their respective stockholders, including non-affiliated stockholders. However, the QuadraMed Board of Directors makes no recommendation regarding the vote which will take place at the Special Meeting.


ANALYSIS OF QUADRAMED'S FINANCIAL ADVISOR


     In evaluating the proposed merger with Medicus, the QuadraMed Board of Directors considered certain materials and analyses presented by Jefferies & Company, Inc. ("Jefferies"), which acted as QuadraMed's financial advisor in connection with the transaction. Jefferies was not instructed to, nor did it, render an opinion as to the fairness of the transaction from a financial point of view to the Board of Directors or stockholders of QuadraMed, and was not engaged as an advisor to Medicus or its stockholders, which retained a separate advisor. See "-- Opinion of Medicus' Financial Advisor." The analysis prepared by Jefferies was limited at QuadraMed's instruction to an accretion/dilution analysis at various possible purchase prices and was based upon publicly-available information and information provided by QuadraMed and Medicus. Had Jefferies been instructed to deliver a fairness opinion or to advise Medicus or its stockholders, it might have reviewed additional information and analyses which might have resulted in materials and analyses that differed from that which was presented to QuadraMed's Board of Directors. Furthermore, the materials and analyses presented relied upon certain information which was provided to Jefferies by QuadraMed and Medicus or was otherwise publicly available. Jefferies was not asked to, and did not, independently verify the accuracy, completeness or fair presentation of any financial or other information (including financial projections, pro forma financial information and estimates), and assumed that the information provided to it by QuadraMed and Medicus had been prepared on the basis reasonably reflecting management's best currently available estimates and good faith judgments as to the future performance of the respective companies for all the periods specified therein. Jefferies was not asked to, and did not, make an independent evaluation or appraisal or conduct a physical inspection of any of the assets of QuadraMed or Medicus, nor was any such appraisal or valuation made available to Jefferies.


     Jefferies, as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies has provided investment banking services to QuadraMed in the past for which it has received or expects to receive customary investment banking fees and commissions, including acting as managing underwriter in connection with QuadraMed's initial public offering in October 1996 and follow-on equity offering in October 1997 and acting as financial advisor in connection with QuadraMed's acquisition of Healthcare Recovery, Inc. (d.b.a. Synergy HMC) in April 1997, the RHP Mergers in December 1997 and for this Merger. QuadraMed retained Jefferies as its advisor in connection with the Medicus transaction due, in part, to Jefferies' experience in investment banking and general familiarity with the health care information systems industry and certain of its participants, including QuadraMed and Medicus. In the ordinary course of its business, Jefferies and its affiliates may actively trade the securities of QuadraMed or Medicus for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     The materials and analysis provided to QuadraMed's Board of Directors contained (i) a summary description of Medicus, which among other things described certain product and technology information, marketing agreements, historical corporate transactions (including the March 1996 distribution of Medicus' managed care business, Medicus' share repurchase from Mr. Richard Jelinek and Medicus' reorganizations which took place in each of the fiscal years ended May 31, 1996 and 1997), summary operating data, certain share and option ownership, price and trading volume characteristics of Medicus' common stock, monthly trading volume of the leading market makers in Medicus' common stock and biographies of certain officers and directors; (ii) an overview of the consideration to be paid to Medicus shareholders and the anticipated accretive or dilutive effects of the transaction relative to the projected stand alone results of QuadraMed as estimated by the research department of Jefferies; (iii) a transaction analysis which depicted the pro forma effects of the Merger on the projected combined results of operations of the two companies; (iv) certain publicly available disclosure documents, including Medicus' most recent proxy, 10-K and 10-Q; and (v) an analysis of recent mergers and acquisitions in the health care information systems industry which included, among other items, certain ratios of the consideration paid relative to various operating results of the acquired companies.


     Based on certain assumptions regarding expense reductions related to combining the businesses of QuadraMed and Medicus, the analysis performed by Jefferies and described above resulted in the finding that the proposed transaction would be accretive to the combined company's earnings. However, Jefferies' advisory services and the materials and analysis presented to QuadraMed's Board of Directors were provided for the information and assistance of QuadraMed's Board of Directors in connection with its consideration of the Merger and do not constitute a recommendation as to whether any holder of Medicus Common Stock should vote for or against approval and adoption of the Merger Agreement.


     Jefferies will receive a fee in the amount of $675,750 in connection with advisory services provided to QuadraMed in the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Merger Consideration for shares of Medicus Common Stock will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. A Medicus stockholder will generally recognize gain or loss equal to the difference between (i) the amount of cash, and, in the case of Medicus stockholders receiving QuadraMed Common Stock, the fair market value of QuadraMed Common Stock that the stockholder receives as a result of the Merger and (ii) the stockholder's adjusted tax basis in the shares of Medicus Common Stock that the stockholder exchanges in the Merger. Medicus will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes.

     THE FOREGOING IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL POSSIBLE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. FURTHERMORE, THIS PROXY STATEMENT/PROSPECTUS DOES NOT PROVIDE INFORMATION REGARDING THE TAX CONSEQUENCES OF THE MERGER UNDER THE TAX LAWS OF ANY STATE OR OF ANY LOCAL OR FOREIGN JURISDICTION. MEDICUS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SPECIFIC TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial reporting purposes in accordance with GAAP. This method will require the allocation of the purchase price to the various assets acquired and liabilities assumed based on the fair market values of those assets and liabilities.


     QuadraMed received a valuation of certain intangible assets which will be acquired in the Merger which indicated that $38,500,000 of the intangible assets to be acquired consist of in-process research and development. In the opinion of management, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future use. Accordingly, QuadraMed recorded a non-recurring charge of $38,500,000 in its fourth quarter ended December 31, 1997. The remaining intangible assets are expected to be amortized over a five- to seven-year period.


CERTAIN LEGAL MATTERS

     No federal or state regulatory requirements or approvals (other than those which arose in connection with the registration of QuadraMed Common Stock to be issued in the Merger and the effectiveness of this Proxy Statement/Prospectus and certain notice filings after the Effective Time) must be complied with or obtained in connection with the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All QuadraMed Common Stock issued in connection with the Merger will be freely transferable, except that any QuadraMed Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Medicus or QuadraMed prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Medicus, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of QuadraMed, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Medicus or QuadraMed generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     Affiliates of Medicus may not sell their shares of QuadraMed Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of QuadraMed) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of QuadraMed Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert with an affiliate) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of QuadraMed Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to such former Medicus affiliates if QuadraMed remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, a former affiliate of Medicus would be able to sell such QuadraMed Common Stock without such manner of sale or volume limitations provided that QuadraMed was current with its Exchange Act informational filings and such affiliate was not then an affiliate of QuadraMed. Two years after the Effective Time, a former affiliate of Medicus would be able to sell such shares of QuadraMed Common Stock without any restrictions so long as such affiliate had not been an affiliate of QuadraMed for at least three months prior thereto.

LISTING

     It is a condition to the obligations of QuadraMed and Medicus to consummate the Merger that application shall have been made to the Nasdaq National Market to list the shares of QuadraMed Common Stock to be issued in connection with the Merger.

APPRAISAL RIGHTS

     Record holders of Medicus Common Stock are entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"). The following discussion represents a summary of the material provisions of Section 262, and is qualified in its entirety by reference to the full text of Section 262, which is reprinted in its entirety as Annex C to this Proxy Statement/Prospectus. A person having a beneficial interest in shares of Medicus Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock (who was a stockholder on the record date for such meeting) for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF MEDICUS COMMON STOCK THAT APPRAISAL RIGHTS ARE AVAILABLE. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL

RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX C CAREFULLY, BECAUSE FAILURE TO TIMELY AND STRICTLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

     Under the DGCL, a record holder of shares of Medicus Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the Merger nor consents thereto in writing will be entitled to have his or her shares of Medicus Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold stock of a constituent corporation to the Merger and may be required by the Merger Agreement to accept cash as a portion or all of the Merger Consideration. Since holders of shares of Medicus Common Stock wishing to exercise appraisal rights must not vote in favor of approval of the Merger Agreement and the Merger, such holders should not deliver unmarked proxies (i.e., proxies without instructions) to Medicus as such proxies will be voted FOR such approval. See "THE SPECIAL MEETING -- Record Date; Voting Rights; Proxies."


     A holder of shares of Medicus Common Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of Medicus, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his or her shares of Medicus Common Stock. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform Medicus of the identity of the holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of Medicus Common Stock should be sent or delivered to QuadraMed Corporation, 80 E. Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939, Attn: Secretary of Medicus, c/o Keith M. Roberts, Esq. In addition, a holder of shares of Medicus Common Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their shares of Medicus Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.


     Within 10 days after the Effective Time, the Surviving Corporation (as defined in "THE MERGER AGREEMENT -- The Merger") must send a notice as to the effectiveness of the Merger to each holder of shares of Medicus Common Stock who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any holder of record of shares of Medicus Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of Medicus Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Medicus Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the shares of Medicus Common Stock and neither QuadraMed nor Medicus presently expects that the Surviving Corporation will file such a petition. Accordingly, it is the obligation of the holders of Medicus Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of Medicus Common Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of Medicus Common Stock is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Medicus Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Medicus Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Holders considering seeking appraisal should be aware that the "fair value" of their shares of Medicus Common Stock as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would receive if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Medicus Common Stock have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of shares of Medicus Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Medicus Common Stock entitled to appraisal.

     If any holder of shares of Medicus Common Stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, such stockholder will receive the Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by
Section 262 for perfecting appraisal rights may result in the loss of such rights.

     Any holder of shares of Medicus Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Medicus Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Medicus Common Stock as of a date prior to the Effective
Time).

     Shares of Medicus Common Stock held by any holder who shall have failed to perfect or who effectively shall have withdrawn or lost his or her rights to appraisal of such shares of Medicus Common Stock under Section 262 shall be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, shares of QuadraMed Common Stock based on the Exchange Ratio, as if such shares were covered by Non-Elections, upon surrender of the certificate or certificates that formerly evidenced such shares of Medicus Common Stock. See "THE MERGER AGREEMENT -- Election for Shares or Cash."

                   THE STOCK PURCHASE AGREEMENTS AND WARRANTS


     On November 9, 1997, QuadraMed and certain stockholders of Medicus (the "Selling Stockholders") entered into Stock Purchase Agreements pursuant to which QuadraMed acquired 3,111,105 shares of Medicus Common Stock (56.7% of the then outstanding shares). In consideration for the sale of Medicus Common Stock to QuadraMed, QuadraMed agreed to pay to the Selling Stockholders $7.50 per share, in cash, without interest, together with a warrant (the "Warrant") entitling the Selling Stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold. These Warrants are only exercisable at the Effective Time of the Merger and will expire to the extent not exercised. The aggregate purchase price paid by QuadraMed to the Selling Stockholders was approximately $23.3 million in cash plus Warrants to purchase an aggregate of 972,220 shares of QuadraMed Common Stock as described in the following paragraphs. The Selling Stockholders, which included Richard C. Jelinek, William
G. Brown, Jon E.M. Jacoby, Gail L. Warden and Dorsey R. Gardner, all of whom are directors of Medicus, and the number of shares of Medicus Common Stock purchased from each Selling Stockholder are as follows:


                                                           SHARES OF MEDICUS
                  SELLING STOCKHOLDER                    COMMON STOCK PURCHASED
                  -------------------                    ----------------------
William Gardner Brown Trust............................          216,010
Dorsey Gardner.........................................          119,225
Neal Goldman...........................................          144,000
HollyBank Investments, L.P.............................          550,778
Trigran Investments....................................          179,914
Stephens Group, Inc....................................           95,000
Jacoby Enterprises Inc.................................           45,000
Capital Two Corporation................................           20,000
Debbie Jelinek.........................................          100,000
Richard Jelinek........................................          832,700
Peter H. Kamin.........................................           27,500
Peter H. Kamin Children's Trust........................           12,000
Peak Investment, L.P...................................           60,600
Jacobs Family Co., LLC.................................           27,900
Pleiades Investment, L.P...............................           55,000
Petrus Fund, L.P.......................................           12,300
Walter J. McNerney.....................................          110,678
Jackson Stephens.......................................          100,000
Gail Warden............................................           92,000
FNY Securities Association, L.P........................           46,000
P.A.W. Partners, L.P...................................          115,000
P.A.W. Offshore Fund...................................          149,500
                                                               ---------
          Total                                                3,111,105
                                                               =========

     The Warrants entitle the Selling Stockholders to purchase QuadraMed Common Stock at a price of $24.00 per share (the closing price on the last trading day prior to execution of the Stock Purchase Agreements), which would provide them with additional value in the event the market price of QuadraMed Common Stock were to increase above $24.00 per share. If at the Effective Time of the Merger, the QuadraMed Stock Value (as defined below) exceeds $27.60, then the number of shares of QuadraMed Common Stock issuable upon exercise of the Warrants shall be adjusted downward such that the number of shares of QuadraMed Common Stock issuable upon exercise of a Warrant shall be X, where X is equal to the Warrant Value (as defined below) divided by the difference of (i) the QuadraMed Stock Value minus (ii) $24.00. For purposes of the Warrants, the term "QuadraMed Stock Value" means the price per share equal to the average of the closing prices of QuadraMed Common Stock during the fifteen (15) days prior to the second day prior to the date of the Special Meeting and the term "Warrant Value" means the product obtained by multiplying $3.60 by the initial number of shares of QuadraMed Common Stock issuable under the Warrants. To the extent that a Warrant is not exercised at the Effective Time or the number of shares issuable upon exercise of a Warrant is limited as set forth in the following paragraph, the portion of a Warrant that is unexercised or subject to the limitations set forth in the following paragraph shall terminate and shall be void and of no further force or effect. The shares of QuadraMed Common Stock issuable upon exercise of

Warrants will be registered for resale pursuant to a registration statement on Form S-3 to be filed by QuadraMed.



     The Warrants were intended to provide to the Selling Stockholders the opportunity to benefit from any increase in the price of the QuadraMed Common Stock to the same extent as other holders of Medicus Common Stock who may elect to receive the Merger Consideration in the form of QuadraMed Common Stock. While the Warrants and Merger Consideration were structured to allow existing Medicus stockholders and the Selling Stockholders to benefit from an increase in the QuadraMed Common Stock, there are circumstances where benefits to each may not be exactly the same. The following discussion illustrates potential similarities and differences:



     Selling Stockholders



     In November 1997, each of the Selling Stockholders received from QuadraMed $7.50 in cash per share of Medicus Common Stock and a Warrant to purchase 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold to QuadraMed.



     Assume Selling Stockholder X sold 10,000 shares of Medicus Common Stock to QuadraMed in November 1997. X would have received cash proceeds of $75,000 and a Warrant to purchase 3,125 shares of QuadraMed Common Stock at $24.00 per share at the Effective Time of the Merger. If the QuadraMed Stock Value (as defined above) exceeds $27.60, the number of shares that X may purchase upon exercise of the Warrant would be adjusted downward.



     The following table illustrates the number of shares purchasable upon exercise of the Warrant by Selling Stockholder X at the Effective Time of the Merger assuming different QuadraMed Stock Values. The table further illustrates the built-in gain realizable by X at the Effective Time, if X exercises the Warrant at $24.00 per share and were to sell all of the QuadraMed Common Stock underlying the Warrant at prices of $24.00, $27.60 and $30.00 per share, respectively:



  QUADRAMED         NUMBER OF          AGGREGATE        AGGREGATE      BUILT-IN GAIN
  STOCK VALUE   SHARES ON EXERCISE   PURCHASE PRICE   SELLING PRICE   REALIZED ON SALE
  -----------   ------------------   --------------   -------------   ----------------
    $24.00            3,125             $75,000          $75,000          $     0
    $27.60            3,125             $75,000          $86,250          $11,250
    $30.00            1,875             $45,000          $56,250          $11,250



     Existing Medicus Stockholders



     Assume stockholder Y owns 10,000 shares of Medicus Common Stock. In the Merger, Y may elect to receive (i) $7.50 in cash per share of Medicus Common Stock, (ii) shares of QuadraMed Common Stock in exchange for Medicus Common Stock, or (iii) a combination of both. Assuming that Y elects to exchange all 10,000 shares of Medicus Common Stock in the Merger, the following table illustrates the number of shares that Y would receive in the Merger assuming different QuadraMed Stock Values. The table further illustrates the built-in gain realizable by Y at the Effective Time, if Y exchanges all 10,000 shares of Medicus Common Stock in the Merger (which has a cash value of $7.50 in the Merger), and were to sell all of the QuadraMed Common Stock received in the Merger at prices of $24.00, $27.60 and $30.00 per share, respectively:



  QUADRAMED        NUMBER OF         AGGREGATE VALUE OF                       BUILT-IN GAIN
  STOCK VALUE   SHARES IN MERGER   MEDICUS STOCK EXCHANGED   SELLING PRICE   REALIZED ON SALE
  -----------   ----------------   -----------------------   -------------   ----------------
    $24.00           3,125                 $75,000              $75,000          $     0
    $27.60           3,125                 $75,000              $86,250          $11,250
    $30.00           2,875                 $75,000              $86,250          $11,250



     As the tables above illustrate in most cases with the exception of any interest, if any, that X may have earned on the cash received for the sale of Medicus Common Stock in November 1997, the Merger Agreement and Warrants are structured such that each of X and Y have the opportunity to receive the same benefits from the Merger. X and Y are treated similarly in the Merger because each must decide to opt for cash or shares of QuadraMed Common Stock one day prior to the Effective Time of the Merger. The primary difference is that X received $75,000 in cash from QuadraMed in November 1997 and must decide whether to retain the cash or return all or part of the cash to QuadraMed to exercise the Warrants at the Effective Time.

Meanwhile, Y has Medicus Common Stock with an aggregate cash value of $75,000 that can be exchanged for cash, shares of QuadraMed Common Stock or a combination of both at the Effective Time.



     This structure may subject X to less risk than Y. For instance, assuming the price of QuadraMed Common Stock is $30.00, X can receive 1,875 shares of QuadraMed Common Stock and the maximum built-in gain with a cash outlay of $45,000, allowing X to hold a mix of cash and QuadraMed Common Stock. In comparison, Y must exchange all 10,000 shares of Medicus Common Stock with an aggregate cash value of $75,000 to receive 2,875 shares of QuadraMed Common Stock and the maximum built-in gain. Unlike X, Y does not receive the reduced risk of holding a mix of cash and QuadraMed Common Stock. This is significant because the sales price is subject to fluctuation and with Y holding more shares, Y's built-in gain is subject to more market risk than X's built-in gain. See "RISK FACTORS--The Effect of QuadraMed Stock Price Fluctuations on Stock Consideration to Medicus Stockholders Electing to Receive QuadraMed Common Stock; Comparison of Risks of the Selling Stockholders and Medicus Stockholders."



     An additional circumstance where X may realize a greater benefit than Y is when the price of QuadraMed Common Stock on the Effective Date is lower than the QuadraMed Stock Value. The following table illustrates differences assuming a QuadraMed Stock Value of $33.00, a price of QuadraMed Common Stock at the Effective Time of $30.00 and a sale of all shares at the Effective Time by X and
Y:



                                    AGGREGATE EXERCISE PRICE/
              NUMBER OF SHARES ON        VALUE OF STOCK           AGGREGATE     GAIN REALIZED
STOCKHOLDER   EXERCISE/AT MERGER            EXCHANGED           SELLING PRICE      ON SALE
-----------   -------------------   -------------------------   -------------   -------------
     X               1,250                   $30,000               $37,500         $7,500
     Y               2,614                   $75,000               $78,420         $3,420



     Despite the difference illustrated in the above circumstance, X does have certain benefits not available to Y. Namely, X has the ability to sell Medicus Common Stock in the open market prior to the Effective Time. Y cannot exercise the Warrants and sell the underlying QuadraMed Common Stock until the Effective Time. Additionally, X has appraisal rights under Delaware law, a right not available to Y. See "RISK FACTORS -- The Effect of QuadraMed Stock Price Fluctuations on Stock Consideration to Medicus Stockholders Electing to Receive QuadraMed Common Stock; Comparison of Risks of the Selling Stockholders and Medicus Stockholders."


     In no event shall the aggregate number of shares of QuadraMed Common Stock which QuadraMed is obligated to issue (1) upon conversion of the Warrants and
(2) in exchange for outstanding shares of Medicus Common Stock pursuant to the Merger Agreement, exceed 1,800,000 shares of QuadraMed Common Stock. In the event that the total number of shares of QuadraMed Common Stock which holders of Warrants and holders of Medicus Common Stock have elected to receive as described in clauses (1) and (2) in the immediately preceding sentence exceeds 1,800,000, QuadraMed shall only be required to issue 1,800,000 shares of QuadraMed Common Stock and such holders shall be entitled to receive shares of QuadraMed Common Stock equal to each holder's pro rata portion of the total amount of shares issued by QuadraMed as described in clauses (1) and (2), based on the total number of shares each holder elected to receive. See "THE MERGER AGREEMENT -- Limitation on Shares Issuable."

     In lieu of the cash payment described above, QuadraMed delivered to William
G. Brown, a Selling Stockholder and director of Medicus, a promissory note in the amount of $1,620,075 (which note bore interest at a rate of five percent per annum and was paid in full on January 5, 1998) in exchange for Mr. Brown's transfer to QuadraMed of 216,010 shares of Medicus Common Stock.

     In connection with the Merger, Mr. Sommers and Mr. Jelinek, option holders of Medicus, granted irrevocable proxies to QuadraMed with respect to all shares of Medicus Common Stock which are issuable upon exercise of outstanding options or warrants to purchase 643,000 shares of Medicus Common Stock owned by them (the "Option Shares"). Pursuant to the proxies, QuadraMed is empowered to exercise all voting and other rights with respect to the Option Shares as it deems proper in respect of any matter at a meeting of stockholders, or any written consent in lieu of a meeting of stockholders.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of record of Medicus Common Stock entitled to vote as of the Medicus Record Date (as defined below) will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Special Meeting.

     THE BOARD OF DIRECTORS OF MEDICUS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES


     The Medicus Board has established a Record Date Committee (consisting of Messrs. Brown and Sommers) which has fixed the close of business on April 8, 1998 as the record date (the "Medicus Record Date") for determining holders of Medicus Common Stock entitled to notice of and to vote at the Special Meeting.



     As of the Medicus Record Date, there were [          ] shares of Medicus
Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Medicus Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF MEDICUS COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


     Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     Medicus will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of Medicus by personal interview, telephone, telegram or E-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Medicus Common Stock held of record by such persons, in which case Medicus will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Medicus Common Stock entitled to vote as of the Medicus Record Date is necessary to constitute a quorum at the Special Meeting. Under applicable Delaware Law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Special Meeting.

REQUIRED VOTE


     The approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Medicus Common Stock. QuadraMed, which
owns      % of the outstanding shares of Medicus Common Stock as of April 8,
1998 will vote its shares of Medicus Common Stock in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. In addition, in connection with the Merger, Patrick Sommers and Richard C. Jelinek granted irrevocable proxies to QuadraMed with respect to all shares of Medicus Common Stock which are issuable upon exercise of outstanding options or warrants to purchase 643,000 shares of Medicus Common Stock owned by them (the "Option Shares"). Pursuant to the proxies, QuadraMed is empowered to exercise all voting and other rights with respect to the Option Shares as it deems proper in respect of any matter at a meeting of stockholders, or any written consent in lieu of a meeting of stockholders. As a result, QuadraMed has sufficient voting power to approve and adopt the Merger Agreement and the Merger. The Merger Agreement does not require that the Merger be approved by a majority of the unaffiliated Medicus stockholders.


     As of the Medicus Record Date, there were [     ] shares of Medicus Common
Stock outstanding and entitled to vote held by approximately [ ] stockholders of record. As of the Medicus Record Date, QuadraMed and directors and officers
of Medicus and their affiliates as a group beneficially owned [     ] shares of
Medicus Common Stock, or approximately [ ]% of those shares of Medicus Common Stock outstanding as of such date.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF MEDICUS. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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

                                   THE MERGER
GENERAL


     The Merger Agreement provides that the Merger will be consummated if the approval of the Medicus stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Pursuant to the Merger Agreement, QuadraMed, which owns [56.6%] of the Medicus Common Stock as of April 8, 1998, has agreed and intends to vote all of its shares of Medicus Common Stock in favor of the Merger. As a result, QuadraMed's affirmative vote for approval and adoption of the Merger Agreement is sufficient to approve the Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."


     Upon consummation of the Merger, Merger Sub, a wholly owned subsidiary of QuadraMed, will be merged with and into Medicus, and Medicus will become a wholly owned subsidiary of QuadraMed. Upon consummation of the Merger, each outstanding share of Medicus Common Stock (other than shares owned by Medicus as treasury stock or by its subsidiaries or shares owned by QuadraMed or any direct or indirect wholly owned subsidiary of QuadraMed, all of which will be cancelled) will be automatically converted into the right to receive any of (i) $7.50 in cash, without interest (the "Per Share Cash Amount"); or (ii) 0.3125 shares of QuadraMed Common Stock (the "Exchange Ratio"), subject to adjustment and certain limitations as described in the Merger Agreement; or (iii) a combination of shares of QuadraMed Common Stock and cash (collectively, the "Merger Consideration"). The Exchange Ratio is subject to the following adjustments: if (1) the QuadraMed Stock Value exceeds $27.60, then the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and (2) the QuadraMed Stock Value is less than $24.00, then the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value. Additionally, if the QuadraMed Stock Value is less than $20.40, then QuadraMed may elect, at its sole discretion, to cause all or any portion of the shares of Medicus Common Stock to be converted into the Per Share Cash Amount (the "QuadraMed Cash Election"). In the event of a QuadraMed Cash Election in which less than all of the outstanding shares of Medicus Common Stock will be converted into cash, the shares of Medicus Common Stock to be converted into cash as a result of the QuadraMed Cash Election will be selected pro rata according to the number of shares with respect to which a Stock Election has been made. The "QuadraMed Stock Value" is equal to the average of the closing prices of QuadraMed Common Stock during the fifteen (15) days prior to the second day prior to the date of the Special Meeting. See "SUMMARY -- THE MERGER -- Merger Consideration" for an illustration of various Exchange Ratios at various QuadraMed Stock Values.

     Each record holder of Medicus Common Stock may elect to receive the Per Share Cash Amount (a "Cash Election"), shares of QuadraMed Common Stock (a "Stock Election") or a combination of both. Shares of Medicus Common Stock for which no election is received or for which a stockholder has indicated no preference for cash or shares (a "Non-Election") will automatically be converted into the right to receive QuadraMed Common Stock. The maximum number of shares of QuadraMed Common Stock which QuadraMed is obligated to issue in the Merger and upon exercise of the Warrants is 1,800,000 shares. If the aggregate number of shares of QuadraMed Common Stock issuable pursuant to Stock Elections and issuable upon exercise of the Warrants exceeds 1,800,000, the shares issuable upon consummation of the Merger and exercise of the Warrants will be allocated on a pro rata basis. See "THE MERGER AGREEMENT -- Limitation on Shares Issuable."


     Based upon the capitalization of Medicus and QuadraMed (as adjusted for and assuming the issuance of 1,800,000 shares of QuadraMed Common Stock and assuming no adjustment of the Exchange Ratio) as of March 31, 1997, the stockholders of Medicus will own approximately [14.5%] of the outstanding QuadraMed Common Stock following consummation of the Merger. Such percentage could change depending on the number of shares of QuadraMed Common Stock and Medicus Common Stock issued upon exercise of outstanding Medicus and QuadraMed stock options and warrants or otherwise issued prior to the Effective Time.

EFFECTIVE TIME


     The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The filing of the Certificate of Merger will occur on the date of closing of the transactions contemplated in the Merger Agreement (the "Closing Date"). QuadraMed and Medicus currently expect that the closing will occur promptly after the Special Meeting. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before July 31, 1998 and under certain other conditions. See "THE MERGER
AGREEMENT -- Conditions to Consummation of the Merger," "-- Termination; Expenses; Amendment; Waiver."


ELECTION PROCEDURES; PROCEDURES FOR SURRENDER AND EXCHANGE OF CERTIFICATES


     Included with the mailing of this Proxy Statement/Prospectus is an election form to be completed by holders of Medicus Common Stock together with other appropriate and customary transmittal material ("Form of Election"), which materials specify that delivery will be effected, and risk of loss and title to the certificates representing Medicus Common Stock ("Certificates") will pass only upon proper delivery of such Certificates to the exchange agent, currently State Street Bank and Trust Company (the "Exchange Agent").



     Each record holder of Medicus Common Stock may elect to receive the Per Share Cash Amount, shares of QuadraMed Common Stock or a combination of both by submitting a Form of Election to the Exchange Agent no later than the Election Deadline (as defined in the following paragraph). Record holders who indicate no preference on the Form of Election or who do not submit a Form of Election prior to the Election Deadline will automatically have their shares of Medicus Common Stock converted into the right to receive shares of QuadraMed Common Stock at the Effective Time (subject to QuadraMed's right to make the QuadraMed Cash Election and QuadraMed's obligation to issue no more than 1,800,000 shares of QuadraMed Common Stock in the Merger).



     To be effective, a properly completed and executed Form of Election must be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on
[          ], 1998 (the "Election Deadline"). A Form of Election will be deemed properly completed and executed only if accompanied by one or more Certificates representing all shares of Medicus Common Stock covered by such Form of Election, together with the duly executed transmittal materials included in the Form of Election. Medicus stockholders may change their election at any time prior to the Election Deadline by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal of their Certificates prior to the Election Deadline. Upon receipt of such Certificates, the Exchange Agent will deliver, as the case may be, (i) the Per Share Cash Amount and/or (ii) whole shares of QuadraMed Common Stock to such stockholder and cash in lieu of fractional shares to which such holder would otherwise be entitled pursuant to the terms of the Merger Agreement and in accordance with the letter of transmittal, together with any dividends or other distributions to which such stockholder is entitled, without interest. See "THE MERGER AGREEMENT -- Election for Shares or Cash."


     After the Effective Time, there will be no further transfers of Medicus Common Stock on the stock transfer books of Medicus. If a Certificate representing Medicus Common Stock is presented for transfer, it will be cancelled and exchanged as provided in the Merger Agreement. See "THE MERGER AGREEMENT -- Surrender and Payment."

     After the Effective Time and until surrendered, Certificates which formerly represented shares of Medicus Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of QuadraMed Common Stock or the Per Share Cash Amount, as the case may be, into which such shares of Medicus Common Stock were converted at the Effective Time. After the Effective Time, no dividends or other distributions, if any, payable to holders of QuadraMed Common Stock will be paid to the holders of any Certificates until such Certificates are surrendered. Upon surrender of such Certificates, all such declared dividends and distributions with a record date after the Effective Time will be paid to the holder of record of certificates representing the full shares of QuadraMed Common Stock represented by the certificate issued in exchange therefor, without interest. See "THE MERGER AGREEMENT -- Surrender and Payment." It should be noted that QuadraMed has
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

never declared any cash dividends on the QuadraMed Common Stock. QuadraMed currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the QuadraMed Common Stock in the foreseeable future. In addition, QuadraMed's credit agreement contains provisions that restrict the payment of dividends.

TREATMENT OF STOCK OPTIONS AND OUTSTANDING WARRANTS

     At the Effective Time, the obligations under the Medicus Stock Option Plans and the TriHealth Warrant will be assumed by QuadraMed and shall continue to have, and be subject to, the same terms and conditions set forth therein, except that (i) each of the assumed options and warrants will be exercisable for that number of whole shares of QuadraMed Common Stock equal to the product of the number of shares of Medicus Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by 0.3565, rounded down to the nearest whole number of shares of QuadraMed Common Stock, (ii) the Director Options will be fully vested and shall remain exercisable for a period of three years after the Effective Time (or three years after termination of employment in the case of Mr. Sommers) and (iii) the per share exercise price for the shares of QuadraMed Common Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Medicus Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by 0.3565, rounded up to the nearest whole cent.

     At the Effective Time, the Jelinek Warrants shall be purchased and cancelled by QuadraMed in exchange for QuadraMed Common Stock with an aggregate value of $1.12 million. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

     HOLDERS OF MEDICUS COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE FORM OF ELECTION FROM THE EXCHANGE AGENT. HOLDERS OF MEDICUS COMMON STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                              THE MERGER AGREEMENT

     The following description of the Merger Agreement is necessarily a summary thereof and is therefore qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Stockholders of Medicus are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to the approval of the Merger by the stockholders of Medicus and the satisfaction or waiver of the other conditions to the Merger, a newly formed subsidiary of QuadraMed ("Merger Sub") will be merged with and into Medicus in accordance with Delaware law, whereupon the separate existence of Merger Sub will cease and Medicus will be the surviving corporation of the Merger (the "Surviving Corporation"). Merger Sub was formed solely to complete the Merger. At the Effective Time, the conversion of Medicus Common Stock and the conversion of shares of the common stock of Merger Sub pursuant thereto will be effected as described below. The Certificate of Incorporation and Bylaws of Merger Sub will become the Certificate of Incorporation and Bylaws of the Surviving Corporation and may thereafter be amended and/or restated as provided therein and by Delaware law. The directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

TERMS OF THE MERGER

     At the Effective Time, each share of Medicus Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Medicus as treasury stock or by its subsidiaries or shares owned by QuadraMed or any direct or indirect wholly owned subsidiary of QuadraMed, all of which will be cancelled) will be cancelled and extinguished and be converted automatically into the right to receive any of

(i) the Per Share Cash Amount; or (ii) the Exchange Ratio; or (iii) a combination of shares of QuadraMed Common Stock and the Per Share Cash Amount. The Exchange Ratio is subject to the following adjustments: (i) if the QuadraMed Stock Value exceeds $27.60, then the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and (ii) if the QuadraMed Stock Value is less than $24.00, then the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value; provided further, however, that if the QuadraMed Stock Value is less than $20.40, then QuadraMed may, at its sole discretion, elect to have all or any portion of the shares of Medicus Common Stock converted into the Per Share Cash Amount (the "QuadraMed Cash Election"). In the event of a QuadraMed Cash Election in which less than all of the outstanding shares of Medicus Common Stock will be converted into cash, the shares of Medicus Common Stock to be converted into cash as a result of the QuadraMed Cash Election will be selected pro rata according to the number of shares with respect to which a Stock Election (as defined in "-- Election for Shares or Cash") has been made. The amounts paid in the Merger in exchange for shares of Medicus Common Stock shall be referred to herein as the "Merger Consideration."

     At the Effective Time, the Medicus 1989 Stock Option Plan, the Medicus 1991 Stock Option Plan, the Medicus 1993 Stock Option Plan, the Medicus 1993 Performance Stock Option Plan, the Medicus 1994 Stock Option Plan, the Medicus 1994 Directors' Stock Option Plan, the Medicus 1995 RCM Stock Option Plan, the Medicus 1996 C.E.O. Stock Option Plan, the Medicus 1996 C.E.O. Replacement Stock Option Plan, the Medicus 1996 C.E.O. Special Stock Option Plan, the Medicus 1997 Employee Stock Option and Restricted Stock Plan, and the Medicus 1997 Directors' Stock Option Plan (collectively, the "Medicus Stock Option Plans"), the TriHealth Warrant and all options or rights to purchase Medicus Common Stock then outstanding under the Medicus Stock Option Plans, and the TriHealth Warrant, shall be assumed by QuadraMed.

FRACTIONAL SHARES

     No fraction of a share of QuadraMed Common Stock will be issued in the Merger. In lieu of any fractional shares that would otherwise be issuable in the Merger in exchange for shares of Medicus Common Stock, QuadraMed shall pay the proportionate amount of the Per Share Cash Amount that would be payable in respect of such fractional share.

LIMITATION ON SHARES ISSUABLE

     In no event shall the aggregate number of shares of QuadraMed Common Stock which QuadraMed is obligated to issue in the aggregate (i) upon the exercise of the Warrants and (ii) in exchange for outstanding shares of Medicus Common Stock pursuant to the Merger Agreement exceed a total of 1,800,000 shares. In the event that the aggregate number of shares of QuadraMed Common Stock that holders of Warrants and holders of Medicus Common Stock have elected to receive as described in clauses (i) and (ii) in the immediately preceding sentence exceeds 1,800,000, QuadraMed shall only be required to issue 1,800,000 shares of QuadraMed Common Stock and such holders shall be entitled to receive shares of QuadraMed Common Stock equal to each holder's pro rata portion of the total amount of shares issued by QuadraMed as described in clauses (i) and (ii), based on the total number of shares each holder elected to receive. See "THE STOCK PURCHASE AGREEMENTS AND WARRANTS."

ELECTION FOR SHARES OR CASH

     Immediately prior to the Effective Time, each record holder of shares of Medicus Common Stock will be entitled (i) to elect to receive cash for none, some or all of such shares (a "Cash Election"), (ii) to elect to receive QuadraMed Common Stock for none, some or all of such shares (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or QuadraMed Common Stock for such shares (a "Non-Election"). All such elections shall be made on a Form of Election. Holders of record of shares of Medicus Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Medicus Common Stock held by each

Representative for a particular beneficial owner. All shares of Medicus Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Medicus Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive QuadraMed Common Stock (subject to QuadraMed's right to make the QuadraMed Cash Election and QuadraMed's obligation to issue no more than 1,800,000 shares of QuadraMed Common Stock in the Merger), and the Cash Election Shares shall be converted into the right to receive cash, without interest.

     Elections shall be made by holders of Medicus Common Stock by mailing or otherwise delivering to the Exchange Agent a Form of Election no later than the Election Deadline. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent as described in "THE MERGER -- Election Procedures; Procedures for Surrender and Exchange of Certificates." QuadraMed will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of QuadraMed (or the Exchange Agent) in such matters shall be conclusive and binding. Neither QuadraMed nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by the Merger Agreement and all such computations shall be conclusive and binding on the holders of Medicus Common Stock. A holder of Medicus Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If QuadraMed or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall be deemed to have made a Non-Election. QuadraMed and Medicus shall each use its reasonable best efforts to mail the Form of Election to all persons who become holders of Medicus Common Stock during the period between the Medicus Record Date and 10:00 a.m. California time, on the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Medicus Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent prior to the Election Deadline in order to be effective. All elections may be revoked until the Election Deadline.

SURRENDER AND PAYMENT

     Promptly after the Effective Time, QuadraMed shall make available to the Exchange Agent (i) the shares of QuadraMed Common Stock issuable in exchange for Stock Election Shares and Non-Election Shares and (ii) cash in an amount sufficient to make payment with respect to Cash Election Shares and permit payment of cash in lieu of fractional shares.

     QuadraMed and Medicus shall cause to be mailed to each holder of record of the Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Medicus Common Stock, whose shares will be converted into the right to receive shares of QuadraMed Common Stock (and cash in lieu of fractional shares) or the Per Share Cash Amount a Form of Election which shall
(i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as QuadraMed may reasonably specify and (ii) include instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of QuadraMed Common Stock (and cash in lieu of fractional shares) or the Per Share Cash Amount. At the Effective Time and upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by QuadraMed, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of QuadraMed Common Stock and payment in lieu of fractional shares which such holder has the right to receive or (ii) the Per Share Cash Amount, as the case may be, and the Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Medicus Common Stock will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of QuadraMed Common Stock or the Per Share Cash Amount, as the case may be, into which such shares of Medicus Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

     No dividends or other distributions with respect to QuadraMed Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of QuadraMed Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of QuadraMed Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of QuadraMed Common Stock. QuadraMed has never declared any cash dividends on the QuadraMed Common Stock. QuadraMed currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the QuadraMed Common Stock in the foreseeable future. In addition, QuadraMed's credit agreement contains provisions that restrict the payment of dividends.

     If any certificate for shares of QuadraMed Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to QuadraMed or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of QuadraMed Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of QuadraMed or any agent of QuadraMed that such tax has been paid or is not payable.

     In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue QuadraMed Common Stock (and cash in lieu of fractional shares) in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof. QuadraMed may, in its discretion and as a condition precedent to the issuance of shares of QuadraMed Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against QuadraMed, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


     INCLUDED WITH THIS PROXY STATEMENT/PROSPECTUS ARE DETAILED INSTRUCTIONS IN A FORM OF ELECTION AND LETTER OF TRANSMITTAL TO HOLDERS OF RECORD OF MEDICUS COMMON STOCK AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF MEDICUS COMMON STOCK FOR CASH OR CERTIFICATES REPRESENTING SHARES OF QUADRAMED COMMON STOCK. SEE "THE MERGER -- ELECTION PROCEDURES; PROCEDURES FOR SURRENDER AND EXCHANGE OF CERTIFICATES." STOCKHOLDERS OF MEDICUS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO MEDICUS OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE FORM OF ELECTION AND LETTER OF TRANSMITTAL.


CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of QuadraMed and Medicus to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of Medicus Common Stock as of the Medicus Record Date, (ii) the Registration Statement shall have been declared effective by the Commission and no stop orders with respect thereto shall have been issued by the Commission and remain in effect; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger (each party agreeing to use its reasonable diligent efforts to have any such injunction lifted); (iv) all necessary government approvals, waivers and consents shall have been obtained, including such approvals, waivers and consents required under the provisions of the Securities Act and approvals under any applicable state securities law; and (v) application shall have been made with the Nasdaq National Market to list the shares of QuadraMed Common Stock issuable to Medicus stockholders pursuant to the Merger Agreement.

     The obligation of Medicus to consummate the Merger is also subject to the satisfaction of the following further conditions (unless waived in writing by Medicus): (i) the representations and warranties of QuadraMed in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time; (ii) QuadraMed and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by them as of the Effective Time; (iii) Medicus shall have been provided with a certificate executed on behalf of QuadraMed by its President and its Chief Financial Officer to the effect that, as of the Effective Time, all representations and warranties made by QuadraMed and Merger Sub under the Merger Agreement are true and complete in all material respects and all covenants, obligations and conditions of the Merger Agreement to be performed by QuadraMed and Merger Sub on or before such date have been so performed in all material respects; (iv) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of QuadraMed and its subsidiaries, taken as a whole;
(v) Medicus shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of QuadraMed or any of its subsidiaries or otherwise; and (vi) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting QuadraMed's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

     The obligations of QuadraMed and Merger Sub to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived in writing by QuadraMed): (i) the representations and warranties of Medicus in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time;
(ii) Medicus shall have performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it as of the Effective Time; (iii) QuadraMed shall have been provided with a certificate executed on behalf of Medicus by its President and its Chief Financial Officer to the effect that, as of the Effective Time, all representations and warranties made by Medicus under the Merger Agreement are true and complete in all material respects and all covenants, obligations and conditions of the Merger Agreement to be performed by Medicus on or before such date have been so performed in all material respects;
(iv) QuadraMed shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Medicus or any of its subsidiaries or otherwise; (v) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting QuadraMed's conduct or operation of the business of Medicus and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending; (vi) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Medicus and its subsidiaries, taken as a whole; and (vii) QuadraMed shall have received from each of the affiliates of Medicus an executed Affiliate Agreement.

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

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of QuadraMed and Medicus relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to, each of Medicus and QuadraMed and Merger Sub; (ii) the capitalization of each of Medicus and QuadraMed and Merger Sub; (iii) performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby; (iv) the absence of any conflict with each of Medicus' and QuadraMed's Certificate of Incorporation, Bylaws and material agreements and instruments and compliance with applicable laws; (v) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein;
(vi) the absence of certain changes or events having a material adverse effect on the financial condition, business or results of operations of Medicus and QuadraMed; (vii) the absence of any undisclosed liabilities, litigation or restrictions on business activities of Medicus and QuadraMed; and (viii) compliance with applicable laws.

CONDUCT OF BUSINESS PENDING THE MERGER


     During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, each of Medicus and QuadraMed have agreed (except to the extent expressly contemplated by the Merger Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Medicus and QuadraMed have agreed to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a material adverse effect on the financial condition, business or results of operations of such entity. QuadraMed may negotiate and consummate acquisitions of businesses or assets without providing notice to or obtaining the consent of Medicus.


     Except as contemplated by the Merger Agreement, neither Medicus nor QuadraMed shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other: (i) amend its Certificate of Incorporation or Bylaws; (ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or (iii) take, or agree in writing or otherwise to take, any of the foregoing actions.

     During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, except as expressly contemplated by the Merger Agreement, Medicus shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of QuadraMed, which consent shall not be unreasonably withheld:
(i) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $250,000; (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Medicus Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Merger Agreement, except pursuant to the Medicus 1997 Directors' Stock Option Plan as currently in effect; (iii) accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; (iv) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (v) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; (vi) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice; (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (viii) enter into any operating lease in excess of an aggregate of $10,000; (ix) pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in its financial statements; (x) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice; (xi) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (xii) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides QuadraMed advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees; (xiii) grant any severance or termination pay to any director or officer or to any other employee except payments made pursuant to standard written agreements outstanding on the date of the Merger Agreement or grants which are made in the ordinary course of business in accordance with its standard past practice; (xiv) commence a lawsuit other than for the routine collection of bills, in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with QuadraMed prior to the filing of such a suit, or for a breach of the Merger Agreement;
(xv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization; (xvi) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
(xvii) fail to give all notices and other information required to be given to the employees of Medicus, any collective bargaining unit representing any group of employees of Medicus, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in the Merger Agreement; (xviii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (xix) take or agree in writing or otherwise to take, any of the foregoing actions.

COVENANTS

     Each of QuadraMed and Medicus will give the other access throughout the period prior to the Effective Time, with regard to such party and its respective subsidiaries, to its properties, books, contracts, commitments, records and personnel. QuadraMed and Medicus have further agreed to prepare and file with the Commission the Registration Statement of which this Proxy Statement/Prospectus is a part, with respect to the QuadraMed Common Stock to be issued in connection with the Merger and to make all necessary filings with respect to the transactions contemplated by the Merger under applicable state securities laws.


     QuadraMed has agreed to vote or cause to be voted all shares of Medicus Common Stock owned by QuadraMed in favor of the Merger, which shares constitute approximately [56.6%] of the outstanding capital stock of Medicus.


     Medicus shall use its best efforts to deliver or cause to be delivered to QuadraMed from those persons who may be deemed "Affiliates" of Medicus within the meaning of Rule 144 promulgated under the Securities Act an executed Affiliate Agreement.

     Each of QuadraMed and Medicus has agreed to use its reasonable best efforts to effectuate the transactions contemplated by the Merger Agreement and to fulfill and cause to be fulfilled the conditions to closing under the Merger Agreement.

EFFECT ON EMPLOYEE BENEFIT PLANS

     For purposes of QuadraMed employee benefit plans, Medicus employees will receive full credit for years of service with Medicus.

NO SOLICITATION

     Medicus and its subsidiaries and the officers, directors, employees or other agents of Medicus and its subsidiaries will not, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Medicus or any of its subsidiaries to, or afford access to the properties, books or records of Medicus or any of its subsidiaries to, any person that has advised Medicus that it may be considering making, or that has made, a Takeover Proposal; provided, however, that nothing shall prohibit Medicus' Board of Directors from taking and disclosing to Medicus' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Medicus, then, to the extent the Board of Directors of Medicus believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Medicus' stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to as a "Superior Proposal") and the Board of Directors of Medicus determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Medicus to comply with its fiduciary duties to stockholders under applicable law, Medicus and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Medicus' Board of Directors, and such actions shall not be considered a breach of the Merger Agreement, provided that in each such event Medicus notifies QuadraMed of such determination by the Medicus Board of Directors and provides QuadraMed with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides QuadraMed with all documents containing or referring to non-public information of Medicus that are supplied to such third party; provided further, that (A) the Board of Directors of Medicus has determined, with the advice of Medicus' investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Medicus, (B) the third party has stated that it intends to make a Superior Proposal, (C) Medicus may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to QuadraMed or QuadraMed's representatives, (D) Medicus notifies QuadraMed in advance of any disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed, and (E) Medicus provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as the existing confidentiality agreement between QuadraMed and Medicus. Medicus will promptly notify QuadraMed after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Medicus or any of its subsidiaries or for access to the properties, books or records of Medicus or any of its subsidiaries by any person that has advised Medicus that it may be considering making, or that has made, a Takeover Proposal and will keep QuadraMed fully informed of the status and details of any such Takeover Proposal, notice, request, or any correspondence or communications related thereto and shall provide QuadraMed with a true and complete copy of such Takeover Proposal, notice, or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. A "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Medicus or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Medicus or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

INDEMNIFICATION

     After the Effective Time, QuadraMed will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Medicus (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under Medicus' Amended and Restated Certificate of Incorporation and Bylaws or any indemnification agreement with Medicus' officers and directors to which Medicus is a party, in each case in effect on the date of the Merger Agreement. Such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger Agreement or the transactions contemplated thereby occurring on or prior to the Effective Time, QuadraMed shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the extent permitted by law and to the extent provided under Medicus' Amended and Restated Certificate of Incorporation and Bylaws or the indemnification agreement with such Indemnified Party.

     For two years after the Effective Time, QuadraMed will, or will cause the Surviving Corporation to, use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Medicus' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof. QuadraMed shall not be obligated to, or to cause the Surviving Corporation to, pay premiums in excess of 150% of the amount per annum Medicus paid in its last full fiscal year, and if the Surviving Corporation is unable to obtain the required insurance, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of Medicus occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by the Merger Agreement for a period of two years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and QuadraMed,
(ii) the Surviving Corporation and QuadraMed shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation and QuadraMed will cooperate in the defense of any such matter. However, neither the Surviving Corporation nor QuadraMed shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and in the event that any claim or claims for indemnification are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless a conflict on any significant issue exists between the positions of any two or more Indemnified Parties.

TERMINATION; EXPENSES; AMENDMENT; WAIVER


     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Medicus, the Merger Agreement may be terminated: (i) by mutual consent of QuadraMed and Medicus; (ii) by either QuadraMed or Medicus, if, without fault of the terminating party, the closing of the Merger shall not have occurred on or before July 31, 1998 (or such later date as may be agreed upon in writing by the parties); (iii) by QuadraMed, if Medicus shall breach any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured within ten business days of receipt by Medicus of written notice of such breach or the Board of Directors of Medicus shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to QuadraMed or shall have resolved to do any of the foregoing; (iv) by Medicus, if QuadraMed shall breach any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured within ten days following receipt by QuadraMed of written notice of such breach; or (v) by either QuadraMed or Medicus if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or if any required approval of the stockholders of Medicus shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.


     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) shall be paid by the party incurring such expenses, except that expenses incurred in connection with printing this Proxy Statement/Prospectus and the Registration Statement, registration and filing fees incurred in connection with this Proxy Statement/ Prospectus and the Registration Statement, the listing of additional shares with the Nasdaq National Market, and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be paid by QuadraMed.

     In the event that QuadraMed shall terminate the Merger Agreement because
(i) Medicus has breached any representation, warranty or obligation under the Merger Agreement and such breach is not cured as described above, (ii) the Medicus Board of Directors has withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to QuadraMed or (iii) the Medicus stockholders do not approve the Merger (but only if all of the Medicus Common Stock owned by QuadraMed is voted in favor of the Merger), Medicus shall promptly reimburse QuadraMed for all of the out-of-pocket costs and expenses incurred by QuadraMed in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

     The boards of directors of QuadraMed and Medicus may cause the Merger Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of QuadraMed and Medicus; provided that an amendment made subsequent to adoption of the Merger Agreement by the stockholders of Medicus or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Medicus Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of Medicus Common Stock or Merger Sub common stock.

     At any time prior to the Effective Time any party to the Merger Agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
                      INFORMATION OF QUADRAMED AND MEDICUS


     On November 9, 1997, QuadraMed Corporation (the "Company" or "QuadraMed") and Medicus Systems Corporation ("Medicus") entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), whereby a wholly owned subsidiary of QuadraMed will be merged with and into Medicus (the "Merger"). As a result of the Merger, Medicus will become a wholly owned subsidiary of QuadraMed. On November 9, 1997, QuadraMed and certain stockholders ("Selling Stockholders") of Medicus entered into Stock Purchase Agreements pursuant to which QuadraMed acquired 56.7% of the then outstanding Medicus Common Stock. The aggregate purchase price paid by QuadraMed to the Selling Stockholders was approximately $23.3 million in cash and warrants to purchase an aggregate of 972,220 shares of QuadraMed Common Stock. The warrants entitle the Selling Stockholders to acquire
0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24.00 per share (the closing price of the QuadraMed Common Stock on the last trading day prior to the execution of the Stock Purchase Agreements), subject to certain adjustments and certain limitations. If at the Effective Time of the Merger, the QuadraMed Stock Value (the price per share equal to the average of the closing prices of QuadraMed Common Stock during the fifteen (15) days prior to the second day prior to the date of the Special Meeting) exceeds $27.60, then the number of shares of QuadraMed Common Stock issuable upon the exercise of the warrants shall be adjusted downward such that the number of shares of QuadraMed Common Stock issuable upon the exercise of a warrant shall be X, where X is equal to the Warrant Value (the product obtained by multiplying $3.60 by the initial number of shares of QuadraMed Stock issuable under the Warrants) divided by the difference of (i) the QuadraMed Stock Value minus (ii) $24.00.


     Upon approval of the Merger Agreement, each share of Medicus Common Stock issued and outstanding (other than any shares of Medicus Common Stock owned by QuadraMed) will be cancelled and extinguished and be converted automatically into the right to receive (i) $7.50 in cash, without interest (the "Per Share Cash Amount"); or (ii) 0.3125 shares of QuadraMed Common Stock (the "Exchange Ratio"), subject to adjustment and limitations as described below, or (iii) a combination of shares of QuadraMed Common Stock and cash. The Exchange Ratio is subject to the following adjustments: (1) if the QuadraMed Stock Value (as defined below) exceeds $27.60, then the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and (2) if the QuadraMed Stock Value is less than $24.00, then the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value. Additionally, if the QuadraMed Stock Value is less than $20.40, then QuadraMed may, at its sole discretion, elect to have all or any portion of the shares of Medicus Common Stock converted into the Per Share Cash Amount (the "QuadraMed Cash Election"). In the event of a QuadraMed Cash Election in which less than all of the outstanding shares of Medicus Common Stock will be converted into cash, the shares of Medicus Common Stock to be converted into cash as a result of the QuadraMed Cash Election will be selected pro rata according to the number of shares with respect to which a Stock Election has been made.


     The aggregate purchase price of $51.0 million has been allocated to the acquired assets and liabilities of Medicus. Included in the pro forma purchase price are the cash payments to the Selling Stockholders of $23.3 million, anticipated payments to the remaining Medicus shareholders of $17.9 million, the value of the options and warrants issued of $7.2 million and the direct transaction costs of $2.6 million. The cash payments are based on the number of Medicus shares outstanding using $7.50 per share. The options and warrants were valued based on their fair value using the Black-Scholes model. The Company allocated $41.5 million to purchased technology, $38.5 million of which represented in-process research and development. The $38.5 million will be expensed as the technology had not yet reached technological feasibility and does not have alternative future uses.



     A pro forma condensed combined balance sheet has not been presented, as the transaction is already reflected in QuadraMed's balance sheet as of December 31, 1997.



     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 give effect to the merger as if the acquisition was completed at the beginning of the year and combines

QuadraMed's statement of operations as of December 31, 1997 with the statement of operations for Medicus for the ten months ended October 31, 1997.


     This method of combining historical financial statements for the preparation of the pro forma condensed combined statements is for presentation only. Actual statements of operations of the companies will be combined from the closing date of the acquisition with no retroactive restatements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes for QuadraMed and Medicus incorporated into this Proxy Statement/Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

             QUADRAMED CORPORATION AND MEDICUS SYSTEMS CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                          TWELVE MONTHS ENDED        TEN MONTHS ENDED
                                                           DECEMBER 31, 1997         OCTOBER 31, 1997
                                                      ----------------------------   ----------------
                                                                                        HISTORICAL
                                                      HISTORICAL        PRIOR        MEDICUS SYSTEMS     PRO FORMA     PRO FORMA
                                                      QUADRAMED    ACQUISITIONS(A)     CORPORATION      ADJUSTMENTS    COMBINED
                                                      ----------   ---------------   ----------------   -----------    ---------
Revenues:
  Licenses..........................................   $ 33,864        $    (4)          $14,988                       $ 48,848
  Services..........................................     11,062          4,332                --                         15,394
                                                       --------        -------           -------                       --------
         Total revenue..............................     44,926          4,328            14,988                         64,242
                                                       --------        -------           -------                       --------
Operating Expenses
  Cost of licenses..................................     13,051             --             7,221                         20,272
  Cost of services..................................      7,008          4,269                --                         11,277
  General and administration........................      8,105            699             4,343                         13,147
  Sales and marketing...............................      6,751            281             5,571                         12,603
  Research and development..........................      5,112             --             2,832                          7,944
  Amortization of intangible assets.................      1,584            807                --            2,108(b)      4,499
  Stock repurchase..................................         --                            1,690                          1,690
  Non-recurring.....................................      7,816                            2,800                         10,616
  Write-off of acquired R&D.........................     38,544                               --          (38,544)(c)        --
                                                       --------        -------           -------                       --------
         Total operating expenses...................     87,971          6,056            24,457                         82,048
Income (loss) from operations.......................    (43,045)        (1,728)           (9,469)                       (17,806)
Interest income (expenses)..........................      1,153            (48)              126                          1,231
Other expense (income), net.........................        151                             (101)                            50
Provision (benefit) for income taxes................        788                           (3,453)                        (2,665)
                                                       --------        -------           -------                       --------
Net income (loss)...................................   $(42,529)       $(1,776)          $(5,991)                      $(13,860)
                                                       ========        =======           =======                       ========
Basic and diluted net (loss) per share..............   $  (4.91)                                                       $  (1.60)
                                                       ========                                                        ========
Basic and diluted weighted average common and common
  stock equivalent..................................      8,669                                                           8,669
                                                       ========                                                        ========

             QUADRAMED CORPORATION AND MEDICUS SYSTEMS CORPORATION

                     NOTES TO PRO FORMA CONDENSED COMBINED
                   BALANCE SHEET AND STATEMENT OF OPERATIONS
                                  (UNAUDITED)

NOTE 1. PURCHASE PRICE

     The purchase price of the acquisition of Medicus is computed as follows:


Cash........................................................  $39,600
Note payable................................................    1,600
Warrants and employee stock options.........................    7,200
Direct transaction costs....................................    2,600
                                                              -------
                                                              $51,000
                                                              =======


     The purchase price is allocated as follows:


Assets......................................................  $11,458
Equipment...................................................    2,142
In-process research and development.........................   38,500
Developed technology........................................    3,000
Liabilities assumed.........................................  (17,600)
Assembled work force........................................    2,000
Tradename...................................................    1,000
Customer list...............................................   10,000
Goodwill....................................................      500
                                                              -------
                                                              $51,000
                                                              =======


NOTE 2. PRO FORMA ADJUSTMENTS

     Certain pro forma adjustments have been made to the accompanying pro forma condensed combined balance sheet and statement of operations as described below:


          (a) Includes results of operations of Healthcare Revenue Management, Inc. ("HRM") for the eight months ended August 31, 1997, and the Synergy Companies ("Synergy") for the three months ended March 31, 1997, and related pro forma adjustments. Subsequent to August 31, 1997 and March 31, 1997, the results of operations of HRM and Synergy, respectively, are included in the "Historical QuadraMed" column.



          (b) Reflects the amortization of acquired intangible assets ($13,500,000) and acquired software ($3,000,000) which will be amortized on a straight line basis over the estimated life of seven and five years, respectively.



          (c) Reflects elimination of the write-off of acquired in-process research and development as it represents a non-recurring charge directly attributable to the transaction.

                    CERTAIN INFORMATION CONCERNING QUADRAMED

     QuadraMed Corporation, a Delaware corporation ("QuadraMed"), develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. QuadraMed's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support solutions for both providers and payors. In addition, QuadraMed provides business office outsourcing and cash flow management services.

     Electronic Data Interchange. These products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. QuadraMed collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of QuadraMed's proprietary databases for its decision support products.

     Financial Management Products. These products utilize the enhanced data stream created by QuadraMed's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to administer and measure the profitability of managed care contracts. Further, QuadraMed offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, QuadraMed's electronic document imaging products allow its customers to improve work flow and move toward a paperless office environment.

     Decision Support Products. These products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by QuadraMed's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

     Business Office Outsourcing and Cash Flow Management Services. These services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. QuadraMed believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.


     Compliance and Consulting products. These services are offered (i) to improve the ability of healthcare providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in a medical bill, and (ii) to assist clients in increasing the efficiency of the business office. QuadraMed offers a comprehensive compliance program, including compliance assessment, auditing and education through a team of over 100 credentialed healthcare attorneys, medical records professionals, registered nurses and physicians. These services are augmented by the implementation of QuadraMed's integrated compliance software products. In addition, QuadraMed offers consulting and education services in the areas of managed care contract performance and negotiation, clinically oriented, patient-focused data analysis and financial management.


     QuadraMed's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939 and its telephone number is (415) 461-7725.

                     CERTAIN INFORMATION CONCERNING MEDICUS

     Medicus develops, markets, and supports a family of specialized integrated software products utilized by health care financial administrators, physicians and nursing executives, health information and other administrative departments to capture, structure and analyze clinical, operational and financial information. Medicus' specialized software applications and services allow these professionals to measure, monitor and manage organizational performance and optimize outcomes. Medicus also provides product-related mainte-nance and support services. Clients of Medicus include hospitals, academic medical centers, managed care organizations, community care networks, integrated health systems, primary care and multi-specialty physician groups, government agencies, and other organizations.

     Medicus offers products and services in the following categories:

     Clinical Data Systems (CDS). CDS is an integrated encoding system and data repository that enables the health care provider to classify, capture, validate, and analyze clinical data. This expert encoding system aids in optimizing prospective payment reimbursement for both inpatient and ambulatory care services. It captures and validates clinical indicators, severity and risk factors as well as patient demographics data, diagnoses and procedures. By validating data at the point of capture and linking it to a Diagnosis Related Group, the CDS creates an accurate and complete data repository that provides the information required to manage costs and improve clinical effectiveness and service efficiency.

     Decision Support Systems. This division offers two lines of products, Enterprise Analyst and Resource Case Management. Enterprise Analyst is a fully integrated, enterprise wide decision support system application designed to allow Medicus' customers to maximize the principal components of value: quality, outcomes and cost containment. Resource Case Management provides case managers and other personnel the ability to evaluate and manage patient care resources on a daily basis.

     Patient Focused System. This division's main product is InterAct 2000, which is a modular system of software tools and methodologies designed to manage patient care resource utilization through workload measurement, staffing against budget, cost and productivity reporting and employer scheduling. InterAct 2000 includes two integrated modules, the Workload/Productivity module which uses an organization's own financial and quality of care objectives to generate assessments of workload and staffing needs against the department's resource utilization budget, and the Personnel/Scheduler module which creates balanced staff schedules based on a specific scheduling algorithm and a set of user defined rules.

     Maintenance and Support Services. Medicus provides training and support services during client implementation and thereafter, as required. Maintenance and support services include software updates, enhancements and services which are purchased by substantially all of Medicus' clients under renewable annual contracts. Medicus maintains logging, notification, and follow-up procedures to track client problems encountered in implementing and operating its products. Medicus also conducts client conferences to exchange ideas regarding product usage and product extensions. Management believes that these conferences are valuable in gathering ideas for future products as well as enhancements to Medicus' current product line.

     Medicus' executive offices are located at One Rotary Center, Suite 1111, Evanston, Illinois 60201 and its telephone number is (847) 570-7500.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of QuadraMed Common Stock and the rights of holders of Medicus Common Stock.

     Each of QuadraMed and Medicus is organized under the laws of the State of Delaware. The rights of QuadraMed stockholders are currently governed by the Delaware General Corporation Law (the "DGCL") and the certificate of incorporation and bylaws of QuadraMed (the "QuadraMed Charter" and the "QuadraMed Bylaws," respectively). The rights of Medicus stockholders are currently governed by the DGCL and the certificate of incorporation and bylaws of Medicus (the "Medicus Charter" and the "Medicus Bylaws," respectively). Upon consummation of the Merger, the rights of Medicus stockholders who become stockholders of QuadraMed in the Merger will be governed by the DGCL, the QuadraMed Charter and the QuadraMed Bylaws. The following are summaries of certain differences between the current rights of QuadraMed and Medicus stockholders.


     The following discussions are not intended to be complete and are qualified by reference to the DGCL, the QuadraMed Charter, the QuadraMed Bylaws, the Medicus Charter and the Medicus Bylaws.

     Capital Stock. The total number of authorized shares of capital stock of QuadraMed is 25,000,000 shares, consisting of 20,000,000 shares of Common Stock with a par value of $.01 per share and 5,000,000 shares of Preferred Stock with a par value of $.01 per share. QuadraMed has filed with the Commission a proxy statement for its Annual Meeting of Stockholders to be held on or about June 1, 1998, which proxy statement includes a proposal to increase QuadraMed's total authorized capital stock and Common Stock to 55,000,000 and 50,000,000 shares, respectively. The total number of authorized shares of capital stock of Medicus is 11,000,500 shares, consisting of 10,000,000 shares of Common Stock with a par value of $.01 per share, 1,000,000 shares of Preferred Stock with a par value of $.01 per share and 500 shares of Voting Preferred Stock with a par value of $1,000 per share.


     Special Meetings of Stockholders. The QuadraMed Bylaws provide that a special meeting of the stockholders may be called only (i) by the Chairman of the Board of Directors, (ii) by the Chairman or the Secretary at the written request of a majority of the total number of Directors which the Corporation would have if there were no vacancies, or (iii) by the holders of shares entitled to cast not less than 10 percent of the votes at such special meeting. The Medicus Bylaws provide that a Special Meeting may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the whole board of directors, or at the request in writing of stockholders owning a majority of the capital stock of the corporation outstanding and entitled to vote.


     Stockholder Proposals at Annual Meetings of Stockholders. The QuadraMed Bylaws provide that to propose business to be transacted at an annual meeting, a stockholder's notice must be received by QuadraMed not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by QuadraMed fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first mailed by QuadraMed. The Medicus Bylaws do not contain any provisions with respect to stockholder proposals at annual meetings. Stockholder proposals by Medicus stockholders at annual meetings are, therefore, governed by the provisions of Rule 14a-8(a)(3)(i) of Regulation 14A under the Exchange Act. Pursuant to Rule 14a-8(a)(3)(i), a proposal to be presented at an annual meeting shall be received at Medicus' principal executive office not less than 120 calendar days in advance of the date of Medicus' proxy statement released to security holders in connection with the previous year's annual meeting of security holders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, a proposal shall be received by Medicus a reasonable time before solicitation is made.


     Classification of Directors; Election of Directors. QuadraMed's Charter provides for the classification of the QuadraMed Board of Directors into three classes as nearly equal in number as possible, with one class being elected at each annual meeting to a three year term. Neither the Medicus Charter nor the Medicus Bylaws provides for such classification of directors. Directors for Medicus are elected by a plurality vote at annual meetings of stockholders and each director holds office until a successor is elected and qualified or until the directors earlier resignation or removal.


     Removal of Directors. QuadraMed's Charter provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the Medicus Charter nor the Medicus Bylaws contain any provisions with respect to the removal of directors and, therefore, removal of Medicus' directors is governed by the DGCL. Pursuant to Section 141 of the DGCL, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

     Voting Rights Regarding Certain Business Combinations. QuadraMed's Charter provides that any Business Combination (as defined therein) involving QuadraMed and an Interested Stockholder (as defined therein) must be approved by the affirmative vote of at least 66 2/3% of the combined voting power of all shares of QuadraMed entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. As defined in QuadraMed's Charter, a "Business Combination" includes, among other things: (i) any merger or consolidation of QuadraMed or any QuadraMed subsidiary with any Interested Stockholder or affiliate or associate thereof; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition to, or with, any Interested Stockholder or affiliate or associate thereof, of any assets of QuadraMed or any QuadraMed subsidiary constituting not less than five percent of the total assets of QuadraMed, as reported in the consolidated balance sheet of QuadraMed as of the end of the most recent quarter with respect to which such balance sheet has been prepared; (iii) the issuance or transfer by QuadraMed or any QuadraMed subsidiary of any securities of QuadraMed or any QuadraMed subsidiary to any Interested Stockholder or affiliate or associate thereof in exchange for cash, securities or property together constituting not less than five percent of the total assets of QuadraMed, as reported in the consolidated balance sheet of QuadraMed as of the end of the most recent quarter with respect to which such balance sheet has been prepared; (iv) the adoption of any plan or proposal for the liquidation or dissolution of QuadraMed or any QuadraMed subsidiary with any Interested Stockholder or affiliate or associate thereof; and (v) any reclassification of securities or recapitalization of QuadraMed, or any merger or consolidation of QuadraMed with any of its subsidiaries or any similar transaction which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of QuadraMed or any QuadraMed subsidiary or (b) any class of securities of QuadraMed or any QuadraMed subsidiary convertible into equity securities of QuadraMed or any QuadraMed subsidiary, represented by securities of such class which are directly or indirectly owned by any Interested Stockholder or any affiliate or associate thereof and "Interested Stockholder" means any person (other than QuadraMed or any QuadraMed subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction (i) is or was, at any time within two years prior thereto, the beneficial owner, directly or indirectly, of 15% or more of the then outstanding Voting Shares, or (ii) is an "Affiliate" or "Associate" of QuadraMed and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of 15% or more of the then outstanding "Voting Shares," or (iii) is an assignee of or has otherwise succeeded to any shares of capital stock of QuadraMed which were at any time within two years prior thereto beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     The Medicus Charter does not contain any provisions with respect to a business combination involving Medicus and an interested Stockholder and, therefore, any such transaction will be governed by Section 203 of the DGCL.
Section 203 of the DGCL imposes restrictions on business combinations (as defined therein) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, Medicus is prohibited from engaging in business combinations with an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of Medicus approve the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Medicus outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers of Medicus and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the time which such person became an interested stockholder, the business combination is approved by the Board of Directors of Medicus and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of Medicus not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving Medicus and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of Medicus' Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of Medicus to engage in business combinations with an interested person, the application of Section 203 to Medicus may provide a barrier to hostile or unwanted takeovers.

     Bylaw Amendments. The QuadraMed Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting. The Medicus Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the shares present in person or represented by proxy at any annual or any special meeting of stockholders.


                              CERTAIN TRANSACTIONS



     Thomas F. McNulty, a director of QuadraMed, holds options to purchase 50,000 shares of Medicus Common Stock. These options will be converted into options to purchase shares of QuadraMed Common Stock on the same terms as other outstanding Medicus options. In connection with the approval of the Merger by the QuadraMed Board of Directors, Mr. McNulty disclosed this interest and abstained from voting.


     John H. Austin, M.D., a director of QuadraMed, is the chief executive officer of a limited partner of RHP. In connection with the approval of the RHP Mergers by the QuadraMed board of directors, Dr. Austin disclosed this interest and abstained from voting. See "SUMMARY -- Recent Developments."


                              DIVIDEND INFORMATION


     QuadraMed has never declared any cash dividends on the QuadraMed Common Stock. QuadraMed currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the QuadraMed Common Stock in the foreseeable future. In addition, QuadraMed's credit agreement contains provisions that restrict the payment of dividends.

     Medicus' predecessor, Managed Care Solutions, Inc. (prior to March 1, 1996) and Medicus (beginning March 1, 1996) declared quarterly dividends of $0.03 per share in each of the quarters in fiscal years 1995 and 1996. Medicus has not declared any dividends since the end of its 1996 fiscal year, and the Board of Directors of Medicus has determined not to pay dividends on the Medicus Common Stock for the foreseeable future. In addition, Medicus' credit agreement prohibits the declaration or payment of dividends on the Medicus Common Stock.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for QuadraMed by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The audited consolidated financial statements and schedules of QuadraMed included and incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements of Medicus included and incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The audited consolidated financial statements of FRA Acquisitions, Inc. and subsidiaries included and incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been so included and incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in giving said reports.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 9, 1997, by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and Medicus Systems Corporation, a Delaware corporation ("Medicus").

                                    RECITALS

     A. The Boards of Directors of Medicus and QuadraMed believe it is in the best interests of their respective companies and the stockholders of their respective companies that Medicus and a wholly owned subsidiary of QuadraMed to be formed for the purposes hereof ("Merger Sub") combine into a single company through the statutory merger of Merger Sub with and into Medicus (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of Medicus Common Stock, $.01 par value ("Medicus Common Stock"), shall be converted into shares of QuadraMed Common Stock, $.01 par value ("QuadraMed Common Stock"), or cash, or a combination thereof, on the terms set forth herein.

     C. Medicus and QuadraMed desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. Concurrent with the execution of this Agreement and as an inducement to QuadraMed to enter into this Agreement, certain of the stockholders of Medicus who in the aggregate beneficially own in excess of 50% of the outstanding Common Stock of Medicus have on the date hereof entered into stock purchase agreements (the "Stock Purchase Agreements") to sell the shares of Medicus' Common Stock owned by such person in exchange for a cash payment and a warrant to purchase QuadraMed Common Stock (the "Warrants").

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, a Certificate of Merger to be filed in respect of the Merger (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into Medicus, the separate corporate existence of Merger Sub shall cease and Medicus shall continue as the surviving corporation. Medicus as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, One Market, Spear Street Tower, San Francisco, California 94105, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of each of Medicus and Merger Sub is located, in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Medicus and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Medicus and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Medicus or the holders of any of the following securities, subject to the provisions of this Section 1.6:

          (a) Conversion of Medicus Common Stock. At the Effective Time, each share of Medicus Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Medicus Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into (i) the right to receive $7.50 in cash, without interest (the "Per Share Cash Amount"); or (ii) the right to receive 0.3125 shares of QuadraMed Common Stock (the "Exchange Ratio"); provided, however, that (1) if the QuadraMed Stock Value (as defined below) exceeds $27.60, then the Exchange Ratio shall be the quotient obtained by dividing (A) $8.625 by (B) the QuadraMed Stock Value, and (2) if the QuadraMed Stock Value is less than $24.00, then the Exchange Ratio shall be the quotient obtained by dividing (A) $7.50 by (B) the QuadraMed Stock Value; provided further, however, that if the QuadraMed Stock Value is less than $20.40, then QuadraMed may, at its sole discretion, elect to have all or any portion of the shares of Medicus Common Stock converted into the Per Share Cash Amount (the "QuadraMed Cash Election"); or (iii) the right to receive a combination of shares of QuadraMed Common Stock and cash, all in accordance with the provisions of this Section 1.6. In the event of the QuadraMed Cash Election in which less than all of the outstanding shares of Medicus Common Stock will be converted into cash, the shares of Medicus Common Stock to be converted into cash as a result of the QuadraMed Cash Election will be selected pro rata according to the number of shares with respect to which a Stock Election (as defined below) has been made. The amounts paid in the Merger in exchange for shares of Medicus Common Stock shall be referred to herein as the "Merger Consideration." For purposes hereof, the "QuadraMed Stock Value" shall be equal to the average of the closing prices of QuadraMed Common Stock during the fifteen (15) days prior to the second day prior to the date of the Medicus Stockholders Meeting (as defined in Section 2.23).

          (b) Cancellation of Medicus Common Stock Owned by QuadraMed or Medicus. At the Effective Time, all shares of Medicus Common Stock that are owned by Medicus as treasury stock and each share of Medicus Common Stock owned by QuadraMed or any direct or indirect wholly owned subsidiary of QuadraMed or of Medicus immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Medicus Stock Option Plans. At the Effective Time, the Medicus 1989 Stock Option Plan, the Medicus 1991 Stock Option Plan, the Medicus 1993 Stock Option Plan, the Medicus 1993 Performance Stock Option Plan, the Medicus 1994 Stock Option Plan, the Medicus 1994 Directors' Stock Option Plan, the Medicus 1995 RCM Stock Option Plan, the Medicus 1996 C.E.O. Stock Option Plan, the Medicus 1996 C.E.O. Replacement Stock Option Plan, the Medicus 1996 C.E.O. Special Stock Option Plan, the Medicus 1997 Employee Stock Option and Restricted Stock Plan, the Medicus 1997 Directors' Stock Option Plan (collectively, the "Medicus Stock Option Plans"), the Stock Exchange and

     Subscription warrants dated March 19, 1997 issued by Medicus to Richard C. Jelinek and a trust for his benefit (the "Jelinek Warrants") and the Stock Subscription Warrant dated March 1, 1996 issued by Medicus to TriHealth, Inc. (the "TriHealth Warrant") and all options or rights to purchase Medicus Common Stock then outstanding under the Medicus Stock Option Plans, the Jelinek Warrants and the TriHealth Warrant shall be assumed by QuadraMed in accordance with Section 5.11.

          (d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio and Per Share Cash Amount. The Exchange Ratio and the Per Share Cash Amount shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into QuadraMed Common Stock or Medicus Common Stock), reorganization, recapitalization or other like change with respect to QuadraMed Common Stock or Medicus Common Stock occurring after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of QuadraMed Common Stock will be issued in the Merger. In lieu of any fractional shares that would otherwise be issuable in the Merger in exchange for shares of Medicus Common Stock, QuadraMed shall pay the proportionate amount of the Per Share Cash Amount that would be payable in respect of such fractional share.

          (g) Limitation on Shares Issuable. In no event shall the aggregate number of shares of QuadraMed Common Stock which QuadraMed is obligated to issue (1) upon the exercise of Warrants and (2) in exchange for outstanding shares of Medicus Common Stock pursuant to this Agreement exceed a total of 1,800,000 shares. In the event that the aggregate number of shares of Common Stock that holders of Warrants and holders of Medicus Common Stock have elected to receive as described in clauses (1) and (2) in the immediately preceding sentence exceeds 1,800,000 shares, QuadraMed shall only be required to issue 1,800,000 shares of QuadraMed Common Stock and such holders shall be entitled to receive shares of QuadraMed Common Stock equal to each holder's pro rata portion of the total amount of shares issued by QuadraMed as described in clauses (1) and (2), based on the total number of shares each holder and each elected to receive.

          (h) Election for Shares or Cash. Each record holder immediately prior to the Effective Time of shares of Medicus Common Stock will be entitled
     (i) to elect to receive cash for none, some or all of such shares (a "Cash Election"), (ii) to elect to receive QuadraMed Common Stock for none, some or all of such shares (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or QuadraMed Common Stock for such shares (a "Non-Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of shares of Medicus Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Medicus Common Stock held by each Representative for a particular beneficial owner. All shares of Medicus Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Medicus Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive QuadraMed Common Stock, and the Cash Election Shares shall be converted into the right to receive cash, without interest.

          (i) Election Procedures. Elections shall be made by holders of Medicus Common Stock by mailing or otherwise delivering to the Exchange Agent (as defined in Section 1.7) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Medicus Common Stock as to which the election is being made (or by an appropriate trust company in the United States or a member of a
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

     registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). QuadraMed will have the discretion which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of QuadraMed (or the Exchange Agent) in such matters shall be conclusive and binding. Neither QuadraMed nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.6 and all such computations shall be conclusive and binding on the holders of Medicus Common Stock. For the purposes hereof, a holder of Medicus Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If QuadraMed or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall for purposes hereof, be deemed to have made a Non-Election. QuadraMed and Medicus shall each use its reasonable best efforts to mail the Form of Election to all persons who become holders of Medicus Common Stock during the period between the record date for the Medicus Stockholders Meeting (as defined in Section 2.23) and 10:00 a.m. California time, on the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Medicus Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline.

     1.7  Surrender of Certificates.

     (a) Exchange Agent. The First National Bank of Boston shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) QuadraMed to Provide Common Stock and Cash. Promptly after the Effective Time, QuadraMed shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as QuadraMed may adopt, (i) the shares of QuadraMed Common Stock issuable in exchange for Stock Election Shares and Non-Election Shares and (ii) cash in an amount sufficient to purchase Cash Election Shares and permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Medicus Common Stock, whose shares were converted into the right to receive shares of QuadraMed Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as QuadraMed may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of QuadraMed Common Stock (and cash in lieu of fractional shares) or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by QuadraMed, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of QuadraMed Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6 or (ii) cash, as the case may be, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Medicus Common Stock will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of QuadraMed Common Stock or cash, as the case may be, into which such shares of Medicus

Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to QuadraMed Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of QuadraMed Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of QuadraMed Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of QuadraMed Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of QuadraMed Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to QuadraMed or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of QuadraMed Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of QuadraMed or any age. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Medicus Common Stock. All shares of QuadraMed Common Stock issued upon the surrender for exchange of shares of Medicus Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Medicus Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Medicus Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of QuadraMed Common Stock (and cash in lieu of fractional shares) as may be required pursuant to
Section 1.6; provided, however, that QuadraMed may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against QuadraMed, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Medicus and Merger Sub, the officers and directors of Medicus and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.11 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Medicus QuadraMed Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Medicus Common Stock held by them in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Medicus Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, shares of QuadraMed Common Stock based on the Exchange Ratio determined in accordance with Section 1.1 hereof, as if such shares were covered by Non-Elections, upon surrender, in the manner provided in this Article I, of the certificate or certificates that formerly evidenced such shares of Medicus Common Stock.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF MEDICUS

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

     Except as disclosed in a document of even date herewith and delivered by Medicus to QuadraMed prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Medicus Disclosure Schedule"), Medicus represents and warrants to QuadraMed and Merger Sub as follows:

     2.1 Organization, Standing and Power. Each of Medicus and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Medicus and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Medicus. Medicus has delivered a true and correct copy of the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended, or other charter documents, as applicable, of Medicus and each of its subsidiaries, each as amended to date, to QuadraMed. Neither Medicus nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Medicus is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Medicus free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Medicus or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Medicus SEC Documents (as defined in Section 2.4), Medicus does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of Medicus consists of 10,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Preferred Stock, $.01 par value, and 500 shares of Voting Preferred Stock, $1,000 par value, of which there were issued and outstanding as of the close of business on November 7, 1997, 5,487,971 shares of Common Stock and no shares of Preferred Stock or Voting Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options outstanding as of such date under the Medicus Stock Option Plans and the obligation to issue 34,800 restricted shares previously granted under the Medicus Stock Option Plans. All outstanding shares of Medicus Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances created by, or resulting from the actions of, Medicus, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Medicus or any agreement to which Medicus is a party or by which it is bound. As of the close of business on November 7, 1997, Medicus has 1,501,350 shares subject to outstanding, unexercised options. Since November 7, 1997, Medicus has not issued or granted additional options under the Medicus Stock Option Plans. Except for (i) the rights created pursuant to this Agreement or the Medicus Stock Option Plans and (ii) Medicus' right to repurchase any unvested shares under the Medicus Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Medicus is a party or by which it is bound obligating Medicus to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Medicus or obligating Medicus to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Medicus' capital stock (i) between or among Medicus and any of its stockholders and (ii) to the best of Medicus' knowledge, between or among any of Medicus' stockholders. The terms of the Medicus Stock Option Plans permit the assumption or substitution of options to purchase QuadraMed Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Medicus stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all forms of agreements and instruments relating to or issued under the Medicus Stock Option Plans have been made available to QuadraMed and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to QuadraMed.

     2.3 Authority. Medicus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Medicus, subject only to the approval of the Merger by Medicus' stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Medicus and constitutes the valid and binding obligation of Medicus enforceable against Medicus in accordance with its terms. The execution and delivery of this Agreement by Medicus does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Medicus or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Medicus or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Medicus. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Medicus or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the NASD of the Proxy Statement (as defined in Section 2.23) relating to the Medicus Stockholders Meeting (as defined in Section 2.23), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Medicus and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     2.4 SEC Documents; Financial Statements. Medicus has furnished to QuadraMed a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filing filed with the SEC by Medicus since March 1, 1996, and, prior to the Effective Time, Medicus will have furnished QuadraMed with true and complete copies of any additional documents filed with the SEC by Medicus prior to the Effective Time (collectively, the "Medicus SEC Documents"). In addition, Medicus has made available to QuadraMed all exhibits to the Medicus SEC Documents filed prior to the date hereof, and will promptly make available to QuadraMed all exhibits to any additional Medicus SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Medicus SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Medicus nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Medicus SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Medicus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Medicus SEC Document. The financial statements of Medicus, including the notes thereto, included in the Medicus SEC Documents (the "Medicus Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Medicus Financial Statements fairly present the consolidated financial condition and operating results of Medicus and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Medicus accounting policies except as described in the notes to the Medicus Financial Statements.

     2.5 Absence of Certain Changes. Since August 31, 1997 (the "Medicus Balance Sheet Date"), Medicus has conducted its business in the ordinary course consistent with past practice and, except as disclosed in the Medicus SEC Documents, there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Medicus; (ii) any acquisition, sale or transfer of any material asset of Medicus or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Medicus or any revaluation by Medicus of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Medicus, or any direct or indirect redemption, purchase or other acquisition by Medicus of any of its shares of capital stock;
(v) any material contract entered into by Medicus or any of its subsidiaries, other than in the ordinary course of business and as provided to QuadraMed, or any material amendment or termination of, or default under, any material contract to which Medicus or any of its subsidiaries is a party or by which it is bound; or (vi) any negotiation or agreement by Medicus or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with QuadraMed and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. Medicus has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Medicus' Quarterly Report on Form 10-Q for the period ended August 31, 1997 (the "Medicus Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Medicus Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Medicus Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Medicus or any of its subsidiaries, threatened against Medicus or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Medicus.
There is no judgment, decree or order against Medicus or any of its subsidiaries, or, to the knowledge of Medicus and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Medicus.

     2.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Medicus or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Medicus or any of its subsidiaries, any acquisition of property by Medicus or any of its subsidiaries or the conduct of business by Medicus or any of its subsidiaries as currently conducted or as proposed to be conducted by Medicus or any of its subsidiaries.

     2.9 Governmental Authorization. Medicus and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Medicus or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Medicus' or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Medicus Authorizations"), and all of such Medicus Authorizations are in full force and effect, except where the failure to obtain or have any of such Medicus Authorizations could not reasonably be expected to have a Material Adverse Effect on Medicus.

     2.10 Title to Property. Medicus and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Medicus Balance Sheet or acquired after the Medicus Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Medicus Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Medicus Balance Sheet. The plants, property and equipment of Medicus and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Medicus and its subsidiaries are reflected in the Medicus Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Medicus or any of its subsidiaries.

     2.11  Intellectual Property.

     (a) Medicus and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Medicus and its subsidiaries as currently conducted or as proposed to be conducted by Medicus and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Medicus.

     (b) Medicus has provided to QuadraMed (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, which Medicus considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Medicus is a party and pursuant to which any person is authorized to use any Intellectual Property, and
(iii) all licenses, sublicenses and other agreements as to which Medicus is a party and pursuant to which Medicus is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Medicus product that is material to its business.

     (c) To Medicus' knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Medicus or any of its subsidiaries, any trade secret material to Medicus or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Medicus or any of its subsidiaries, by any third party, including any employee of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

     (d) Medicus is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Medicus.

     (e) All patents, registered trademarks, service marks and copyrights held by Medicus are valid and subsisting. Medicus (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Medicus' products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on Medicus.

     (f) Medicus has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Medicus does not already own by operation of law.

     (g) Medicus has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Medicus by or to a third party has been pursuant to the terms of a written agreement between Medicus and such third party. All use, disclosure or appropriation of Confidential Information not owned by Medicus has been pursuant to the terms of a written agreement between Medicus and the owner of such Confidential Information, or is otherwise lawful.

     2.12  Environmental Matters

     (a) The following terms shall be defined as follows:

          (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

          (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

          (iii) "Property" shall mean all real property leased or owned by Medicus or its subsidiaries either currently or in the past.

          (iv) "Facilities" shall mean all buildings and improvements on the Property of Medicus or its subsidiaries.

     (b) Medicus represents and warrants as follows: (i) to Medicus' knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes disposed of by Medicus have been disposed of in accordance with all Environmental and Safety Laws; (iii) Medicus and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Medicus' knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) neither Medicus nor its subsidiaries have been notified that they are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to Medicus' knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to Medicus' knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, pumps, or water, gas or oil wells; (viii) to Medicus' knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Medicus' knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Medicus' and its subsidiaries' uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (xi) Medicus and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits, except where the failure to have or comply with such permits would not, individually or in the aggregate, have a Material Adverse Effect of Medicus.

     2.13 Taxes. Medicus and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Medicus or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the SEC Documents, (i) no material claim for Taxes has become a lien against the property of Medicus or any of its subsidiaries or is being asserted against Medicus or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Medicus or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Medicus or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which Medicus or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Medicus has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Medicus nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Medicus or any of its subsidiaries owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Medicus and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

     2.14  Employee Benefit Plans.

     (a) Schedule 2.14 lists, with respect to Medicus, any subsidiary of Medicus and any trade or business (whether or not incorporated) which is treated as a single employer with Medicus (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Medicus and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Medicus of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Medicus (together, the "Medicus Employee Plans").

     (b) Medicus has furnished to QuadraMed a copy of each of the Medicus Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Medicus Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Medicus Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Medicus has also furnished QuadraMed with the most recent Internal Revenue Service determination letter issued with respect to each such Medicus Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Medicus Employee Plan subject to Code Section 401(a).

     (c)(i) Except as disclosed on Schedule 2.14, none of the Medicus Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Medicus Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Medicus Employee Plan has been administered substantially in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Medicus and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Medicus Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Medicus; (iv) neither Medicus nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Medicus Employee Plans, other than obligations for the payment of benefits in the normal operation of the Plan, and obligations which would not in the aggregate have a Material Adverse Effect on Medicus; (v) all material contributions required to be made by Medicus or any subsidiary or ERISA Affiliate to any Medicus Employee Plan have been made on or before their due dates and any accruals required by general accepted accounting principles ("GAAP") for contributions to each Medicus Employee Plan for the current plan years are reflected on the financial statements of Medicus;
(vi) with respect to each Medicus Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) neither Medicus nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Medicus Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, Medicus has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Medicus Employee Plan, except for failures which would not have a Material Adverse Effect on Medicus. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Medicus is threatened, against or with respect to any such Medicus Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Medicus nor any Medicus subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     (d) With respect to each Medicus Employee Plan, Medicus and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and
(ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

     (e) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or other service provider of Medicus, any Medicus subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as vesting, or increase the amount of compensation due any such employee or service provider.

     (f) Except as disclosed on Schedule 2.14, there has been no amendment to, written interpretation or announcement (whether or not written) by Medicus, any Medicus subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Medicus Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Medicus' financial statements.

     2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Medicus or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Medicus or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 Employee Matters. Medicus and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Medicus. There are no pending claims against Medicus or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Medicus nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Medicus. There are no controversies pending or, to the knowledge of Medicus or any of its subsidiaries, threatened, between Medicus or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Medicus. Neither Medicus nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Medicus nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

     2.17 Interested Party Transactions. Except as disclosed in the Medicus SEC Documents, neither Medicus nor any of its subsidiaries is indebted to any director, officer, employee or agent of Medicus or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Medicus or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since March 1, 1996.

     2.18 Insurance. Medicus and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Medicus and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Medicus and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Medicus has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Compliance With Laws. Each of Medicus and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Medicus.

     2.20 Minute Books. The minute books of Medicus and its subsidiaries made available to QuadraMed contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Medicus and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21  [Intentionally Omitted].

     2.22 Brokers' and Finders' Fees. Medicus has not incurred, nor will it incur without QuadraMed's prior written consent, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by Medicus for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of QuadraMed Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Medicus for inclusion in the proxy statement/prospectus to be sent to the stockholders of Medicus in connection with the meeting of Medicus' stockholders to consider the Merger (the "Medicus Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Medicus' stockholders, at the time of the Medicus Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Medicus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Medicus which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Medicus shall promptly inform QuadraMed and Merger Sub. Notwithstanding the foregoing, Medicus makes no representation, warranty or covenant with respect to any information supplied by QuadraMed or Merger Sub which is contained in any documents.

     2.24  [Intentionally Omitted].

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

     2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Medicus Common Stock outstanding on the record date set for the Medicus Stockholders Meeting is the only vote of the holders of any of Medicus' capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.26 Board Approval. The Board of Directors of Medicus has (i) unanimously approved this Agreement and the Merger and all transactions contemplated hereby, including the purchase of shares of Medicus Common Stock pursuant to the Stock Purchase Agreements, (ii) determined that the Merger is in the best interests of the stockholders of Medicus and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Medicus approve this Agreement and consummation of the Merger.

     2.27 Section 203 of the DGCL Not Applicable. The Board of Directors of Medicus has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.28 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 1% of Medicus' gross revenues during the 12 month period preceding the date hereof has indicated to Medicus that it will stop, or decrease the rate of, buying services or products of Medicus, or has at any time on or after May 31, 1997 decreased materially its usage of the services or products of Medicus. As of the date hereof, no material supplier of Medicus has indicated to Medicus that it will stop, or decrease the rate of, supplying materials, products or services to Medicus. Medicus has not knowingly breached, so as to provide a benefit to Medicus that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Medicus.

     2.29 Employee Nondisclosure Agreements. Each employee of Medicus has executed and delivered to Medicus the Standard Key Employee Nondisclosure Agreement in the form previously delivered to QuadraMed.

     2.30 Representations Complete. None of the representations or warranties made by Medicus herein or in any Schedule hereto, including Medicus Disclosure Schedule, or certificate furnished by Medicus pursuant to this Agreement, or the Medicus SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF QUADRAMED AND MERGER SUB

     Except as disclosed in a document of even date herewith and delivered by QuadraMed to Medicus prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "QuadraMed Disclosure Schedule"), QuadraMed and Merger Sub represent and warrant to Medicus as follows. All representations and warranties of Merger Sub set forth below are made solely as of the Closing Date.

     3.1 Organization, Standing and Power. Each of QuadraMed and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of QuadraMed and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on QuadraMed. QuadraMed has made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of QuadraMed to Medicus. Neither QuadraMed nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. QuadraMed is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by QuadraMed free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating QuadraMed or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the QuadraMed SEC Documents (as defined in Section 3.4), QuadraMed does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capital Structure. Except as described in this Section 3.2, the authorized and outstanding capital stock of QuadraMed is as set forth in the section entitled "Description of Capital Stock" in QuadraMed's Prospectus dated October 21, 1997 as filed with the Securities and Exchange Commission and as previously delivered to Medicus. There are no other outstanding shares of capital stock or voting securities of QuadraMed other than shares of QuadraMed Common Stock issued after October 21, 1997 upon the exercise of options or warrants. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, all of which are issued and outstanding and are held by QuadraMed. All outstanding shares of QuadraMed and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Other than pursuant to this Agreement, and options or warrants that were outstanding as of October 21, 1997, there are no other options, warrants, calls, rights, commitments or agreements of any character to which QuadraMed or Merger Sub is a party or by which either of them is bound obligating QuadraMed or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of QuadraMed or Merger Sub or obligating QuadraMed or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of QuadraMed Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

     3.3 Authority. QuadraMed and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of QuadraMed and Merger Sub. This Agreement has been duly executed and delivered by QuadraMed and Merger Sub and constitutes the valid and binding obligations of QuadraMed and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of QuadraMed or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to QuadraMed or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on QuadraMed. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to QuadraMed or any of its subsidiaries in connection with the execution and delivery of this Agreement by QuadraMed and Merger Sub or the consummation by QuadraMed and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC of the Registration Statement, (iii) the filing of a Form 8-K with the SEC within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country,
(v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of QuadraMed Common Stock issuable upon conversion of the Medicus Common Stock in the Merger and upon exercise of the options under the Medicus Stock Option Plans assumed by QuadraMed, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made,
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

would not have a Material Adverse Effect on QuadraMed and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements. QuadraMed has made available to Medicus a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by QuadraMed since March 31, 1997, and, prior to the Effective Time, QuadraMed will have furnished Medicus with true and complete copies of any additional documents filed with the SEC by QuadraMed prior to the Effective Time (collectively, the "QuadraMed SEC Documents"). All documents required to be filed as exhibits to the Medicus SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither QuadraMed nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the QuadraMed SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the QuadraMed SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed QuadraMed SEC Document. The financial statements of QuadraMed, including the notes thereto, included in the QuadraMed SEC Documents (the "QuadraMed Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The QuadraMed Financial Statements fairly present the consolidated financial condition and operating results of QuadraMed and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in QuadraMed accounting policies except as described in the notes to the QuadraMed Financial Statements.

       3.5 Absence of Certain Changes. Since June 30, 1997 (the "QuadraMed Balance Sheet Date"), QuadraMed has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to QuadraMed; (ii) any acquisition, sale or transfer of any material asset of QuadraMed or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by QuadraMed or any revaluation by QuadraMed of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of QuadraMed, or any direct or indirect redemption, purchase or other acquisition by QuadraMed of any of its shares of capital stock; or (v) any negotiation or agreement by QuadraMed or any of its subsidiaries to do any of the things described in the preceding clauses
(i) through (iv) (other than negotiations with Medicus and its representatives regarding the transactions contemplated by this Agreement).

     3.6 Absence of Undisclosed Liabilities. QuadraMed has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in QuadraMed's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "QuadraMed Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the QuadraMed Balance Sheet under generally accepted accounting principles, and
(iii) those incurred in the ordinary course of business since the QuadraMed Balance Sheet Date and consistent with past practice.

     3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of QuadraMed or any of its subsidiaries, threatened against QuadraMed or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on QuadraMed. There is no judgment, decree or order against QuadraMed or any of its subsidiaries or, to the knowledge of QuadraMed or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on QuadraMed.

     3.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon QuadraMed or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of QuadraMed or any of its subsidiaries, any acquisition of property by QuadraMed or any of its subsidiaries or the conduct of business by QuadraMed or any of its subsidiaries as currently conducted or as proposed to be conducted by QuadraMed or any of its subsidiaries.

     3.9 Governmental Authorization. QuadraMed and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which QuadraMed or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of QuadraMed's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "QuadraMed Authorizations"), and all of such QuadraMed Authorizations are in full force and effect, except where the failure to obtain or have any of such QuadraMed Authorizations could not reasonably be expected to have a Material Adverse Effect on QuadraMed.

     3.10 Compliance With Laws. Each of QuadraMed and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on QuadraMed.

     3.11  [Intentionally Omitted].

     3.12 Broker's and Finders' Fees. QuadraMed has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than with respect to its arrangements with Jefferies & Company, Inc.

     3.13 Registration Statement; Proxy Statement/Prospectus. The information supplied by QuadraMed and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by QuadraMed for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Medicus' stockholders, at the time of the Medicus Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Medicus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by QuadraMed or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, QuadraMed or Merger Sub will promptly inform Medicus. Notwithstanding the foregoing, QuadraMed and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Medicus which is contained in any of the foregoing documents.

     3.14  Board Approval. The Board of Directors of QuadraMed has unanimously
(i) approved this Agreement and the Merger and (ii) determined that the Merger is in the best interests of its stockholders and is on terms that are fair to such stockholders.

     3.15 Representations Complete. None of the representations or warranties made by QuadraMed or Merger Sub herein or in any Schedule hereto, including the QuadraMed Disclosure Schedule, or certificate furnished by QuadraMed or Merger Sub pursuant to this Agreement, or the QuadraMed SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Medicus and QuadraMed. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Medicus and QuadraMed agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Medicus and QuadraMed agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Notwithstanding anything in this Section 4.1 to the contrary, QuadraMed may negotiate and consummate acquisitions of businesses or assets without providing notice to or obtaining the consent of Medicus. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Medicus nor QuadraMed shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

          (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 Conduct of Business of Medicus. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Medicus shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of QuadraMed, which consent shall not be unreasonably withheld:

          (a) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $250,000;

          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, except pursuant to the Medicus 1997 Directors' Stock Option Plan as currently in effect;

          (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (d) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (e) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (g) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (h) Leases. Enter into any operating lease in excess of an aggregate of $10,000;

          (i) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Medicus Financial Statements;

          (j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (k) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (l) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides QuadraMed advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

          (m) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

          (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with QuadraMed prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (p) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Notices. Fail to give all notices and other information required to be given to the employees of Medicus, any collective bargaining unit representing any group of employees of Medicus, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

          (r) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (s) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing.

     4.3 No Solicitation. Medicus and its subsidiaries and the officers, directors, employees or other agents of Medicus and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Medicus or any of it subsidiaries to, or afford access to the properties, books or records of Medicus or any of its subsidiaries to, any person that has advised Medicus that it may be considering making, or that has made, a Takeover Proposal; provided, however, that nothing herein shall prohibit Medicus' Board of Directors from taking and disclosing to Medicus' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Medicus, then, to the extent the Board of Directors of Medicus believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Medicus' stockholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Medicus determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Medicus to comply with its fiduciary duties to stockholders under applicable law, Medicus and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Medicus' Board of Directors, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that in each such event Medicus notifies QuadraMed of such determination by the Medicus Board of Directors and provides QuadraMed with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides QuadraMed with all documents containing or referring to non-public information of Medicus that are supplied to such third party; provided further, that (A) the Board of Directors of Medicus has determined, with the advice of Medicus' investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Medicus,
(B) the third party has stated that it intends to make a Superior Proposal, (C) Medicus may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to QuadraMed or QuadraMed's representatives, (D) Medicus notifies QuadraMed in advance of any disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed, and (E) Medicus provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Medicus will promptly notify QuadraMed after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Medicus or any of its subsidiaries or for access to the properties, books or records of Medicus or any of its subsidiaries by any person that has advised Medicus that it may be considering making, or that has made, a Takeover Proposal and will keep QuadraMed fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide QuadraMed with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Medicus or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Medicus or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Medicus and QuadraMed shall prepare, and Medicus shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Medicus and, as promptly as practicable following receipt of SEC comments thereon, QuadraMed shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Medicus in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Medicus' Board of Directors believes in good faith that a Superior Proposal has been made and, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

     5.2  Meeting of Stockholders.

     (a) Medicus shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Medicus Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Medicus shall consult with QuadraMed regarding the date of the Medicus Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Medicus Stockholders Meeting without the consent of QuadraMed. Subject to Section 5.1, Medicus shall use its best efforts to solicit from stockholders of Medicus proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     (b) QuadraMed shall vote or cause to be voted all shares of Medicus Common Stock owned by QuadraMed in favor of the Merger.

     5.3  Access to Information.

     (a) Medicus shall afford QuadraMed and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Medicus' and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Medicus and its subsidiaries as QuadraMed may reasonably request.

Medicus agrees to provide to QuadraMed and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. QuadraMed shall afford Medicus and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of QuadraMed's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of QuadraMed and its subsidiaries as Medicus may reasonably request. QuadraMed agrees to provide to Medicus and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

     (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of QuadraMed and Medicus shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

     (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Confidentiality. The parties acknowledge that each of QuadraMed and Medicus has previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure. Unless otherwise permitted by this Agreement, QuadraMed and Medicus shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     5.6 Consents; Cooperation. Each of QuadraMed and Medicus shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

     5.7 Affiliate Agreements. Schedule 5.7 sets forth those persons who may be deemed "Affiliates" of Medicus within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Medicus shall provide QuadraMed such information and documents as QuadraMed shall reasonably request for purposes of reviewing such list. Medicus shall use its best efforts to deliver or cause to be delivered to QuadraMed, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Medicus, an executed Affiliate Agreement in the form attached hereto as Exhibit
A. QuadraMed and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any QuadraMed Common Stock to be received by such Affiliates of Medicus pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for QuadraMed Common Stock, consistent with the terms of such Affiliates Agreements.

     5.8  [Intentionally Omitted].

     5.9 Legal Requirements. Each of QuadraMed, Merger Sub and Medicus will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.10 Blue Sky Laws. QuadraMed shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the QuadraMed

Common Stock in connection with the Merger. Medicus shall use its best efforts to assist QuadraMed as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of QuadraMed Common Stock in connection with the Merger.

     5.11  Treatment of Employee Benefit Plans and Outstanding Warrants.

     (a) At the Effective Time, the Medicus Stock Option Plans and each outstanding option to purchase shares of Medicus Common Stock under the Medicus Stock Option Plans, whether vested or unvested, the Jelinek Warrants and the TriHealth Warrant will be assumed by QuadraMed. Schedule 5.11 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Medicus Stock Option Plans, including the number of shares of Medicus capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Medicus shall deliver to QuadraMed an updated Schedule 5.11 hereto current as of such date.

     (b) Each such option so assumed by QuadraMed under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Medicus Stock Option Plans, and each of the Jelinek Warrants and the TriHealth Warrant shall continue to have, and be subject to, the same terms and conditions set forth therein, immediately prior to the Effective Time, except that (i) each such option and each such warrant will be exercisable for that number of whole shares of QuadraMed Common Stock equal to the product of the number of shares of Medicus Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by
0.3565 and rounded down to the nearest whole number of shares of QuadraMed Common Stock, and (ii) the per share exercise price for the shares of QuadraMed Common Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Medicus Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by 0.3565, rounded up to the nearest whole cent.

     (c) Consistent with the terms of the Medicus Stock Option Plans and the documents governing the outstanding options under those Plans, the Merger will not terminate any of the outstanding options under such Plans or accelerate the exercisability or vesting of such options or the shares of QuadraMed Common Stock which will be subject to those options upon the QuadraMed's assumption of the options in the Merger. Within 10 business days after the Effective Time, QuadraMed will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Medicus Stock Option Plans a document in form and substance satisfactory to Medicus evidencing the foregoing assumption of such option by QuadraMed.

     (d) For purposes of QuadraMed employee benefit plans, Medicus employees will receive full credit for years of service with Medicus.

     5.12  Letter of QuadraMed's and Medicus' Accountants.

     (a) QuadraMed shall use all reasonable efforts to cause to be delivered to Medicus a Procedures Letter of QuadraMed's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Medicus, in form reasonably satisfactory to Medicus and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (b) Medicus shall use all reasonable efforts to cause to be delivered to QuadraMed a Procedures Letter of Medicus' independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to QuadraMed, in form reasonably satisfactory to QuadraMed and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.13 Form S-8. QuadraMed agrees to file, no later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of QuadraMed Common Stock issuable pursuant to outstanding options under the Medicus Stock Option Plans assumed by QuadraMed and the shares of

QuadraMed Common Stock issuable pursuant to the Jelinek Warrants. Medicus shall cooperate with and assist QuadraMed in the preparation of such registration statement.

     5.14 Listing of Additional Shares. Prior to the Effective Time, QuadraMed shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(e).

     5.15 Nasdaq Quotation. Medicus and QuadraMed agree to continue the quotation of Medicus Common Stock and QuadraMed Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement.

     5.16  Indemnification.

     (a) After the Effective Time, QuadraMed will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Medicus (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under Medicus' Certificate of Incorporation and Bylaws or any indemnification agreement with Medicus' officers and directors to which Medicus is a party, in each case in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, QuadraMed shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the extent permitted by law and to the extent provided under Medicus' Certificate of Incorporation and Bylaws or the indemnification agreement with such Indemnified Party.

     (b) For two years after the Effective Time, QuadraMed will, or will cause the Surviving Corporation to, use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Medicus' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.16, QuadraMed shall not be obligated to, or to cause the Surviving Corporation to, pay premiums in excess of 150% of the amount per annum Medicus paid in its last full fiscal year, which amount has been disclosed to QuadraMed, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.16, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of Medicus occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of two years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and QuadraMed, (ii) the Surviving Corporation and QuadraMed shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation and QuadraMed will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor QuadraMed shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, however, that in the event that any claim or claim for indemnification are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.17 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Medicus Common Stock outstanding as of the record date set for the Medicus Stockholders Meeting.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (c) Governmental Approval. QuadraMed, Medicus and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

          (d) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of QuadraMed Common Stock issuable upon conversion of the Medicus Common Stock in the Merger and upon exercise of the options under the Medicus Stock Option Plans assumed by QuadraMed shall have been made.

     6.2 Additional Conditions to Obligations of Medicus. The obligations of Medicus to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Medicus:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of QuadraMed and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) QuadraMed and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Certificate of QuadraMed. Medicus shall have been provided with a certificate executed on behalf of QuadraMed by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by QuadraMed and Merger Sub under this Agreement are true and complete in all material respects; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by QuadraMed and Merger Sub on or before such date have been so performed in all material respects.

          (c) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of QuadraMed and its subsidiaries, taken as a whole.

          (d) Third Party Consents. Medicus shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of QuadraMed or any of its subsidiaries or otherwise.

          (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting QuadraMed's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

     6.3 Additional Conditions to the Obligations of QuadraMed and Merger Sub. The obligations of QuadraMed and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by QuadraMed:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Medicus in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Medicus shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of Medicus. QuadraMed shall have been provided with a certificate executed on behalf of Medicus by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Medicus under this Agreement are true and complete in all material respects; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by Medicus on or before such date have been so performed in all material respects.

          (c) Third Party Consents. QuadraMed shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Medicus or any of its subsidiaries or otherwise.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting QuadraMed's conduct or operation of the business of Medicus and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Medicus and its subsidiaries, taken as a whole.

          (f) Affiliate Agreements. QuadraMed shall have received from each of the Affiliates of Medicus an executed Affiliate Agreement in substantially the form attached hereto as Exhibit A.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Medicus, this Agreement may be terminated:

          (a) by mutual consent of QuadraMed and Medicus;

          (b) by either QuadraMed or Medicus, if, without fault of the terminating party, the Closing shall not have occurred on or before May 1, 1998 (or such later date as may be agreed upon in writing by the parties hereto);

          (c) by QuadraMed, if (i) Medicus shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten business days of receipt by Medicus of written notice of such breach or (ii) the Board of Directors of Medicus shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to QuadraMed or shall have resolved to do any of the foregoing;

          (d) by Medicus, if QuadraMed shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten days following receipt by QuadraMed of written notice of such breach;

          (e) by either QuadraMed or Medicus if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
     (ii) if any required approval of the stockholders of Medicus shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of QuadraMed, Merger Sub or Medicus or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality),
Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3  Expenses.

     (a) Subject to subsection (b) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy

     Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(e) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be paid by QuadraMed.

     (b) In the event that (i) QuadraMed shall terminate this Agreement pursuant to Section 7.1(c) or (ii) QuadraMed shall terminate this Agreement pursuant to
Section 7.1(e)(ii) (but only in the event that all of the shares owned by QuadraMed are voted in favor of the Merger), Medicus shall promptly reimburse QuadraMed for all of the out-of-pocket costs and expenses incurred by QuadraMed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Medicus or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Medicus Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Medicus Common Stock or Merger Sub Common Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Affiliates), 5.11 (Employee Benefit Plans), 5.13 (Form S-8), 5.19 (Reasonable Best Efforts and Further Assurances), 7.3 (Expenses), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a) if to QuadraMed or Merger Sub, to:

               QuadraMed Corporation
               80 E. Sir Francis Drake Blvd., Suite 2A
               Larkspur, CA 94939
               Attention: Keith M. Roberts, Esq.
                 Vice President and General Counsel
               Facsimile No.: (415) 464-3953
               Telephone No.: (415) 461-7725
           with a copy to:

                    Brobeck, Phleger & Harrison LLP
               One Market, Spear Tower
               San Francisco, CA 94105
               Attention: Scott D. Lester, Esq.
               Facsimile No.: (415) 442-1010
               Telephone No.: (415) 442-0900

        (b) if to Medicus, to:

                    Medicus Systems Corporation
               One Rotary Center
               Suite 1111
               Evanston, Illinois 60201
               Attention: Patrick Sommers, President and CEO
               Facsimile No: (847) 570-7642
               Telephone No.: (847) 570-7503

           with a copy to:

                    Bell, Boyd & Lloyd
               Three First National Plaza
               70 West Madison Street, Suite 3300
               Chicago, Illinois 60602-4207
               Attention: William G. Brown, Esq.
               Facsimile No.: (312) 372-2098
               Telephone No.: (312) 372-1121

     8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless
the context otherwise requires, shall be deemed to refer to November   , 1997.
The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Medicus Disclosure Schedule and the QuadraMed Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.11 and 5.14; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this

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

Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Medicus and QuadraMed have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          MEDICUS SYSTEMS CORPORATION

                                          By: /s/ PATRICK C. SOMMERS
                                            ------------------------------------
                                          Name: Patrick C. Sommers
                                          Title: CEO

                                          QUADRAMED CORPORATION

                                          By: /s/ JOHN V. CRACCHIOLO
                                            ------------------------------------
                                          Name: John V. Cracchiolo
                                          Title: Chief Financial Officer

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                AMENDMENT NO. 1
                    TO AGREEMENT AND PLAN OF REORGANIZATION

     AMENDMENT NO. 1, dated as of February 26, 1998 ("Amendment No. 1"), to that certain Agreement and Plan of Reorganization, dated as of November 9, 1997 (the "Agreement"), by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed") and Medicus Systems Corporation, a Delaware corporation ("Medicus").

                                    RECITALS

     WHEREAS, the parties to the Agreement, pursuant to Section 7.4 of the Agreement, desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend the Agreement pursuant to Section 7.4 of the Agreement as follows:

     SECTION 1.  Amendments to the Agreement.

     (a) Section 1.6(c) of the Agreement is amended by deleting "the Stock Exchange and Subscription warrants dated March 19, 1997 issued by Medicus to Richard C. Jelinek and a trust for his benefit (the "Jelinek Warrants")" and "the Jelinek Warrants" from the first sentence of that section. A second sentence is added as follows: "Those certain Stock Exchange and Subscription warrants dated March 19, 1997 issued by Medicus to Richard C. Jelinek and a trust for his benefit (the "Jelinek Warrants") shall be purchased by QuadraMed and cancelled at the Effective Time pursuant to purchase agreements to be negotiated between QuadraMed and Richard C. Jelinek and the trust, respectively."

     (b) Section 1.6(g) of the Agreement is amended by deleting the words "and each" in the last line and adding at the end of the last sentence "and in the case of clause (2), such holders shall receive the remaining Merger Consideration to which they are entitled in cash."

     (c) Section 1.7(e) of the Agreement is amended by replacing the word "age" at the end of the first sentence with "agent of QuadraMed."

     (d) Section 1.11 of the Agreement is amended by deleting the word "QuadraMed" which immediately precedes the words "Common Stock" in the first sentence.

     (e) Section 2.11(c) of the Agreement is amended by adding after the phrase "including any employee" the following: "or former employee of Medicus or any of its subsidiaries. Neither Medicus nor any".

     (f) Section 2.12 of the Agreement is amended to change the second subsection (a) to subsection (b) and in the last line of subsection (b), the word "of" is changed to "on".

     (g) Section 2.13 of the Agreement is amended to change the last word of the first sentence from "returns" to "Returns" and to change the last word in clause
(ii) of the second sentence from "authority" to "Authority".

     (h) Section 2.14(c) of the Agreement is amended to change the words "Section 4062, 4063 or 4041 or ERISA" in clause (vi) to "Section 4062, 4063 or 4041 of ERISA".

     (i) Section 2.14(e) of the Agreement is amended by adding after the phrase "except as" the following: "expressly provided in this Agreement, or (ii) accelerate the time of payment or".

     (j) Section 2.30 of the Agreement is amended to insert the word "the" between the words "including" and "Medicus Disclosure Schedule".

     (k) Section 3.3 of the Agreement is amended to insert the words "(in the case of QuadraMed)" after the word "Agreement" in each of the first two sentences and is further amended to delete all references to "and Merger Sub" in all but the first two sentences.

     (l) Section 4.2 of the Agreement is amended to change the second subsection
(e) to subsection (f).

     (m) Section 4.2(s) of the Agreement is amended to add the words "its covenants hereunder." at the end of the subsection.

     (n) Section 5.7 of the Agreement is amended to change the words "Affiliates Agreements" in the last sentence to "Affiliate Agreement".

     (o) Section 5.11(a) of the Agreement is amended by deleting "the Jelinek Warrants" from the first sentence.

     (p) Section 5.11(b) of the Agreement is amended by deleting "each of the Jelinek Warrants and" from the first sentence and by deleting the word "each" which immediately precedes "such warrant" in clause (i).

     (q) Section 5.11 of the Agreement is amended to add subparagraph (e) as follows:

          "(e) The Jelinek Warrants shall be purchased by QuadraMed and cancelled at the Effective Time pursuant to purchase agreements to be negotiated between QuadraMed and Richard C. Jelinek and the trust, respectively."

     (r) Section 5.12(b) of the Agreement is hereby deleted.

     (s) Section 5.13 of the Agreement is amended by placing a period after "QuadraMed" in the first sentence and deleting "and the shares of QuadraMed Common Stock issuable pursuant to the Jelinek Warrants" in the first sentence.

     (t) Section 5.16 of the Agreement is amended to change the words "claim or claim" in clause (iii) to "claim or claims" and is further amended to change the word "tow" in the last sentence to "two".

     (u) Section 6.1 of the Agreement is amended to change the second subsection
(c) to subsection (d) and to change the current subsection (d) to subsection
(e).

     (v) Section 8.1 of the Agreement is amended to change the reference to
Section 5.19 to 5.17.

     (w) Section 8.3 of the Agreement is amended to change "November   , 1997"
to "November 9, 1997" in the fourth sentence.

     (x) Section 8.5 of the Agreement is amended by replacing the words "set forth in Sections 1.6(a) - (c) and (f), 1.7 - 1.9, 5.11 and 5.14 in subsection
(b) with "otherwise set forth in this Agreement".

     SECTION 2.  Reference to and Effect on the Agreement.

     (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof each reference in the Agreement to "this Agreement," "the Agreement,", "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by Section 1 hereof.

     (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     SECTION 3. Execution and Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer to execute, this Amendment No. 1 as of the date first written above.

                                          MEDICUS SYSTEMS CORPORATION

                                          By: /s/ BERNIE MURPHY
                                            ------------------------------------
                                          Name: Bernie Murphy
                                          Title: Chief Financial Officer

                                          QUADRAMED CORPORATION

                                          By: /s/ JOHN V. CRACCHIOLO
                                            ------------------------------------
                                          Name: John Cracchiolo
                                          Title: Chief Financial Officer

                      SIGNATURE PAGE TO AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                AMENDMENT NO. 2


                    TO AGREEMENT AND PLAN OF REORGANIZATION



     AMENDMENT NO. 2, dated as of March 24, 1998 ("Amendment No. 2"), to that certain Agreement and Plan of Reorganization, dated as of November 9, 1997 and amended as of February 26, 1998 (the "Agreement"), by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed") and Medicus Systems Corporation, a Delaware corporation ("Medicus").



                                    RECITALS



     WHEREAS, the parties to the Agreement, pursuant to Section 7.4 of the Agreement, desire to amend the Agreement.



     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend the Agreement pursuant to Section 7.4 of the Agreement as follows:



     SECTION 1. Amendments to the Agreement.



     Section 7.1(b) of the Agreement is amended by replacing the words "May 1, 1998 (or such later date as may be agreed upon in writing by the parties hereto)" with "July 31, 1998 (or such later date as may be agreed upon in writing by the parties hereto)".



     SECTION 2. Reference to and Effect on the Agreement.



     (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof each reference in the Agreement to "this Agreement," "the Agreement,", "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by Section 1 hereof.



     (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.



     SECTION 3. Execution and Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer to execute, this Amendment No. 2 as of the date first written above.



                                          MEDICUS SYSTEMS CORPORATION



                                          By: /s/ BERNIE MURPHY
                                            Name: Bernie Murphy


                                            Title: Chief Financial Officer



                                          QUADRAMED CORPORATION



                                          By: /s/ JOHN CRACCHIOLO
                                            Name: John Cracchiolo


                                            Title: Chief Financial Officer



                      SIGNATURE PAGE TO AMENDMENT NO. 2 TO


                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                         ANNEX B

                  OPINION OF VOLPE BROWN WHELAN & COMPANY, LLC

                       VOLPE BROWN WHELAN & COMPANY, LLC
                               INVESTMENT BANKERS
                  ONE MARITIME PLAZA, SAN FRANCISCO, CA 94111
                       (415) 956-8120 FAX (415) 986-6754

December 30, 1997

The Board of Directors
Medicus Systems Corporation
One Rotary Center
Suite 1111
Evanston, IL 60201

Members of the Board:

     You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Medicus Systems Corporation ("Medicus" or the "Company"), other than QuadraMed Corporation ("QuadraMed"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Reorganization dated as of November 9, 1997 (the "Agreement") by and among Medicus and QuadraMed.

     The Agreement provides that (i) a wholly owned subsidiary of QuadraMed ("Merger Sub") will be merged with and into Medicus (the "Merger") and (ii) each outstanding share of common stock of Medicus (the "Medicus Common Stock") will be converted into the right to receive, at the option of each shareholder, either (x) $7.50 in cash, (y) 0.3125 shares, subject to adjustment as described in the Agreement, (the "Exchange Ratio") of QuadraMed common stock ("QuadraMed Common Stock") or (z) any combination of QuadraMed Common Stock and cash, subject to certain adjustments and restrictions (the "Consideration"). It is our understanding that the transaction will be accounted for as a purchase for financial reporting purposes and the Consideration will be taxable to Medicus shareholders when received.

     We understand that shortly after the execution of the Agreement, QuadraMed acquired 56.7%, or 3,111,105 shares, of the outstanding capital stock of Medicus through transactions with certain shareholders (the "Selling Shareholders"). We further understand that QuadraMed paid for such shares $7.50 per share in cash together with warrants entitling the Selling Shareholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24.00 per share, subject to certain adjustments and restrictions.

     For the purposes of formulating the Opinion, we have, among other things:

          (i) Reviewed the Agreement and Plan of Reorganization dated as of November 9, 1997 by and among QuadraMed and Medicus;

          (ii) Discussed the terms of QuadraMed's acquisition of Resource Health Partners, L.P. ("RHP") with QuadraMed management;

          (iii) Interviewed management of Medicus and QuadraMed concerning the business prospects, financial outlook and operating plans of each company individually and combined;

          (iv) Reviewed certain historical Medicus and QuadraMed, and certain projected Medicus and QuadraMed (including RHP) financial statements and other relevant financial and operating data of Medicus and QuadraMed prepared by the respective company management teams;

          (v) Reviewed the historical stock trading patterns of both QuadraMed and Medicus and analyzed implied historical exchange ratios as well as the premium of the Consideration in relation to historical Medicus stock trading ranges;

          (vi) Reviewed the valuation of selected publicly-traded companies we deemed comparable and relevant to the Merger;

          (vii) Reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

          (viii) Reviewed the relevant contribution each of Medicus and QuadraMed is making to the combined company in terms of financial results and compared the implied values resulting from this analysis with the Consideration;

          (ix) Performed a discounted cash flow analysis of Medicus as a stand-alone entity based upon financial projections of Medicus management;

          (x) Performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by Medicus and QuadraMed; and

          (xi) Performed other such studies, analyses and inquiries and considered other such information as we deemed relevant.

     Volpe Brown Whelan & Company, LLC ("VBW&Co.") relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by Medicus and QuadraMed and has relied upon the assurances of Medicus and QuadraMed that all such information provided by them, respectively, is complete and accurate in all material respects and that there is no additional material information known to either of them that would make any of the information made available to VBW&Co. either incomplete or misleading. Medicus has also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, VBW&Co. has relied on their advice and expresses no opinion on such matters.

     Although we were informed by Medicus of certain discussions by the management of Medicus with third parties concerning possible business combinations, we were not requested to consider, and we are expressing no opinion as to, the relative merits of the Merger as compared to any alternative business strategies that might exist for Medicus or the effect of any other transaction in which Medicus might engage.

     With respect to the projected financial data of Medicus and QuadraMed (including RHP), all of which has been provided by the management of Medicus or QuadraMed, as well as the combined business plan, VBW&Co. has relied upon assurances of each company that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Medicus and QuadraMed managements as to the future financial performance of each company separately and as a combined company. Our Opinion is based, in large part, on these projected financial data and estimates.

     VBW&Co. is relying upon the information provided to it by Medicus and QuadraMed for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that Medicus or QuadraMed might achieve in the future as stand-alone entities or as a combined company may vary materially from those used in VBW&Co.'s analysis.

     VBW&Co. has assumed that the Merger will be consummated in accordance with the terms of the Agreement and that no subsequent changes or amendments will be made prior to closing. VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of Medicus or QuadraMed, nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations and warranties made by Medicus or QuadraMed, including representations with respect to intellectual property rights and status of any litigation pending or threatened against either company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

     The Opinion addresses only the financial fairness of the Consideration to the shareholders other than QuadraMed and does not address the relative merits of the Merger and any alternatives to the Merger, the relative fairness of the Consideration in comparison with the purchase price paid to the Selling Shareholders, Medicus' decision to proceed with or the effect of the Merger, or any other aspect of the Merger.

     The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analysis must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Medicus' or QuadraMed's control and are not susceptible to accurate prediction. No opinion is expressed herein as to the future trading price or range of prices of any securities of QuadraMed issued prior to or in conjunction with the Merger. Furthermore, the Opinion does not constitute a recommendation as to the Board of Directors' decision on whether to support the Merger and recommend it to Medicus' stockholders and does not constitute a recommendation to shareholders as to whether to vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of Medicus and may not be used for any other purpose, except that this opinion may be included in any filing which Medicus makes with the Securities and Exchange Commission with respect to the Merger (and included in a proxy statement related to the Merger).

     As a customary part of its investment banking business, VBW&Co. engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of Medicus or QuadraMed for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     As you are aware, VBW&Co. has been engaged by QuadraMed to provide investment banking and financial advisory services to QuadraMed unrelated to the Medicus transaction. To date no fees have been paid to VBW&Co. by QuadraMed. As you are also aware, VBW&Co. has also been retained by RHP to provide financial advice and a fairness opinion to RHP with respect to the acquisition of RHP by QuadraMed. VBW&Co. will receive a fee for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable.

     Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to the stockholders of Medicus, other than QuadraMed.

                                          Very truly yours,

                                          VOLPE BROWN WHELAN & COMPANY, LLC

                                          By:          /s/  STEVEN PIPER

                                            ------------------------------------
                                                        Steven Piper

                                                                         ANNEX C

                SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

     Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title.

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipt and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with respect to shares of which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consent to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice shall be given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholder of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K
                            ------------------------

     [X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE FISCAL YEAR ENDED MAY 31, 1997

                          COMMISSION FILE NO. 0-27614

                          MEDICUS SYSTEMS CORPORATION
                             A DELAWARE CORPORATION

                        IRS EMPLOYER IDENTIFICATION NO.
                                   36-4056769

                         ONE ROTARY CENTER, SUITE 1111
                            EVANSTON, ILLINOIS 60201
                                 (847) 570-7500

          Securities Registered Pursuant to Section 12(b) of the Act:
                                      None

          Securities Registered Pursuant to Section 12(g) of the Act:
                     Common Stock, Par Value $.01 Per Share
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of August 21, 1997, there were 5,483,207 shares of common stock outstanding, and the aggregate market value of the common stock (based upon the August 21, 1997 closing sale price on the Nasdaq National Market) held by non-affiliates was approximately $23,290,034.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's Proxy Statement for the 1997 Annual Meeting of Stockholders to be held on November 18, 1997 (Part III).
================================================================================

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Medicus Systems Corporation ("Medicus" or the "Company") develops, markets, and supports a family of specialized integrated software products utilized by healthcare financial administrators, physicians and nursing executives, health information and other administrative departments to capture, structure and analyze clinical, operational and financial information. Medicus' specialized software applications and services allow these professionals to measure, monitor and manage organizational performance and optimize outcomes. Many of these products incorporate features that enable them to facilitate the exchange of data with information systems used by other Medicus clients. Medicus also provides product-related maintenance and support services. During the year, the Company discontinued the line of business which managed the information systems of healthcare delivery organizations.

     Medicus' products are currently used by more than 1,200 clients. Clients include hospitals, academic medical centers, managed care organizations, community care networks, integrated health systems, primary care and multi-specialty physician groups, government agencies, and other organizations.

  BASIS OF PRESENTATION

     Prior to March 1, 1996, the Company's predecessor (the "Predecessor Corporation") operated a software and related services business and a small managed care business. In February 1995, the Predecessor Corporation adopted a formal plan to discontinue its managed care business, transfer the assets and liabilities of this business to a newly-formed subsidiary, and distribute the shares of this newly-formed subsidiary to its stockholders. In November 1995, following meetings with the Internal Revenue Service and in order to insure qualification of the transaction as a tax-free spin-off, the form of the transaction was changed. Instead of transferring the assets and liabilities of its managed care business to a newly-formed subsidiary, the Predecessor Corporation formed a new Delaware subsidiary, Medicus Systems Software, Inc., to which it transferred all of its assets and liabilities excluding only the defined assets and liabilities of its managed care business. In turn, the stock of this newly-formed subsidiary was distributed on a share-for-share basis to the stockholders of the Predecessor Corporation (the "Distribution"), the name of the subsidiary was changed to Medicus Systems Corporation, and the name of the Predecessor Corporation was changed to Managed Care Solutions, Inc. ("MCS"). Simultaneously, the outstanding stock of the Predecessor Corporation was split in reverse one-for-three so that following the Distribution, the Predecessor Corporation's stockholders owned one share of the Company (the successor, in substance, to the Predecessor Corporation which owned all of the assets and was liable for all obligations of the Predecessor Corporation except those specifically related to the Predecessor Corporation's managed care business) and one-third of a share of MCS for every share of the Predecessor Corporation previously owned.

     Although the Company is, in substance, the Predecessor Corporation's successor, the financial statements of the Company have been prepared as if the Company had operated as a free-standing entity for all the periods presented (excluding certain incremental corporate expenses that would have been incurred had it operated on a stand-alone basis). Accordingly, the financial statements include those assets, liabilities, revenues and expenses directly attributable to the Company's operations and exclude those specifically related to the managed care business. The Company has adopted this presentation because the Company believes that this presentation most fairly represents its financial condition, results of operations and changes in stockholders' equity and cash flows. The financial statements included herein for periods prior to the Distribution do not necessarily reflect what the financial position and results of operation of the Company would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

  SOFTWARE PRODUCTS AND SERVICES

     Provider organizations are continuously challenged by purchasers to demonstrate improvement toward optimal financial and clinical outcomes as they compete for managed care contracts. Medicus' specialized products are designed to capture, structure and analyze data in such a way as to assist providers in optimizing the outcomes that are most important to buyers. Medicus focuses on providing products in specialized market niches that are critical to the information and decision support needs of healthcare providers. The Company employs standard interface systems to accomplish the necessary integration with existing transaction processing systems.

  CLINICAL DATA SYSTEMS (CDS)

     CDS is an integrated encoding system and data repository that enables the healthcare provider to classify, capture, validate, and analyze clinical data. The system is a tool that implements a uniform clinical database to measure and monitor patient, clinical and financial outcomes. This expert encoding system aids in optimizing prospective payment reimbursement for both inpatient and ambulatory care services. It captures and validates clinical indicators, severity and risk factors as well as patient demographics data, diagnoses and procedures. Clinical data forms the basis upon which (i) the healthcare provider identifies cases for clinical appropriateness studies, (ii) the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), The National Committee on Quality Assurance utilizing its Health Plan and Employer Data and Information Set (HEDIS), and state agencies measure performance, and (iii) the health care provider estimates service volumes and costs in competing for managed care contracts. By validating data at the point of capture and linking it to a Diagnosis Related Group (DRG), the clinical data system creates an accurate and complete data repository that provides the information required to manage costs and improve clinical effectiveness and service efficiency.

     As of May 31, 1997, the Company had licensed CDS software for use by 600 hospitals and other users. These other users include the Health Care Financing Administration (HCFA), several professional peer review organizations, the American Hospital Association (AHA), and numerous consulting and auditing firms. The CDS product line currently includes two integrated modules:

     The WinCoder+ module is a Windows-based encoding tool released in 1995. The WinCoder+ module supports integrated data encoding, editing and diagnosis-related grouping for all patient types, including inpatient admissions, emergency room admissions, referrals, and ambulatory admissions and procedures. Utilizing "expert-system" logic, WinCoder+ delivers advice and classification guidance to identify errors of omission in clinical documentation in an effort to optimize Medicare and capitated reimbursement. The system also captures reliable and consistent clinical data for both the financial and clinical users. The WinCoder+ product includes a Clinical and Financial Optimizer which uses "expert-system" logic to assist the user in identifying errors of omission in clinical documentation, and proposes related codes or other alternatives which may be applicable and result in more appropriate reimbursement.

     The WinCOLLECT module organizes and structures a uniform clinical data set to describe a patient population, including its clinical and financial characteristics, and to evaluate the quality and appropriateness of care. WinCOLLECT is a data capture system that validates entries for internal consistency at the point of collection. Because each organization has unique requirements and is responding to volatile external forces, this module supports user customization with user-defined tables and calculated fields. WinCOLLECT is a core technology for the healthcare organization to support medical records, quality assurance, physician credentialing, utilization review, discharge planning, infection control and risk management functions. This module captures the clinical data necessary to meet the external reporting requirements of JCAHO, HCFA, professional review organizations, state data agencies and other organizations.

     The CDS products are licensed under non-exclusive perpetual licenses. Leasing options are also offered. Total client fees for CDS products range from $15,000 to $250,000 and are comprised of license fees charged per module and per user, implementation, hardware and technical fees. At the time a license is granted, Medicus generally enters into a one-year maintenance and support agreement for an annual fee that is based on a percentage of the then current license fee and which is renewable at then current rates for successive one-year terms.

  DECISION SUPPORT SYSTEMS (DSS)

     This division offers two lines of products, Enterprise Analyst and Resource Case Management. As of May 31, 1997, Medicus had licensed its DSS software for use by 150 hospital customers.

     The Company recently introduced to the market the Enterprise Analyst -- the next generation of Decision Support Systems to assist integrated healthcare delivery systems in responding to the rapidly changing healthcare environment via a powerful client/server architecture and one of the most comprehensive functionalities available today.

     The Enterprise Analyst is a fully integrated, enterprise wide decision support system application designed to allow our customers to maximize all components of value -- quality, outcomes and cost containment. With the Enterprise Analyst, healthcare organizations capture, manage, and analyze clinical and operational costs, case mix data, payer contracts, physician profiles, resource utilization, and patient care outcomes data. The Enterprise Analyst is comprised of three integrated modules:

     Enterprise Costing allows a healthcare enterprise to measure, monitor and compare costs across the continuum of care for all care settings. This product allows healthcare managers to easily obtain the information needed to make optimal decisions regarding resource allocation and cost containment. The system supports flexible cost determination based on a range of methodologies including micro-costing, engineered standards, relative value units, activity based costing, and ratio of cost to charges.

     Enterprise Case Mix and Contract Management (CM2) is a powerful, new combination case mix and contract management system. CM2 features a fully integrated clinical and financial database. The system is designed to analyze clinical outcomes against key variables such as revenues, costs, severity, physician to discover the techniques that result in desirable outcomes and lower costs. CM2 is designed to calculate reimbursement based on payer contract terms, track contractual allowances accurately to provide precise profitability measures and variance analyses of payer contracts, generate payer and patient letters, and provide a contract modeling capability that can handle any reimbursement model for more accurate negotiations.

     Enterprise Performance Measurement and Modeling (PMM) effectively integrates strategic planning with the operational planning process across the enterprise. PMM works in a distributed environment and provides a dynamic statistics file for comprehensive flexible budgeting and financial modeling. The system supports enterprise wide detailed wage and salary planning, financial forecasting, cost allocation, contractual allowance determination, and procedural rate setting.

     Resource Case Management, a line of DSS products, provides case managers and other personnel the ability to evaluate and manage patient care resources on a daily basis. The Resource Case Management system is comprised of three integrated modules each of which addresses a distinct and logical part of the case management and analysis process:

     The Pathway Generator module analyzes historical case data and generates resource pathways.

     The Pathway Monitor module tracks actual resource consumption and related variation, reports performance, and assigns pathways to cases.

     The Reimbursement module calculates expected reimbursement.

     The DSS products are licensed under non-exclusive perpetual licenses. Total client fees for DSS products range from $25,000 to $300,000, depending on the size of the healthcare organization, and are comprised of license fees charged for the specific modules that are licensed, along with implementation and technical fees. At the time a license is granted, the Company generally enters into a one-year maintenance and support agreement for an annual fee that is typically based on a percentage of the then current license fee and which is renewable at then current rates for successive one-year terms.

  PATIENT FOCUSED SYSTEMS (PFS)

     This division's main product is InterAct 2000, which is a modular system of software tools and methodologies designed to manage patient care resource utilization through workload measurement, staffing against budget, cost and productivity reporting, and employee scheduling. As of May 31, 1997, PFS software products were licensed to 450 healthcare organizations. InterAct 2000 includes two integrated modules:

     The Workload/Productivity module incorporates a proprietary, research-based workload measurement methodology applicable to all medical/surgical, mental health, ambulatory, perinatal, and dialysis populations. This module uses an organization's own financial and quality of care objectives to generate assessments of workload and staffing needs against the department's resource utilization budget. Workload/Productivity tracks direct care provider costs so managers can understand and control variances in revenue, expenses and productivity. It also provides data for comparing and benchmarking resource utilization relative to similar institutions or departments. Workload/Productivity enables the user to fulfill JCAHO patient care resource management requirements.

     The Personnel/Scheduler module creates balanced staff schedules based on a specific scheduling algorithm and a set of user defined rules.
Personnel/Scheduler also maintains ongoing personnel records with available interfaces to payroll and time and attendance systems.

     The PFS products are licensed under non-exclusive perpetual licenses. Total client fees for PFS products range from $20,000 to $100,000, depending on the size of the healthcare organization, and are comprised of license fees charged for the specific modules that are licensed along with implementation and technical fees. At the time a license is granted, Medicus generally enters into a one-year maintenance and support agreement for an annual fee that is based on a percentage of the then current license fee and which is renewable at then current rates for successive one-year terms.

  DISCONTINUED OPERATION

     Medicus formerly offered information management services to operate all or part of the information systems division of selected healthcare provider organizations. These services were generally performed on the client's premises by Medicus personnel that functioned as though they were the client's employees.

     While the information systems management market presents several attractive opportunities, it is dominated by many companies with significantly greater financial and technical resources. As a result, price competition is strong and sales cycles are traditionally much longer in this sector than in the Company's core software and service product areas. Because of this, and the fact that information systems management is not a strong fit with the Company's main focus on healthcare decision support system opportunities, the Company decided to discontinue this line of business. The Company will continue providing services under its existing contract until May 31, 1998, the expiration date of the contract.

  MAINTENANCE AND SUPPORT SERVICES

     Medicus provides training and support services during client implementation and thereafter, as required. Maintenance and support services include software updates, enhancements and services which are purchased by substantially all of the Company's clients under renewable annual contracts. The Company maintains logging, notification, and follow-up procedures to track client problems encountered in implementing and operating its products. It also conducts client conferences to exchange ideas regarding product usage and product extensions. Management believes that these conferences are valuable in gathering ideas for future products as well as enhancements to the Company's current product line.

  RECURRING REVENUE

     The Company's recurring revenue (defined as revenue generated pursuant to a multi-year contract or pursuant to an ongoing contract, such as the Company's standard form of annual maintenance and technical support agreements, which contemplate continued renewals) was $10.1 million, $9.4 million and $9.0 million for the three fiscal years ended May 31, 1997, 1996 and 1995, respectively.

  BACKLOG

     As of May 31, 1997 and 1996, the Company's backlog (which consists of signed contracts or purchase orders for products and services which are expected to be realized as revenue over the next twelve months plus remaining revenue on annual maintenance and support contracts) was approximately $9.2 million and $8.1 million, respectively. Included in backlog is $4.2 million and $4.9 million of deferred maintenance and support for the fiscal years ended May 31, 1997 and 1996, respectively.

  MARKETS

     The primary market for the Company's products and services includes hospitals, integrated delivery systems and academic medical centers. Table I below summarizes the Company's primary and secondary markets for its main product lines and the number of clients that have been licensed to use each of the Company's three main software products and services.

                                    TABLE I

                          THE COMPANY'S MAJOR MARKETS

  PRODUCTS AND SERVICES             PRIMARY MARKETS                   SECONDARY MARKETS
  ---------------------             ---------------                   -----------------
Clinical Data Systems      All hospitals -- more than 5,000   Physician group practices,
                           potential customers, of which 600  ambulatory care facilities,
                           are clients                        governmental review agencies and
                                                              consulting firms
Decision Support Systems   All hospitals -- more than 5,000   Managed care organizations and
                           potential customers, of which 150  physician group practices are clients
Patient Focused Systems    Hospitals with more than 50        Hospitals with fewer than 50
                           beds -- more than 3,850 potential  beds, outpatient ambulatory care
                           customers, of which 450 are        clinics, nursing homes and mental
                           clients                            health facilities

     As healthcare delivery systems and their respective information systems have become more integrated, the Company has also placed an increasing emphasis on the integration of its products by implementing a strategy focused on upgrading its client base to new versions of its software and cross-selling additional products to its more than 1,200 existing customers. Because many of these clients use only one or two of the Company's products, priced between $15,000 and $300,000, the Company believes this strategy presents an excellent growth opportunity.

  MARKET ENVIRONMENT

     The shift of patient care delivery to less costly settings, such as outpatient clinics and physician offices, has accelerated the consolidation trend of healthcare delivery organizations. Employers and government purchasers of healthcare services have dramatically shifted providers' financial incentives by capping expenditures through various contract pricing mechanisms. Additionally, these consumers are devising new, objective indicators for measuring clinical performance. Healthcare delivery organizations have responded by radically restructuring care delivery processes. To support these delivery process changes, providers need access to better data and more information analysis tools.

     Successful healthcare organizations require new cost, profitability and performance measurement systems to understand their patient populations and the cost and outcomes of the care they provide. Market forces are significantly altering the relationships among physicians, hospitals, employers and insurers (private and government). New paradigms for care delivery, such as case management, critical or clinical pathways and outcomes monitoring, require a link between service costs and clinical outcomes. The demand for products such as the Company's financial and clinical decision support products is growing rapidly within the context of this increasingly competitive and price-sensitive market.

  COMPETITION

     The healthcare decision support software and services market is highly competitive. The Company competes with several firms in each of its market niches, although no one firm competes directly in all niches in which the Company offers products. Competing firms vary in size and in geographic coverage. A number of them have greater financial and management resources than the Company. The Company believes that the principal factors affecting competition are product functionality, analytical methodologies, flexibility and ease of use, product enhancements, reliability and quality of implementation and technical support, documentation, size of installed client base, competitive pricing, and corporate reputation. The Company believes that it competes favorably in these areas.

  MARKETING AND SALES

     Medicus sells its products through its own direct sales organization. The Company's sales force has historically been organized along product lines but is being reorganized to sell the full range of the Company's products. Individual product sales are made by sales personnel and managers. Large sales opportunities are pursued by a team including a corporate officer and sales and technical personnel. The Company's products are also marketed under agreements with accounting firms, consultants and hospital alliances.

     The Company establishes market presence by publishing articles, presenting talks at professional meetings, assuming leadership positions in professional organizations, participating in trade shows and advertising in trade magazines. Prospective clients are identified through these and other methods including direct mail, telemarketing, product seminars, and requests for proposals from healthcare organizations.

  TECHNOLOGY

     The Company's software products, which operate on microcomputers in both a standalone and network environment utilizing Windows NT, MS-DOS and UNIX operating systems, are developed with the objective of providing efficient operation, portability among mainstream hardware platforms and networks, flexibility in supporting client needs, integrated modularity, and cost effective support and enhancements. For this reason, VB, C, C++ and SmallTalk programming languages are utilized for software development. Relational database management systems for software products are SQL-compatible, with Oracle being the Company's database system of choice. The support of industry standard technologies as well as Company-developed proprietary development tools allow effective and efficient product development and integration among current and future products. The Company's experience with system interfaces and the methodologies used for interfacing systems allows effective and rapid connectivity of Company modules with other client systems.

  PRODUCT DEVELOPMENT

     The software industry is characterized by rapid technological change and the need for a continuing high level of expenditures for the development and improvement of software products and services. Medicus' approach to designing and developing successful products is market driven and based on working in close collaboration with its clients. In developing its products, the Company utilizes common software design and development tools and techniques.

     In order to maintain and improve the market acceptance of its products and services, the Company believes it must maintain its commitment to product development and enhancement. For the three fiscal years ended May 31, 1997, 1996 and 1995, the Company spent $4.6 million, $4.1 million and $4.1 million, respectively, on research and development, representing 56%, 39% and 30% of software products and services revenue. These expenditures include expensed, capitalized and client-funded research and development spending.

     As of May 31, 1997, the Company employed 40 professional computer programmers and technical personnel. Most of the Company's technical personnel are involved, at different times and in varying degrees, in product development and enhancement.

  PRODUCT PROTECTION

     The Company owns various trademarks and servicemarks, including the federally registered servicemark "Medicus." It does not own any patents or registered copyrights. The Company believes that patent and copyright protection, even if available, are less important in its industry than innovative software engineering skills, technological and engineering experience and marketing capabilities. The Company relies largely upon its license agreements with clients and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the trade secrecy of its products. While the enforceability of such agreements cannot be assured, the Company believes that they provide a deterrent to unauthorized use of the Company's proprietary information.

  EMPLOYEES

     As of May 31, 1997, the Company employed 161 persons, of whom 65 were based at the Company's Evanston, IL corporate offices, 45 were based at the Company's Alameda, CA office, 16 were based at the Company's Chesterfield, MO office, and 35 were based at various other sales and service centers.

ITEM 2. PROPERTIES

     The Company's principal office is located in leased space in Evanston containing approximately 23,200 square feet of space. The lease expires on June 30, 2006. The annual rent for fiscal 1998 for this space is $468,000.

     The Company also leases space for offices in Alameda, CA and Chesterfield, MO. The leases for these two facilities expire on October 31, 1999 and April 30, 1998, respectively, and have an aggregate annual rent of $340,000 for fiscal 1998.

ITEM 3. LEGAL PROCEEDINGS

     On July 11, 1997, St. Joseph Hospital filed a lawsuit, St. Joseph Hospital
v. Medicus Systems Corporation, File No. 97-36574, in the District Court of Harris County, Texas. The Company accepted service of the complaint on August 12, 1997. The complaint alleges primarily breach of a contract to provide case management software, and seeks unspecified damages, including attorney's fees. The Company vigorously denies any liability, and intends to file its answer denying the plaintiff's claims prior to September 8, 1997, the date such answer is due. The chief executive officers of the Company and the plaintiff have recently met to discuss the matter.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The following matters were submitted to a vote of security holders during the Medicus Systems Corporation Annual Meeting of Stockholders held March 19, 1997:

                                                                   VOTES CAST    AUTHORITY
                        DESCRIPTION OF MATTER                         FOR        WITHHELD
                        ---------------------                      ----------    ---------
1.   Election of Directors
     William G. Brown............................................  6,134,711      160,232
     Jon E.M. Jacoby.............................................  6,134,897      160,046
     Richard C. Jelinek..........................................  6,134,897      160,046
     John P. Kunz................................................  6,134,897      160,046
     Risa Lavizzo-Mourey.........................................  6,134,897      160,046
     Walter J. McNerney..........................................  6,134,797      160,146
     Gail L. Warden..............................................  6,134,897      160,046

                                                  VOTES CAST   VOTES CAST               BROKER
                                                     FOR        AGAINST     WITHHELD   NON VOTES
                                                  ----------   ----------   --------   ---------
2.   Proposal to approve the Company's 1996       3,972,182     309,015      87,477    1,926,269
     C.E.O. Replacement Stock Option Plan.......
3.   Proposal to approve the Company's 1996       4,046,681     251,180      89,168    1,907,914
     C.E.O. Special Stock Option Plan...........
4.   Proposal to approve the amendments to and    5,878,995     311,162      16,096       88,690
     restatement of the Company's 1989, 1991,
     1993, 1993 Performance and 1994 Stock
     Option Plans...............................
5.   Proposal to approve the Company's 1997       3,714,827     754,942      12,513    1,812,661
     Employee Stock Option and Restricted Stock
     Plan.......................................
6.   Proposal to approve agreements pursuant to   4,304,924      43,168      20,583    1,926,268
     which the Company would repurchase Common
     Stock and Voting Preferred Stock from
     Richard C. Jelinek.........................

                                    PART II

ITEM 5. MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the Nasdaq National Market under the symbol "MECS". Trading commenced March 1, 1996 as a result of the Distribution.

     The following table sets forth, for the periods indicated, the high and low reported sale prices for the common stock as reported on the Nasdaq National Market since the Distribution on March 1, 1996.

                                                              HIGH      LOW
                                                              -----    -----
FISCAL YEAR 1996
  Fourth Quarter............................................  $9.00    $5.25
FISCAL YEAR 1997
  First Quarter.............................................   6.50     4.75
  Second Quarter............................................   6.31     4.50
  Third Quarter.............................................   7.50     4.38
  Fourth Quarter............................................   6.50     5.25

     There were 185 holders of record and approximately 2,160 beneficial holders of the Company's common stock as of August 21, 1997.

     The Predecessor Corporation (prior to March 1, 1996) and the Company (beginning March 1, 1996) declared quarterly dividends of $0.03 per share in each of the quarters in fiscal years 1995 and 1996. The

Board of Directors of the Company has determined not to pay dividends on the common stock for the foreseeable future.

     On December 5, 1996, the Company reached an agreement in principle (the "Agreement") with its founder, Richard C. Jelinek, to purchase from Mr. Jelinek and a trust of which Mr. Jelinek is a beneficiary (the "Trust") one million shares of Common Stock and 500 shares of Voting Preferred Stock. Also, Mr. Jelinek agreed to resign as Chairman and agreed, among other things, not to attempt to seek voting control of the Company for a period of five years. (Mr. Jelinek continues to serve as a Director.) In exchange, the Company agreed to pay Mr. Jelinek and the Trust $4.5 million in cash and $2.0 million in 8% two-year promissory notes, and to issue to Mr. Jelinek and the Trust 400,000 five-year warrants to purchase Common Stock at $8.00 per share. The Company's Board of Directors approved the Agreement on January 2, 1997, and the Company's stockholders approved the Agreement at the Annual Meeting of Stockholders on March 19, 1997. Neither the warrants nor the shares of Common Stock issuable upon exercise of the warrants were registered under the Securities Act of 1933, pursuant to the exemption contained in Section 4(2) of that Act.

ITEM 6. SELECTED FINANCIAL DATA

     The selected financial data presented below has been derived from the financial statements of the Company and the Report on Form 10 filed on January 25, 1996. The financial statements for each of the years in the five-year period ended May 31, 1997 have been audited by Price Warehouse LLP, independent accountants. Revenues and operating income (loss) have been restated to exclude results from the Company's discontinued operation. Also, the assets and liabilities related to this separate line of business are presented as net assets of discontinued operations on the 1997 and 1996 Balance Sheet. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's Financial Statements and Notes.

                                     1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
Statement of Operations:
  Revenues......................  $18,269,700   $19,794,179   $22,507,267   $21,336,870   $18,140,323
  Operating income (loss).......   (7,355,865)   (7,444,704)    3,540,262     4,379,146     3,225,905
  Net income (loss).............   (4,220,018)   (3,725,991)    3,024,493     3,224,711     2,116,869
Loss per common share*..........  $     (0.70)           --            --            --            --
Pro forma earnings (loss) per
  common share*.................           --   $     (0.57)  $      0.45   $      0.51   $      0.39
Balance Sheet:
  Working capital...............  $ 2,090,534   $12,627,354   $17,149,499   $21,983,507   $ 9,411,327
  Total assets..................   22,848,672    27,688,565    30,881,842    35,509,776    17,804,670
  Stockholders' equity..........    9,501,609    18,201,237    22,304,371    25,574,678    11,460,792

---------------

* Loss per common share and pro forma earnings (loss) per common share are based upon the actual capital structure of the Company since March 1, 1996, and the capital structure of the Predecessor Corporation prior to March 1, 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     This report contains statements that may be considered forward-looking, such as the discussion of the Company's strategic goals, new products and cash flows. These statements speak of the Company's plans, goals or expectations, refer to estimates, or use similar terms. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many uncertainties.

     Some of these uncertainties that may affect future results are discussed in more detail below under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and under "Item 1 -- Business." All forward-looking statements included in this document are based upon information presently available, and the Company assumes no obligation to update any forward-looking statement.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated (i) the percent of revenue represented by certain line items in the Company's Statements of Operations and (ii) the percentage change in each line item from the prior period.

                                                      PERCENT OF REVENUES           PERCENTAGE
                                                      FOR THE YEARS ENDED      INCREASE (DECREASE)
                                                            MAY 31,            --------------------
                                                    -----------------------    1996 TO     1995 TO
                                                    1997     1996     1995       1997        1996
                                                    -----    -----    -----    --------    --------
Revenues:
  Software products and services..................   44.6%    52.4%    60.0%   (21.5)%     (23.1)%
  Maintenance and support services................   55.4     47.6     40.0      7.4         4.5
                                                    -----    -----    -----      ---         ---
                                                    100.0    100.0    100.0     (7.7)      (12.1)
                                                    -----    -----    -----      ---         ---
Costs and expenses:
  Software products and services..................   36.0     37.5     30.5    (24.5)       (5.5)
  Maintenance and support services................   50.4     59.1     48.5     (8.4)       27.2
                                                    -----    -----    -----      ---         ---
                                                     44.0     47.8     37.7    (15.0)       11.3
  Marketing, general and administrative...........   54.9     57.0     37.0    (11.1)       35.6
  Research and development........................   16.8      9.3      9.6     67.0       (14.6)
  Restructuring charges...........................   15.3     23.5       --    (39.9)        N/M
  Stock repurchase................................    9.3       --       --      N/M         N/M
                                                    -----    -----    -----      ---         ---
                                                    140.3    137.6     84.3     (5.9)       43.6
                                                    -----    -----    -----      ---         ---
Operating income (loss)...........................  (40.3)   (37.6)    15.7     (1.2)        N/M
Interest and other income.........................    2.0      2.8      3.0    (33.9)      (18.2)
                                                    -----    -----    -----      ---         ---
Income (loss) from continuing operations before
  income taxes....................................  (38.3)   (34.8)    18.7      1.4         N/M
Provision for (benefit from) income taxes.........  (14.1)   (14.2)     6.7     (8.8)        N/M
                                                    -----    -----    -----      ---         ---
Income (loss) from continuing operations..........  (24.2)   (20.6)    12.0      8.5         N/M
Discontinued operation, net of taxes..............    1.1      1.8      1.4    (42.6)        7.1
                                                    -----    -----    -----      ---         ---
Net income (loss).................................  (23.1)%  (18.8)%   13.4%     N/M         N/M
                                                    =====    =====    =====      ===         ===

---------------
(1) Shown as a percent of related revenues.

     Operating revenues are derived from two sources: (1) license fees and the related services for licensing the Company's software products; and (2) maintenance and support services related to such software products.

COMPARISON OF FISCAL YEAR 1997 TO FISCAL YEAR 1996

  SOFTWARE PRODUCTS AND SERVICES

     Software products and services revenues decreased 22% to $8.1 million in fiscal 1997 compared to $10.4 million in fiscal 1996. The decrease in revenues was attributable, in part, to the delay in the release of certain new Windows-based products, including the next generation of Decision Support Systems. Also contributing to the decline was a continued lengthening of the sales cycle, due to complex implementation plans related to the increasing number of clients migrating from the DOS-based to Windows-based products, principally in the CDS division. Additionally, the Company experienced a continuing weakness in its existing markets and product lines, resulting from price pressures and consolidations in the healthcare industry and in the managed care environment. Costs and expenses for software products and services decreased 25% to $2.9 million compared to $3.9 million in fiscal 1996. Costs and expenses as a percentage of related revenue were 36% and 38% for fiscal 1997 and 1996, respectively. The decrease was due to cost containment measures initiated by management and a lower volume of services provided.

  MAINTENANCE AND SUPPORT SERVICES

     Maintenance and support services revenues increased 7% to $10.1 million in fiscal 1997 compared to $9.4 million in fiscal 1996. The increase was primarily due to the continuing migration of clients to the Company's Windows-based products, along with modest price increases for certain products. Costs and expenses decreased 8% to $5.1 million in fiscal 1997 compared to $5.6 million in fiscal 1996. Costs and expenses as a percentage of related revenue were 50% and 59% for fiscal 1997 and 1996, respectively. The decrease was primarily due to a shift in focus of technical personnel from maintenance activities to development activities to complete certain new Windows-based products.

  MARKETING, GENERAL AND ADMINISTRATIVE

     Marketing, general and administrative expenses decreased 11% to $10.0 million in fiscal 1997 compared to $11.3 million in fiscal 1996. The decrease primarily was due to higher expenses in the prior year related to the increase in the provision for doubtful accounts, and expenses related to the separation of the managed care business.

  RESEARCH AND DEVELOPMENT

     Total expenditures for research and development (including amounts capitalized and funded by clients) increased 12% to $4.6 million in fiscal 1997 from $4.1 million in fiscal 1996. Research and development costs charged to expense were $3.1 million in fiscal 1997 compared to $1.8 million in fiscal 1996. The Company did not obtain funding from clients under development service agreements during the twelve months ended May 31, 1997, compared to $218,000 obtained in fiscal 1996, for its research and development efforts. These development service agreements provide for retention of ownership of the products developed by the Company. The Company capitalized software development costs of $1.8 million in fiscal 1997 and $2.0 million in fiscal 1996 pursuant to Statement of Financial Accounting Standards No. 86. Costs capitalized in fiscal 1997 were partially offset by $240,000 in provisions recorded as part of the abandonment of certain development efforts. Total research and development expenditures (including amounts capitalized and funded by clients) were 56% and 39% of software products and services revenues during fiscal 1997 and 1996, respectively. During fiscal 1997, the Company's development efforts focused on the Clinical Data Systems and Decision Support Systems product lines. During fiscal 1996, the Company's development efforts focused on the Resource Case Management System, Medicus Architecture (MACH 1), and the Decision Support Systems product line.

  RESTRUCTURING CHARGES

     As part of an ongoing evaluation, the Company refined its strategic planning process during fiscal 1997, and assessed continuing obligations associated with the implementation of its strategic plan. The Company continued the process of implementing its plans during 1997 and, following the stock repurchase from its founder in the quarter ended February 28, 1997, recorded $2.8 million in restructuring charges to complete its plan, including accruing costs to reorganize the Company's business units, to abandon certain development efforts, and to increase the allowance for doubtful accounts. Specifically, the Company decided to relocate operations for its Clinical Data Systems ("CDS") division, based in Alameda, CA, to the Company's Evanston, IL corporate offices. Costs associated with the relocation, which is expected to be completed during the next nine months, included costs to cancel existing lease agreements, to terminate employees and to write down abandoned assets. The Company did not accrue estimated incremental costs of approximately $1.3 million associated with the relocation. Such costs relate to the orderly transition of the division, will be incurred during fiscal 1998 and are not accruable as part of the restructuring charge under generally accepted accounting principles. In addition, the Company increased it reserves for product line exit costs and severance costs that relate to the remaining customers of the previously discontinued Clinical Case Management Systems ("CCM") product line. Also, certain product development efforts for the Company's Patient Focused Systems ("PFS") products were abandoned, and the associated development costs, which had been previously capitalized, along with other related product line exit costs were expensed. The Company has increased its allowance for doubtful accounts due to the potential for certain additional billed and unbilled accounts becoming uncollectible as a result of the decisions discussed above. Direct costs and expenses of the restructuring were 15% of fiscal 1997 revenues.

  STOCK REPURCHASE

     On December 5, 1996, the Company reached an agreement in principle (the "Agreement") with its founder, Richard C. Jelinek, to purchase from Mr. Jelinek, and a trust of which he is a beneficiary (the "Trust"), one million shares of Common Stock and 500 shares of Voting Preferred Stock. Also, Mr. Jelinek agreed to resign as Chairman and agreed, among other things, not to attempt to seek voting control of the Company for a period of five years. In exchange, the Company agreed to pay Mr. Jelinek and the Trust $4.5 million in cash and $2.0 million in 8% two-year promissory notes, and to issue to Mr. Jelinek and the Trust 400,000 five-year warrants to purchase Common Stock at $8.00 per share.

     The Company's results of operations for the year ended May 31, 1997 included $1,690,042 in related costs and expenses, as a result of the Agreement. Amounts in excess of the market price of the Common Stock and the exercise price of the Voting Preferred Stock, aggregating $1,319,000, have been expensed. Also included are $371,042 in investment banking and other professional fees incurred to consummate the Agreement.

  INTEREST AND OTHER INCOME

     Interest and other income decreased 34% to $367,000 in fiscal 1997 compared to $556,000 in fiscal 1996, primarily due to lower average cash balances.

  INCOME TAXES

     The Company's effective income tax rate benefit decreased to 37% in fiscal 1997 compared to 41% in fiscal 1996. The decrease was primarily attributable to the fiscal 1997 net operating loss and stock repurchase transaction.

  DISCONTINUED OPERATION

     Results from the Company's discontinued line of business decreased 43% to $199,000 in fiscal 1997 compared to $347,000 in fiscal 1996, primarily due to lower revenues from the contract to manage the information systems functions at Bethesda, Inc. in Cincinnati, Ohio.

COMPARISON OF FISCAL YEAR 1996 TO FISCAL YEAR 1995

  SOFTWARE PRODUCTS AND SERVICES

     Software products and services revenues decreased 23% to $10.4 million in fiscal 1996 compared to $13.5 million in fiscal 1995. The decrease in revenue was attributable, in part, to a general weakness in the Company's primary markets and product lines, resulting from continued consolidations in the healthcare industry and growing price pressures in the current managed healthcare environment. Also contributing to the decline were delays in the release of certain Windows-based products, higher than expected turnover in the sales force, the increasing complexity and size of new contracts and the related lengthening of the sales cycle. Additionally, the Company continued to experience increased competition in many of its markets. Costs and expenses for software products and services decreased 6% to $3.9 million compared to $4.1 million in fiscal 1995. Costs and expenses as a percentage of related revenue were 38% and 31% for fiscal 1996 and 1995, respectively. The increase was due to the mix of software, hardware and implementation revenue.

  MAINTENANCE AND SUPPORT SERVICES

     Maintenance and support services revenues increased 5% to $9.4 million in fiscal 1996 compared to $9.0 million in fiscal 1995. The increase was primarily due to a larger installed base of licensed products and modest price increases for the Company's maintenance and support services. Costs and expenses increased 27% to $5.6 million compared to $4.4 million in fiscal 1995. Costs and expenses as a percentage of related revenue were 59% and 49% for fiscal 1996 and 1995, respectively. The increase was primarily due to a shift in focus of technical personnel to maintenance activities from development activities during fiscal 1996, and incremental expenses related to supporting clients on the Company's new Windows-based products as well as the technology platforms historically support by the Company.

  MARKETING, GENERAL AND ADMINISTRATIVE

     Marketing, general and administrative expenses increased 36% to $11.3 million in fiscal 1996 compared to $8.3 million in fiscal 1995. The increase primarily resulted from an increase in the provision for doubtful accounts, following a comprehensive analysis necessitated by the current market conditions in the healthcare industry, and expenses related to the separation of the managed care business.

  RESEARCH AND DEVELOPMENT

     Total expenditures for research and development (including amounts capitalized and funded by clients) remained constant at $4.1 million in fiscal 1996 and 1995. Research and development costs charged to expense were $1.8 million in fiscal 1996 compared to $2.2 million in fiscal 1995. The Company obtained funding from clients under product development service agreements of $218,000 and $509,000 in fiscal 1996 and 1995, respectively, for its research and development efforts. These development service agreements provide for retention of ownership of the products developed by the Company. The Company capitalized software development costs of $2.0 million in fiscal 1996 and $1.4 million in fiscal 1995 pursuant to Statement of Financial Accounting Standards No. 86. Total research and development expenditures (including amounts capitalized and funded by clients) were 39% and 30% of software products and services revenues during fiscal 1996 and 1995, respectively. During fiscal 1996, the Company's development efforts focused on the Resource Case Management System, Medicus Architecture (MACH 1), and the Decision Support Systems product line. During fiscal 1995, the Company's development efforts focused on the Clinical Case Management System, the Resource Case Management System, the WinCoder+ and Workload/Productivity modules.

  RESTRUCTURING CHARGES

     During February, 1996, the Company commenced a process to evaluate its current strategic position, including the markets it expects to pursue and its product offerings in those chosen markets. As a result of decisions made as part of this evaluation process, the Company recorded $4.7 million in restructuring charges, representing costs and expenses to exit certain product lines, to abandon certain product development efforts and to provide for liabilities resulting from the strategic redirection of the Company, including severance costs. Specifically, the Company decided to exit the Clinical Case Management Systems and the Executive Information Systems product lines. Additionally, product development efforts for the Clinical Data Systems Wincoder V2 project and portions of the MACH 1 project, which will no longer be utilized in the Medicus product line, were abandoned and their associated development costs, which had been previously capitalized, were expensed. Severance costs associated with an officer and several employees, in addition to the write-off of a portion of the Contract Management System, were also included in the restructuring charge. Direct costs and expenses of the restructuring were 24% of fiscal 1996 revenues.

  INTEREST AND OTHER INCOME

     Interest and other income decreased 18% to $556,000 in fiscal 1996 compared to $680,000 in fiscal 1995, primarily due to lower average cash balances.

  INCOME TAXES

     The Company's effective income tax rate increased to 41% in fiscal 1996 compared to 36% in fiscal 1995. The increase was primarily attributable to the fiscal 1996 suspension of the research and development tax credit.

  DISCONTINUED OPERATION

     Results from the Company's discontinued line of business increased 7% to $347,000 in fiscal 1996 compared to $324,000 in fiscal 1995, primarily due to higher revenues from the contract to manage the information systems functions at Bethesda, Inc. in Cincinnati, Ohio.

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES

     As a result of the Company's commitment to expand its software products and services, funds are required to support its ongoing product research and development activities and the infrastructure required to serve its customer base. Historically, cash generated from its operations has been an important contributor to these needs. As a result of the market factors adversely affecting fiscal 1997 results, as well as the stock repurchase transaction, the Company was required to use a significant portion of its cash reserves. It is expected that, following the restructuring efforts described herein, the Company will return to a situation where cash from operations will provide an important source of liquidity to support its normal capital needs, although numerous factors, including any reductions in revenues from currently anticipated amounts, could affect the amount of such cash available.

     At May 31, 1997, the Company had available cash reserves of approximately $1.2 million. In addition, the Company had a $2.5 million standby credit facility available. $1.0 million of the principal amount of the Company's 8% promissory notes, issued in connection with the Company's stock repurchase agreement, is due in March 1998. In addition, the Company anticipates cash outlays of approximately $3.2 million in the next nine months, resulting primarily from its decision to reorganize its business units and to exit certain product lines.

     The Board of Directors of the Company has determined not to pay dividends on the common stock for the foreseeable future. While the Company has experienced negative cash flows from operating activities during the past two fiscal years, management believes that, as a result of significant reductions in expenses, its cash flows will improve. While there can be no assurance that this will occur, the Company currently believes that it will have adequate financial resources available from operations and the available credit facility to provide sufficient liquidity to meet its ordinary capital requirements for the foreseeable future, including the March 1998 payment on the promissory notes and cash outlays related to the Company's restructuring plan.

     During its second fiscal quarter, the Company bills its clients in advance for the next calendar year's maintenance and support services provided on its software products. This generates an increase in the Company's accounts receivable and deferred revenue balances during those periods, and increases cash balances in subsequent months as the related accounts receivable are collected.

  IMPACT OF INFLATION

     To date, inflation has not had a material impact on the Company's revenues or income.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-1
Balance Sheets as of May 31, 1997 and 1996..................  F-2
Statements of Operations for the years ended May 31, 1997,
  1996 and 1995.............................................  F-3
Statements of Changes in Stockholders' Equity for the years
  ended May 31, 1997, 1996 and 1995.........................  F-4
Statements of Cash Flows for the years ended May 31, 1997,
  1996 and 1995.............................................  F-5
Notes to Financial Statements...............................  F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Medicus Systems Corporation

     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Medicus Systems Corporation at May 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICE WATERHOUSE LLP

Chicago, Illinois
July 23, 1997

                          MEDICUS SYSTEMS CORPORATION

                                 BALANCE SHEETS
                             MAY 31, 1997 AND 1996

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $ 1,205,135    $   765,312
  Short-term investments....................................           --      7,705,380
  Accounts receivable and unbilled services, net of
     allowance for doubtful accounts of $1,713,008 and
     $1,222,463, respectively...............................   10,500,676      8,451,675
  Inventories...............................................      214,264        235,398
  Prepaid expenses and other................................      258,725        638,669
  Prepaid and deferred income taxes.........................    2,147,416      2,650,076
  Due from Managed Care Solutions, Inc......................           --        647,408
  Net assets of discontinued operation......................      111,381      1,020,764
                                                              -----------    -----------
                                                               14,437,597     22,114,682
                                                              -----------    -----------
Property and equipment, at cost less accumulated
  depreciation..............................................    2,335,175      2,794,932
Internally developed software, at cost less accumulated
  amortization of $2,110,378 and $1,729,141, respectively...    3,087,849      2,152,419
Installment accounts receivable, due after one year, less
  unearned interest of $154,647 and $147,963,
  respectively..............................................      533,488        398,897
Deferred income taxes.......................................    2,454,563        227,635
                                                              -----------    -----------
                                                              $22,848,672    $27,688,565
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   597,787    $   188,777
  Accrued compensation......................................      453,035      1,487,551
  Accrued restructuring charges.............................    2,247,416      1,527,461
  Other accrued liabilities.................................    1,138,226        970,140
  Deferred revenue..........................................    6,910,599      5,313,399
  Notes payable.............................................    1,000,000             --
                                                              -----------    -----------
                                                               12,347,063      9,487,328
                                                              ===========    ===========
Notes payable...............................................    1,000,000             --
                                                              -----------    -----------
Stockholders' equity:
  Preferred stock $1,000 par, 500 shares authorized and
     issued.................................................      500,000             --
  Common stock $.01 par:
     Authorized -- 10,000,000 shares Issued -- 6,487,159
      shares and 6,456,447 shares, respectively.............       64,872         64,564
  Capital in excess of par value............................   22,063,715     21,880,994
  Capital in excess of par value -- warrant.................      944,000             --
  Less treasury stock:
     Preferred stock, at cost -- 500 shares.................     (500,000)            --
     Common stock, at cost -- 1,007,002 and 7,002 shares,
      resp..................................................   (5,687,418)       (62,418)
  Unrealized loss on short-term investments.................           --        (18,361)
  Accumulated deficit.......................................   (7,883,560)    (3,663,542)
                                                              -----------    -----------
                                                                9,501,609     18,201,237
                                                              -----------    -----------
                                                              $21,848,672    $27,688,565
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995

                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Revenues:
  Software products and services....................  $ 8,148,858    $10,374,977    $13,495,033
  Maintenance and support services..................   10,120,842      9,419,202      9,012,234
                                                      -----------    -----------    -----------
                                                       18,269,700     19,794,179     22,507,267
                                                      -----------    -----------    -----------
Costs and expenses:
  Software products and services....................    2,936,115      3,889,458      4,117,822
  Maintenance and support services..................    5,098,992      5,563,821      4,374,432
                                                      -----------    -----------    -----------
                                                        8,035,107      9,453,279      8,492,254
  Marketing, general and administrative.............   10,034,473     11,287,826      8,325,563
  Research and development..........................    3,065,552      1,835,575      2,149,188
  Restructuring charges.............................    2,800,391      4,662,203             --
  Stock repurchase..................................    1,690,042             --             --
                                                      -----------    -----------    -----------
                                                       25,625,565     27,238,883     18,967,005
                                                      -----------    -----------    -----------
Operating income (loss).............................   (7,355,865)    (7,444,704)     3,540,262
  Interest and other income.........................      367,430        555,742        679,547
                                                      -----------    -----------    -----------
Income (loss) from continuing operations before
  income taxes......................................   (6,988,435)    (6,888,962)     4,219,809
Provision for (benefit from) income taxes...........   (2,569,365)    (2,816,313)     1,519,131
                                                      -----------    -----------    -----------
Income (loss) from continuing operations............   (4,419,070)    (4,072,649)     2,700,678
Discontinued operation, net of taxes................      199,052        346,658        323,815
                                                      -----------    -----------    -----------
Net income (loss)...................................  $(4,220,018)   $(3,725,991)   $ 3,024,493
                                                      ===========    ===========    ===========
Earnings (loss) per common and common equivalent
  share, pro forma for 1996 and 1995
  Continuing operations.............................  $     (0.73)   $     (0.62)   $      0.40
  Discontinued operation............................         0.03           0.05           0.05
                                                      -----------    -----------    -----------
                                                      $     (0.70)   $     (0.57)   $      0.45
                                                      ===========    ===========    ===========
Weighted average common and common equivalent shares
  outstanding.......................................    6,007,023      6,539,988      6,704,251
                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995

                                                                   CAPITAL IN                              UNREALIZED
                              PREFERRED    COMMON     CAPITAL IN   EXCESS OF     TREASURY      TREASURY      LOSS ON
                                STOCK       STOCK     EXCESS OF    PAR VALUE       STOCK        STOCK      SHORT-TERM      ACCUM.
                                VALUE     PAR VALUE   PAR VALUE     WARRANT     (PREFERRED)    (COMMON)    INVESTMENTS    DEFICIT
                              ---------   ---------   ----------   ----------   -----------   ----------   -----------   ----------
Balance, May 31, 1994.......
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
 Net income.................
 Payments to Predecessor
   Corporation, net.........
 Market value adjustment of
   short-term investments,
   net of income taxes......                                                                                 (58,430)
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
Balance, May 31, 1995.......                                                                                 (58,430)
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
 Net loss prior to February
   29, 1996 distribution....
 Payments to Predecessor
   Corporation, net.........
 Market value adjustment of
   short-term investments,
   net of income taxes......                                                                                  57,379
 February 29, 1996
   distribution of common
   stock....................               64,320     21,702,593                                 (62,418)
 Net loss subsequent to
   February 29, 1996
   distribution.............                                                                                             (3,472,219)
 Sale of stock under
   employee stock purchase
   plan.....................                   79        42,574
 Sale of stock under
   employee stock option
   plan, including tax
   benefits.................                  165       112,835
 Vested portion of stock
   options applicable to
   compensation expense.....                             22,992
 Declaration of dividends...                                                                                               (191,323)
 Market value adjustment of
   short-term investments,
   net of income taxes......                                                                                 (17,310)
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
Balance, May 31, 1996.......        --     64,564     21,880,994         --            --        (62,418)    (18,361)    (3,663,542)
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
 Net loss...................                                                                                             (4,220,018)
 Stock repurchase...........  $500,000                              944,000      (500,000)    (5,625,000)
 Sale of stock under
   employee stock purchase
   plan.....................                  308       171,759
 Vested portion of stock
   options applicable to
   compensation expense.....                             10,962
 Mrkt value adjustment of
   short-term investments,
   net of income taxes......                                                                                  18,361
                              --------     ------     ----------    -------      --------     ----------    --------     ----------
Balance, May 31,1996........   500,000     64,872     22,063,715    944,000      (500,000)    (5,687,418)         --     (7,883,560)


                                 GROUP
                                EQUITY        TOTAL
                              -----------   ----------
Balance, May 31, 1994.......   25,574,678   25,574,678
                              -----------   ----------
 Net income.................    3,024,493    3,024,493
 Payments to Predecessor
   Corporation, net.........   (6,236,370)  (6,236,370)
 Market value adjustment of
   short-term investments,
   net of income taxes......                   (58,430)
                              -----------   ----------
Balance, May 31, 1995.......   22,362,801   22,304,371
                              -----------   ----------
 Net loss prior to February
   29, 1996 distribution....     (253,772)    (253,772)
 Payments to Predecessor
   Corporation, net.........     (404,534)    (404,534)
 Market value adjustment of
   short-term investments,
   net of income taxes......                    57,379
 February 29, 1996
   distribution of common
   stock....................  (21,704,495)          --
 Net loss subsequent to
   February 29, 1996
   distribution.............                (3,472,219)
 Sale of stock under
   employee stock purchase
   plan.....................                    42,653
 Sale of stock under
   employee stock option
   plan, including tax
   benefits.................                   113,000
 Vested portion of stock
   options applicable to
   compensation expense.....                    22,992
 Declaration of dividends...                  (191,323)
 Market value adjustment of
   short-term investments,
   net of income taxes......                   (17,310)
                              -----------   ----------
Balance, May 31, 1996.......           --   18,201,237
                              -----------   ----------
 Net loss...................                (4,220,018)
 Stock repurchase...........                (4,681,000)
 Sale of stock under
   employee stock purchase
   plan.....................                   172,067
 Vested portion of stock
   options applicable to
   compensation expense.....                    10,962
 Mrkt value adjustment of
   short-term investments,
   net of income taxes......                    18,361
                              -----------   ----------
Balance, May 31,1996........           --    9,501,609

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995

                                                        1997           1996            1995
                                                     -----------    -----------    ------------
Cash flows from operating activities:
  Net income (loss)................................  $(4,220,018)   $(3,725,991)   $  3,024,493
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization of property and
       equipment...................................    1,097,274        683,281         592,411
     Amortization of software......................      381,238      1,229,408         538,933
     Deferred income taxes.........................      (62,612)    (2,410,259)        383,374
     Restructuring charges.........................    1,446,781      4,208,496              --
     Stock repurchase..............................    1,319,000             --              --
     Provision for doubtful accounts...............      368,361      1,483,173              --
     Changes in current assets and current
       liabilities:
       Accounts receivable and unbilled services...   (1,917,262)    (1,740,049)       (495,179)
       Due from Managed Care Solutions, Inc........      647,408       (647,408)             --
       Inventories.................................       21,134        (25,451)         67,641
       Prepaid expenses and other current assets...   (1,371,036)      (351,855)       (290,798)
       Installment accounts receivable.............     (134,591)       162,557        (290,685)
       Accounts payable............................      409,268       (433,420)        187,697
       Accrued compensation........................   (1,034,516)       768,542        (320,241)
       Other accrued liabilities...................      212,033        195,687        (141,065)
       Deferred revenue............................    1,597,200        299,375         300,080
                                                     -----------    -----------    ------------
Net cash provided by (used in) operating
  activities.......................................   (1,240,338)      (303,914)      3,556,661
                                                     -----------    -----------    ------------
Cash flows from investing activities:
  Additions to property and equipment..............     (619,932)      (806,997)       (871,222)
  Additions to internally developed software.......   (1,593,494)    (2,301,701)     (1,956,169)
  Purchase of short-term investments...............  (86,846,102)   (42,565,224)    (78,747,517)
  Proceeds from sale of short-term investments.....   89,798,110     39,903,650      61,760,000
  Proceeds from maturity of short-term
     investments...................................    4,784,360      5,033,377      23,683,611
                                                     -----------    -----------    ------------
Net cash provided by (used in) investing
  activities.......................................    5,522,942       (736,895)      3,868,703
                                                     -----------    -----------    ------------
Cash flows from financing activities:
     Sale of preferred stock.......................      500,000             --              --
     Sale of common stock..........................      157,219         38,830              --
     Stock repurchase..............................   (4,500,000)            --              --
     Payments from Predecessor Corporation.........           --        761,984       1,295,470
     Payments to Predecessor Corporation...........           --     (1,359,386)     (7,338,969)
     Dividends paid................................           --       (191,323)             --
                                                     -----------    -----------    ------------
Net cash used in financing activities..............   (3,842,781)      (749,895)     (6,043,499)
                                                     -----------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents......................................      439,823     (1,790,704)      1,381,865
Cash and cash equivalents:
          Beginning of period......................      765,312      2,556,016       1,174,151
                                                     -----------    -----------    ------------
          End of period............................  $ 1,205,135    $   765,312    $  2,556,016
                                                     ===========    ===========    ============

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. GENERAL INFORMATION AND BASIS OF PRESENTATION

     Prior to March 1, 1996, the Company's predecessor (the "Predecessor Corporation") operated a software and related services business and a small managed care business. In connection with a series of transactions which occurred on March 1, 1996, the Predecessor Corporation formed a new Delaware subsidiary, Medicus Systems Software, Inc., to which it transferred all of its assets and liabilities excluding only the defined assets and liabilities of its managed care business. In turn, the stock of this newly-formed subsidiary was distributed on a share-for-share basis to the stockholders of the Predecessor Corporation (the "Distribution"), the name of the subsidiary was changed to Medicus Systems Corporation (the "Company"), and the name of the Predecessor Corporation was changed to Managed Care Solutions, Inc. ("MCS"). The Company is liable for all obligations of the Predecessor Corporation except those specifically related to the Predecessor Corporation's managed care business.

     Although the Company is, in substance, the Predecessor Corporation's successor, the financial statements of the Company have been prepared as if the Company had operated as a free-standing entity for all the periods presented (excluding certain incremental corporate expenses that would have been incurred had it operated on a stand-alone basis). Accordingly, the financial statements include those assets, liabilities, revenues and expenses directly attributable to the Company's operations and exclude those specifically related to the managed care business. The Company believes this presentation most fairly represents its financial condition, results of operations and changes in stockholders' equity and cash flows. The financial statements included herein for periods prior to the Distribution do not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

     The Company and MCS signed a services agreement, pursuant to which the Company (i) made available to MCS certain services, including tax, accounting, data processing, cash management, employee benefits, monitoring, operational, supervisory, insurance purchasing and claims administration consulting services, and (ii) provided certain financial services to MCS, including analysis and advice regarding potential financial transactions (including but not limited to proposed issuance of debt or equity securities, proposed merger or asset acquisition or sale transactions and dividend, stock split or similar transactions), assistance in budget and forecast preparation, relations with financial analysts, financial press, and investors, and crisis management and control. Such services commenced on March 1, 1996, and continued for one year. MCS paid the Company $700,000 for such services. In order to compensate the Company for fixed costs incurred in making such services available, MCS paid such fees whether or not it elected to utilize the services. MCS also reimbursed the Company for its out-of-pocket expenses in connection therewith. The services agreement also provided that the Company would not be liable for any losses or damages suffered in respect of services to be performed thereunder, other than by reason of its willful misconduct or gross negligence in performing such services. Marketing, general and administrative expenses were reduced by $525,000 and $175,000 in the years ended May 31, 1997 and 1996, respectively, as a result of this agreement.

NOTE 2. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Medicus develops, markets, and supports a family of specialized integrated software products utilized by healthcare financial administrators, physicians and nursing executives, health information and other administrative departments in the United States and Canada. The Company's software products and services enable clients to capture, structure and analyze clinical, operational and financial information thereby allowing these professionals to measure, monitor and manage organizational performance and optimize outcomes. Medicus also provides product-related maintenance and support services.

                          MEDICUS SYSTEMS CORPORATION

  Revenue recognition

     Revenue from software license agreements is recognized upon contract execution, product delivery and client acceptance in instances where no remaining obligations under the agreement exist. In instances where minor obligations remain under a license agreement after the delivery of the product, a pro rata portion of the revenue is deferred until the minor obligations have been fulfilled. When the software product has been delivered but significant obligations are present under a license agreement, the full amount of revenue under the agreement is deferred and recognized as the related services are performed. Revenue from maintenance and support agreements is recognized ratably over the term of the contract.

  Inventories

     Inventories, which consist primarily of data processing equipment and forms, are stated at the lower of cost or market value, cost being determined using specific identification.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon an estimated useful life of five years. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts. Renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.

     Purchased software used in operations is stated at cost. Amortization is computed using the straight-line method based upon an estimated useful life of three to five years. The amortization charged to expense in 1997, 1996 and 1995 totaled $305,415, $371,095 and $315,313, respectively.

  Internally developed software

     Costs of internally developed software (net of accumulated amortization) aggregating $3,087,849 and $2,152,419 as of May 31, 1997 and 1996, respectively, consist of certain production costs of computer software to be sold, leased or otherwise marketed which have been capitalized in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 86. Capitalized software costs are amortized on a product-by-product basis. Amortization is computed based upon the ratio of current revenues to total anticipated revenues or the straight-line method over the estimated life of the product (typically three years), whichever provides the greater amortization. Amortization expense for capitalized software costs totaled $381,237, $784,209 and $222,595 during 1997, 1996 and 1995, respectively.

  Research and development

     Research and development costs, principally the design and development of proprietary software prior to the establishment of technological feasibility, are expensed as incurred. Routine maintenance expenses incurred in connection with specific software applications related to individual contracts are charged to costs of software products and services as incurred.

  Income taxes

     The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The statement requires an asset and liability approach for financial accounting and reporting for income taxes.

                          MEDICUS SYSTEMS CORPORATION

  Earnings per share

     Since the capital structure of the Company is comparable to that existing prior to the Distribution, earnings (loss) per common share is based upon the actual capital structure of the Company for the period from March 1, 1996 through May 31, 1997, and the capital structure of the Predecessor Corporation for the period from June 1, 1995 through February 29, 1996. Pro forma earnings
(loss) per common share is based upon the capital structure of the Predecessor Corporation, and does not necessarily reflect the results of operations of the Company had it operated as a stand-alone entity during the periods presented, and may not be indicative of future operations. Weighted average shares used in the calculation of earnings (loss) per share represent common stock and common stock equivalents. Common stock equivalents include shares issuable on the exercise of stock options and the warrant (when dilutive), using the treasury stock method from the date of grant.

  Management estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses recognized during the periods presented. Actual results could differ from those estimates.

  Fair value of financial instruments

     The carrying amounts reported in the balance sheets for cash, short-term investments, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

  Statements of cash flows

     For purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash and overnight investments. Actual cash paid for income taxes for the years ended May 31, 1997, 1996 and 1995 was $90,561, $539,559 and $1,427,700, respectively.

  Reclassifications

     Certain reclassifications have been made in the prior period financial statements to conform to the current period presentation. These reclassifications had no effect on previously reported total assets, total liabilities, stockholders' equity or results of operations.

NOTE 3. DISCONTINUED OPERATION

     Effective May 31, 1997 the Company adopted a plan to discontinue its contract services line of business. This separate line of business consisted of information systems management contracts with two customers (one customer during the year ended May 31, 1997). As a result of this decision, the net assets of the contract services line of business have been reclassified in the Balance Sheet at May 31, 1997 and 1996. Also, the results of operations of the contract services business have been reclassified in the Statements of Operations for the three years ended May 31, 1997.

                          MEDICUS SYSTEMS CORPORATION

     The assets and liabilities of the discontinued operation consist mainly of the following:

                                                       MAY 31,         MAY 31,
                                                         1997            1996
                                                     ------------    ------------
Accounts receivable and unbilled services..........   $ 288,457       $1,212,747
Prepaid expenses and other.........................      45,702           70,725
Property and equipment.............................      37,032           54,617
Accounts payable and other accrued liabilities.....    (212,771)        (276,960)
Accrued compensation...............................     (47,039)         (40,365)
                                                      ---------       ----------
                                                      $ 111,381       $1,020,764
                                                      =========       ==========

     The following table summarizes selected financial data of the contract services business for the years ended May 31, 1997, 1996 and 1995:

                                                    YEAR ENDED MAY 31,
                                          ---------------------------------------
                                             1997          1996          1995
                                          -----------   -----------   -----------
Revenues................................  $10,043,000   $11,271,000   $11,322,000
Operating income........................      324,000       573,000       506,000
Income tax expense......................      124,610       226,331       182,146

     The contract services line of business is expected to continue operating until the expiration of its remaining contract on May 31, 1998. This line of business is not expected to incur losses or generate significant income prior to its termination.

NOTE 4. RESTRUCTURING CHARGES

     During the third quarter of fiscal 1996, the Company commenced a process to evaluate its strategic position, including the markets it will pursue and product offerings in those chosen markets. As a result of decisions made in the quarter ended February 29, 1996, the Company began a plan resulting in the recording of approximately $1.6 million in charges to exit certain product lines and abandon certain development efforts.

     Specifically, the Company decided to exit the Executive Information Systems product line, recording charges to write down related customer accounts and accrue future costs to provide maintenance associated with existing contractual obligations. In addition, product development efforts for the Optimizer project and portions of the MACH 1 project, which will no longer be utilized in the Medicus product line, were abandoned and their associated development costs, which had been previously capitalized, were expensed.

     During the fourth quarter of fiscal year 1996, the Company continued the process resulting in additional charges of $3.1 million. The Company decided to exit the Clinical Case Management Systems product line and abandon development efforts for the Clinical Data Systems Wincoder V2 project. Severance costs associated with an officer and several employees, in addition to the write-off of a portion of the Contract Management System, were also included in the restructuring charge.

     As part of an ongoing evaluation, the Company refined its strategic planning process during fiscal 1997, and assessed continuing obligations associated with the implementation of the plan. The Company continued the process of implementing its plans during 1997 and, following the stock repurchase from its founder in the quarter ended February 28, 1997, recorded $2.8 million in charges to complete its plan, including accruing certain costs to reorganize the Company's business units, to abandon certain development efforts, and to increase the allowance for doubtful accounts. Specifically, the Company decided to relocate operations for its Clinical Data Systems ("CDS") division, based in Alameda, CA, to the Company's Evanston, IL corporate offices. Costs accrued associated with the relocation, which is expected to be completed during the next twelve months, included costs to cancel existing lease agreements, to terminate employees and to write down abandoned assets. In addition, the Company increased its reserves for product line exit costs and severance

                          MEDICUS SYSTEMS CORPORATION
costs that relate to the remaining customer of the previously discontinued Clinical Case Management Systems ("CCM") product line. Also, certain product development efforts for the Company's Patient Focused Systems ("PFS") products were abandoned, and the associated development costs, which had been previously capitalized, along with other related product line exit costs were expensed. The Company has increased its allowance for doubtful accounts due to the potential for certain additional billed and unbilled accounts to become uncollectible as a result of the decisions discussed above.

     The restructuring charges included in the Statements of Operations for the years ended May 31, 1997 and May 31, 1996, respectively, were comprised of the following items:

                                                       MAY 31,       MAY 31,
                                                         1997          1996
                                                      ----------    ----------
Product line exit costs.............................  $  798,000    $  856,633
Business unit reorganization costs..................     705,697            --
Employee termination and severance costs............     569,868     1,117,086
Accounts receivable and reserves....................     450,000       787,206
Capitalized software write-downs....................     276,826     1,901,278
                                                      ----------    ----------
                                                      $2,800,391    $4,662,203
                                                      ==========    ==========

     The Company's revised strategic plan included the termination of three officers and thirty-nine employees in 1997 and one officer and three employees in 1996.

     At May 31, 1996, restructuring liabilities in the Balance Sheet aggregated $1,527,461. During the year ended May 31, 1997, the Company increased its reserve for employee termination and severance costs and product line exits costs by $569,868 and $798,000, respectively, primarily due to the Company's decision to relocate its CDS division and increase its CCM product line reserve. The Company also recorded a $705,697 charge for business unit reorganization costs associated with the relocation. The Company did not accrue estimated incremental costs of approximately $1.3 million associated with the relocation. Such costs relate to the orderly transition of the division, will be incurred during fiscal 1998 and are not accruable as part of the restructuring charge under generally accepted accounting principles. During the year ended May 31, 1997 the Company paid $763,844, $233,950 and $31,100 in severance benefits, product line exit costs, and business unit reorganization costs, respectively. The Company also reduced its reserve for severance obligations and continuing obligations on product line exit costs by $124,716 and $200,000, respectively, as a result of favorable settlements with two of its employees and negotiations with its customers.

     The components of the restructuring reserve at May 31, 1997, which the Company expects will be paid during the next twelve months, and at May 31, 1996 are as follows:

                                                       MAY 31,       MAY 31,
                                                         1997          1996
                                                      ----------    ----------
Product line exit costs.............................  $  774,425    $  410,375
Business unit reorganization costs..................     674,597            --
Employee termination and severance costs............     798,394     1,117,086
                                                      ----------    ----------
                                                      $2,247,416    $1,527,461
                                                      ==========    ==========

NOTE 5. STOCK REPURCHASE

     On December 5, 1996, the Company reached an agreement in principle (the "Agreement") with its founder, Richard C. Jelinek, to purchase from Mr. Jelinek, and a trust of which he is a beneficiary (the "Trust"), one million shares of Common Stock and 500 shares of Voting Preferred Stock. Also, Mr. Jelinek agreed to resign as Chairman and agreed, among other things, not to attempt to seek voting control of the Company for a period of five years. (Mr. Jelinek continues to serve as a Director.) In exchange, the Company

                          MEDICUS SYSTEMS CORPORATION
agreed to pay Mr. Jelinek and the Trust $4.5 million in cash and $2.0 million in 8% two-year promissory notes, and to issue to Mr. Jelinek and the Trust 400,000 five-year warrants to purchase Common Stock at $8.00 per share. The Company's Board of Directors approved the Agreement on January 2, 1997, and the Company's stockholders approved the Agreement at the Annual Meeting of Stockholders on March 19, 1997.

     The Company's results of operations for the year ended May 31, 1997 included $1,690,042 in related costs and expenses, as a result of the Agreement. The fair value of consideration exchanged in excess of the market price of the Common Stock and the exercise price of the Voting Preferred Stock, aggregating $1,319,000, has been expensed. Also included are $371,042 in investment banking and other professional fees incurred to consummate the Agreement. The Company recorded the charge in the quarter ended February 28, 1997.

NOTE 6. PROPERTY AND EQUIPMENT

     Property and equipment as of May 31, 1997 and 1996 were comprised of the following:

                                                         1997          1996
                                                      ----------    ----------
Equipment...........................................  $4,358,224    $3,797,976
Furniture and fixtures..............................     674,796       645,260
Leasehold improvements..............................     276,355       294,052
Purchased software used in operations...............   2,105,910     2,058,068
                                                      ----------    ----------
                                                       7,415,285     6,795,356
Less -- accumulated depreciation....................   5,080,110     4,000,424
                                                      ----------    ----------
                                                      $2,335,175    $2,794,932
                                                      ==========    ==========

NOTE 7. INCOME TAXES

     The provision for (benefit from) income taxes from continuing operations consisted of the following:

                                                  YEAR ENDED MAY 31,
                                       ----------------------------------------
                                          1997           1996           1995
                                       -----------    -----------    ----------
Currently payable:
  Federal............................  $(2,183,016)   $  (344,770)   $  838,701
  State..............................     (323,737)       (61,284)      297,056
                                       -----------    -----------    ----------
                                        (2,506,753)      (406,054)    1,135,757
Deferred.............................      (62,612)    (2,410,259)      383,374
                                       -----------    -----------    ----------
                                       $(2,569,365)   $(2,816,313)   $1,519,131
                                       ===========    ===========    ==========

     A reconciliation of total taxes based on the federal statutory rate and the Company's actual total provision (benefit) was as follows:

                                                  YEAR ENDED MAY 31,
                                       ----------------------------------------
                                          1997           1996           1995
                                       -----------    -----------    ----------
Income tax at the federal statutory
  rate of 34%........................  $(2,266,022)   $(2,147,430)   $1,606,762
State taxes, net of federal
  benefit............................     (197,944)      (281,377)      202,736
Research and development tax
  credit.............................     (111,439)            --      (179,659)
Effect of stock repurchase...........      191,760             --            --
Other, net...........................      (61,110)      (161,175)       71,438
                                       -----------    -----------    ----------
                                       $(2,444,755)   $(2,589,982)   $1,701,277
                                       ===========    ===========    ==========

                          MEDICUS SYSTEMS CORPORATION

     The components of the deferred income tax provision (benefit) from continuing operations were as follows:

                                                   YEAR ENDED MAY 31,
                                          ------------------------------------
                                            1997          1996          1995
                                          ---------    -----------    --------
Provision for doubtful accounts.........  $(161,354)   $  (255,654)   $     --
Net operating loss carried forward......   (244,148)      (937,554)         --
Capitalization of software costs for
  financial reporting purposes..........    505,930       (350,483)    481,153
Depreciation............................    (14,751)       (53,416)    (58,122)
Financial reporting reserve recognized
  in advance of tax deduction...........   (148,289)      (813,152)    (39,657)
                                          ---------    -----------    --------
                                          $ (62,612)   $(2,410,259)   $383,374
                                          =========    ===========    ========

     The deferred income tax assets and liabilities were comprised of the following:

                                                    AS OF MAY 31,
                                       ----------------------------------------
                                          1997           1996           1995
                                       -----------    -----------    ----------
Provision for doubtful accounts......  $  (659,508)   $  (498,154)   $ (242,500)
Financial reporting reserve
  recognized in advance of tax
  deduction..........................   (1,066,896)      (918,609)     (105,457)
Net operating loss carried forward...   (3,544,223)      (937,554)           --
Research and development credit
  carryforward.......................     (111,439)            --            --
Short-term investments...............           --        (12,628)      (40,184)
                                       -----------    -----------    ----------
Total deferred tax assets............   (5,382,066)    (2,366,945)     (388,141)
                                       -----------    -----------    ----------
Capitalization of software costs for
  financial reporting purposes.......    1,188,822        682,892     1,033,375
Depreciation.........................       12,277         27,028        80,444
                                       -----------    -----------    ----------
Total deferred tax liabilities.......    1,201,099        709,920     1,113,819
                                       -----------    -----------    ----------
Total net deferred taxes.............  $(4,180,968)   $(1,657,025)   $  725,678
                                       ===========    ===========    ==========

     In connection with the Distribution, the Company and MCS agreed to share the tax burdens of the Predecessor Corporation, based upon the taxable income of the separate businesses prior to the Distribution. The Company and MCS are also prohibited from taking any actions which are inconsistent with the tax-free nature of the Distribution.

     The Company will be able to utilize tax net operating losses incurred subsequent to the Distribution to the extent the Company has taxable income subsequent to the Distribution.

     Management has determined that the net deferred tax asset more likely than not will be realized in the future and, therefore, has not provided any valuation allowances against these assets. The Company's net operating loss carryforwards of $3,544,223 expire in 2011 and 2012, while research and development tax credits expire in 2012.

NOTE 8. NOTES PAYABLE AND LINE OF CREDIT

     On December 5, 1996, the Company reached an agreement in principle with its founder, Richard C. Jelinek, to purchase from Mr. Jelinek, and a trust of which he is a beneficiary (the "Trust"), one million shares of Common Stock and 500 shares of Voting Preferred Stock. In exchange, the Company agreed to pay Mr. Jelinek and the Trust $4.5 million in cash and $2.0 million in 8% two-year promissory notes, and issued to

                          MEDICUS SYSTEMS CORPORATION

     Mr. Jelinek and the Trust 400,000 five-year warrants to purchase Common Stock at $8.00 per share. The scheduled maturities are $1 million March 19, 1998 and $1 million March 19, 1999. Interest costs incurred and paid on the promissory notes totaled $32,258 for the year ended May 31, 1997.

     In April 1997, the Company entered into an agreement with a bank that provides for a secured, revolving line of credit up to a maximum of $2.5 million. The credit facility, which has an initial maturity date of October 1998, bears interest at the bank's prime rate and provides the bank with a first security interest in all assets of the Company. Certain financial covenants and reporting requirements are also included in the agreement. As of May 31, 1997, the Company had not utilized the line of credit.

NOTE 9. STOCKHOLDERS' EQUITY

     The following table summarizes information regarding stockholders' equity as of May 31, 1997:

                                                                                               DIVIDEND
                                                                         TOTAL PAR    VOTES    RIGHT PER
                                     SHARES      SHARES     PAR VALUE      VALUE       PER       SHARE
                                   AUTHORIZED    ISSUED     PER SHARE   OUTSTANDING   SHARE    PER ANNUM
                                   ----------   ---------   ---------   -----------   ------   ---------
Voting preferred stock...........         500          --   $1,000.00          --     44,000      (1)
Preferred stock..................   1,000,000          --         .01          --         (2)     (2)
Common stock.....................  10,000,000   6,487,159         .01     $64,872          1      --

     The previous chairman of the board and chief executive officer exercised an option to purchase all of the authorized and unissued shares of voting preferred stock at $1,000 per share on March 19, 1997. The Company, as part of the stock repurchase agreement, immediately repurchased these shares. The voting preferred stock is currently held in treasury.

     The Board of Directors has the authority to determine the rights and preferences of this preferred stock upon its issuance.

NOTE 10. STOCK OPTIONS AND WARRANTS

     Upon the Distribution, the Company adopted various stock option plans of the Predecessor Corporation. Options to purchase Predecessor Corporation common stock have been converted into options to purchase Medicus common stock based upon the fair market value following the Distribution. The Company applies APB Opinion 25 and related Interpretations to account for its plans. Accordingly, no compensation cost is generally recognized for its stock option plans and its employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         YEAR ENDED MAY 31,
                                                     --------------------------
                                                        1997           1996
                                                     -----------    -----------
Net income (loss)...................  As reported    $(4,220,018)   $(3,725,991)
                                      Pro forma       (5,187,253)    (4,262,364)
Earnings (loss) per share...........  As reported          (0.70)         (0.57)
                                      Pro forma            (0.86)         (0.65)

     For purposes of SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996 respectively: no expected dividends, expected volatility of and 76.36% and 72.17%, risk-free interest rates of 6.56% and 6.09% for the stock options; and lives of 7 years. The weighted-average fair value of options granted in 1997 and 1996 was $4.18 and $5.30 respectively.

                          MEDICUS SYSTEMS CORPORATION

     The stock exercise price of each option is determined by a committee (the "Committee") of no fewer than two Directors designated by the Board of Directors, and shall not be less than the fair market value of the stock subject to the option at the time the option is granted. Each option shall be for such term of not more than ten years as shall be determined by the Committee at the date of grant. The Committee shall have full and final authority, in its absolute discretion, to determine the time or times when each option becomes exercisable and the duration of the exercise period. The Committee may at its discretion accelerate the exercisability of any option at any time before expiration or termination of an option previously granted, extend the terms of such option, except that an aggregate option period may never exceed ten years.

     As of May 31, 1997, the Company had 358,879 options available for grant under all plans. A summary of the status of the Company's option plans as of May 31, 1997 and 1996, and changes during the years then ended is presented below:

                                                    YEAR ENDED              YEAR ENDED
                                                   MAY 31, 1996            MAY 31, 1997
                                               ---------------------   ---------------------
                                                           WEIGHTED                WEIGHTED
                                                            AVERAGE                 AVERAGE
                                                           EXERCISE                EXERCISE
                                                SHARES       PRICE      SHARES       PRICE
                                               ---------   ---------   ---------   ---------
Outstanding at beginning of year.............         --        --     1,387,350     $7.53
Conversion at Distribution of options
  previously held............................  1,035,850     $7.85            --        --
Granted......................................    368,000      6.28       615,100      5.49
Exercised....................................    (16,500)     0.48            --        --
Cancelled/Forfeited..........................         --        --      (320,100)     6.10
                                               ---------               ---------
Outstanding at End of year...................  1,387,350      7.53     1,682,350      6.79
                                               =========               =========
Options Exercisable at year-end..............    332,950      7.78       414,950      7.70
                                               =========               =========

     The following table summarizes information about the stock options outstanding at May 31, 1997:

                                              OPTIONS OUTSTANDING
                                      ------------------------------------    OPTIONS EXERCISABLE
                                                     WEIGHTED                ----------------------
                                                      AVERAGE     WEIGHTED                 WEIGHTED
                                        NUMBER       REMAINING    AVERAGE      NUMBER      AVERAGE
              RANGE OF                OUTSTANDING   CONTRACTUAL   EXERCISE   EXERCISABLE   EXERCISE
          EXERCISE PRICES             AT 5/31/97    LIFE (YRS.)    PRICE     AT 5/31/97     PRICE
          ---------------             -----------   -----------   --------   -----------   --------
$ 0.19 to  2.00.....................     19,650         7.8        $ 1.87       19,650      $ 1.87
  5.00 to  5.82.....................    529,000         9.5          5.38        7,500        5.25
  6.25 to  6.82.....................    644,200         7.9          6.56      169,550        6.69
  7.02 to  7.60.....................    182,000         8.6          7.44       47,750        7.29
  8.97 to  9.62.....................    273,500         6.9          9.34      153,500        9.34
 11.89 to 16.50.....................     34,000         7.4         11.90       17,000       11.90

     The Company realizes an income tax benefit from the exercise of certain stock options. These income tax benefits result in a decrease in current income taxes payable and an increase in capital in excess of par value.

     A healthcare services organization with which the Company maintains a joint development agreement holds a warrant to purchase 100,000 shares of the Company's common stock at a price of $7.80 per share, exercisable any time before March, 1999. The value of the warrant is being amortized on a straight-line basis over its six-year life.

     The Company's founder, Richard C. Jelinek, holds 400,000 warrants to purchase common stock at $8.00 per share. The value of the warrant was recorded as part of the stock repurchase agreement recorded in the quarter ended February 28, 1997.

                          MEDICUS SYSTEMS CORPORATION

NOTE 11. EMPLOYEE BENEFITS

     In connection with the Distribution, the Company adopted an employee stock purchase plan under which the sale of common stock to employees was authorized. Employees may designate up to the lesser of $10,000 or 10% of their compensation for the purchase of stock. The purchase price is the lesser of 85% of the fair market value of the stock on either the date of grant of a one-year purchase option or the date the purchase option is exercised. During the year ended May 31, 1997 and the period from March 1, 1996 through May 31, 1996, 29,162 and 7,132 shares, respectively, of common stock were issued under the plan for an aggregate purchase price of $128,423 and $38,352, respectively. Compensation cost related to the employee stock purchase plan, as determined based on the fair value method of SFAS 123, would have aggregated $139,000 and $75,000, respectively, for the years ended May 31, 1997 and 1996 had the Company adopted this statement. For purposes of SFAS 123, these amounts were estimated using the Black-Scholes model with the following assumptions for the years ended May 31, 1997 and 1996, respectively: no expected dividends, an expected life of one year, expected volatility of 130.17% and 158.17% and risk-free interest rates of 5.40% and 5.45%.

     The Company has a contributory retirement savings plan ("401(k) Plan") which covers eligible employees who qualify as to age and length of service. Participants may contribute 1% - 15% of their salaries, subject to maximum contribution limitations imposed by the IRS. The expense of the 401(k) Plan, consisting of discretionary Company contributions, was $134,795, $121,602 and $101,512 for the years ended May 31, 1997, 1996 and 1995, respectively.

NOTE 12. COMMITMENTS

     The Company has various lease agreements for real and personal property. These obligations extend through 2006 and in some cases contain renewal options. As of May 31, 1997, future minimum lease payments for non-cancelable operating leases in excess of one year are as follows:

Year Ending May 31,
  1998...........................  $  977,404
  1999...........................   1,017,264
  2000...........................     847,322
  2001...........................     716,538
  2002...........................     677,786
  Thereafter.....................   2,890,522
                                   ----------
                                   $7,126,836
                                   ==========

     Rental expense on all operating leases totaled $828,221, $682,400, and $664,844, during fiscal 1997, 1996 and 1995, respectively.

NOTE 13. RELATED PARTY TRANSACTIONS

     As discussed in Note 1, the Company and MCS signed a services agreement. For the year ended May 31, 1997 and during the fourth quarter of fiscal 1996, the Company charged MCS $525,000 and $175,000, respectively, for services under this agreement, reducing general and administrative expense by these amounts. Due from Managed Care Solutions, Inc. on the Balance Sheet includes this charge plus amounts owing related to the Distribution. During fiscal 1996 and 1995, the Company provided MCS cash infusions for operating purposes of $250,000 and $5,000,000, respectively.

     The Company has repurchased Common Stock and Voting Preferred Stock from its founder, Richard C. Jelinek, and a trust of which he is a beneficiary, pursuant to a transaction described in Note 5 and Note 8. Mr. Jelinek continues to serve as a Director.

                          MEDICUS SYSTEMS CORPORATION

NOTE 14. CONCENTRATIONS OF CREDIT RISK

     The Company's revenues are generated from clients operating in the healthcare industry, and accordingly, as of May 31, 1997 and 1996, all of the Company's trade receivables and installment receivables were from entities in this industry. The Company has no policy requiring collateral for the extension of trade credit in the ordinary course of business.

NOTE 15. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SFAS No. 128, "Earnings per Share," issued in February 1997, changes the method of calculating earnings per share and will be effective for the Company's financial statements for the year ending May 31, 1998. Earlier application is not permitted. However, the Company is permitted to disclose pro forma earnings per share amounts computed using this Statement in periods prior to adoption. Upon adoption, all prior period earnings per share data presented shall be restated to conform to this Statement. The calculation of earnings per share under this Statement is simpler than prior methods and more consistent with international accounting standards. Given the Company's historical losses, common stock equivalents were excluded from prior pro forma earnings per share calculations because they were anti-dilutive. Therefore, adoption of this Statement is not expected to have a material impact on amounts previously reported as pro forma net loss per common share.

     SFAS No. 130, "Reporting Comprehensive Income," issued in June 1997, will require the Company to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on available-for-sale securities. This Statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. The Company expects to adopt this Statement beginning with its financial statements for the year ending May 31, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company expects to adopt this Statement in its financial statements for the year ending May 31, 1998.

                          MEDICUS SYSTEMS CORPORATION

NOTE 16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Unaudited quarterly financial information for the years ended May 31, 1997 and 1996 is supplementary and is provided in the following summary:

                                                    THREE MONTHS ENDED
                                 ---------------------------------------------------------
                                   MAY 31,      FEBRUARY 28,    NOVEMBER 30,    AUGUST 31,
                                    1997            1997            1996           1996
                                 -----------    ------------    ------------    ----------
Total revenues.................  $ 4,845,868    $ 4,064,276     $ 5,162,777     $4,196,779
Total operating expenses.......    2,075,024      5,259,597       2,121,897      1,378,980
Operating income (loss)........   (1,399,027)    (6,347,410)        109,905        280,667
Net income (loss)..............     (793,571)    (3,930,237)        211,574        292,216
Earnings (loss) per common
  share........................        (0.14)         (0.60)           0.03           0.05

                                                    THREE MONTHS ENDED
                                 ---------------------------------------------------------
                                   MAY 31,      FEBRUARY 29,    NOVEMBER 30,    AUGUST 31,
                                    1996            1996            1995           1995
                                 -----------    ------------    ------------    ----------
Total revenues.................  $ 4,871,723    $ 4,203,719     $ 5,318,504     $5,400,233
Total operating expenses.......    5,664,899      3,278,847       2,612,565      2,559,171
Operating income (loss)........   (5,946,480)    (1,596,314)       (104,481)       202,571
Net income (loss)..............   (3,472,218)      (781,890)        188,090        340,027
Earnings (loss) per common
  share........................        (0.54)            --              --             --
Pro forma earnings (loss) per
  common share.................           --          (0.12)           0.03           0.05

     Results of operations for the quarters ended February 28, 1997, May 31, 1996, and February 29, 1996 include restructuring charges discussed in Note 4 and the stock repurchase discussed in Note 5. Total revenues, total operating expenses, and operating income for all periods have been restated for the discontinued operation discussed in Note 3.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The officers of the Company, their ages and their positions with the Company are provided in the table below. The other information called for by
Item 10 is incorporated by reference to the Registrant's Proxy Statement being sent to stockholders in connection with the 1997 Annual Meeting of Stockholders to be held on November 18, 1997 (the "Proxy Statement").

         NAME            AGE                      POSITION
         ----            ---                      --------
Patrick C. Sommers       50    President, Chief Executive Officer and
                               Chairman
Angus J. Carroll         38    Senior Vice President
Marlon T. Gruen          43    Senior Vice President
Robert C. Steffel        44    Senior Vice President
Daniel P. DiCaro         40    Vice President, Chief Financial Officer and
                               Asst. Secretary
Susan K. Doctors         56    Vice President
Lynda D. Hernandez       41    Vice President
Timothy K. Rutledge      39    Vice President
William G. Brown         54    Secretary and Director

     Officers serve at the pleasure of the Board.

     PATRICK C. SOMMERS, President, Chief Executive Officer, and Chairman of the Board of Directors joined the Company in February 1996. From 1992 to 1996, Mr. Sommers served as President of Ceridian Employer Services, a $400 million division of Ceridian Corporation (formerly Control Data Corporation). From 1990 to 1992, Mr. Sommers was President of GTE Information Services, a division of GTE Corporation, and from 1969 to 1990, he served in successive management positions with Dun & Bradstreet Corporation, culminating with his position as President of Dun & Bradstreet Information Resources, Inc.

     ANGUS J. CARROLL, Senior Vice President, joined the Company in July 1996 and is responsible for strategic planning and business development. From 1993 to 1996, Mr. Carroll served as Vice President of Business Development at Ceridian Employer Services. From 1990 to 1993, he was Director of Business Planning at GTE Corporation. From 1979 to 1990, Mr. Carroll held successive management positions with Dun & Bradstreet Corporation, culminating with the position of Assistant Vice President of Computer Development. Mr. Carroll received his M.B.A. from Fairleigh-Dickinson University.

     MARLON T. GRUEN, Senior Vice President, joined the company in February 1997 and is responsible for marketing. From 1992 to 1997, Mr. Gruen served as Vice President of Marketing for Merck-Medco Managed Care, LLC, a division of Merck & Company. From 1991 to 1992, he was Director of Product Planning at GTE Health Systems, a division of GTE Corporation. From 1990 to 1991, Mr. Gruen served as Director of Product Planning at Consumer Health Services, Inc. Prior to that, from 1977 to 1990, he held successive management positions with Dun & Bradstreet Corporation, culminating with the position of Assistant Vice President of Product Planning & Development.

     ROBERT C. STEFFEL, Senior Vice President, is responsible for the contract management and information services businesses. Prior to joining the Company in December 1991, he was Vice President, Information Systems of Specialty Home Health Care from 1989 to 1991. He also served as Director of Information Systems and Management Engineering at Curaflex Home Health Care from 1988 to 1989.

     DANIEL P. DICARO, Vice President, Chief Financial Officer and Assistant Secretary, joined the Company in January 1997. Mr. DiCaro was one of the founders of Imagination Pilots Entertainment (IPE), a joint venture with Time Warner in consumer multimedia software. Mr. DiCaro served as the Chief Financial Officer and Chief Operating Officer of IPE from 1994 to 1997. He is currently a director of IPE. From 1990 to 1994, Mr. DiCaro served as the Chief Financial Officer of a group of privately held, venture capital backed, software and information service companies. Previously, he was the Vice President of Finance for CCC Information Services Inc. (1987 to 1990) and a member of the international accounting firm of Arthur Young and Company (1984 to 1987). Mr. DiCaro received his M.B.A. from DePaul University and is a certified public accountant.

     SUSAN K. DOCTORS, Vice President, joined the Company in January 1995 and is responsible for Human Resources and Administration. From 1993 to 1995, she worked as an independent consultant. Prior to 1993, Ms. Doctors worked 19 years at Official Airline Guides, Inc. holding successive management positions culminating with her position as Vice President of Human Resources. Ms. Doctors received her Masters in Management from the Kellogg Graduate School at Northwestern University.

     LYNDA D. HERNANDEZ, Vice President, is responsible for the operations of the Clinical Data Systems division. Most recently, Ms. Hernandez served as Senior Director for operations. From 1990 to 1992, she was manager of Technical Support, Interfaces and Client Services in the Clinical Data Systems division. Prior to 1990, Ms. Hernandez served in successive technical and management positions with the Company.

     TIMOTHY K. RUTLEDGE, Vice President, is responsible for the operations of the Decision Support Systems division. He joined the Company in June 1992 following the acquisition of Innovate Software Solutions, Inc. which he co-founded in 1989. He held successive management positions with that firm until its acquisition by Medicus. Previously, he served as a manager for Price Waterhouse.

     WILLIAM G. BROWN is a partner of Bell, Boyd & Lloyd, Chicago, IL, legal counsel to the Company, and has been Secretary and a Director of the Predecessor Corporation since its incorporation in December 1984, and of MCS and the Company since March 1, 1996. Mr. Brown is also a Director of MYR Group, Dovenmuehle Mortgage and CFC International, Inc.

ITEM 11. EXECUTIVE COMPENSATION

     The information called for by Item 11 is incorporated by reference to the information under the caption "Compensation" in the Registrant's Proxy Statement for the 1997 Annual Meeting of Stockholders to be held on November 18, 1997 (the "Proxy Statement").

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information called for by Item 12 is incorporated by reference to the information under the caption "Common Stock Ownership by Management" in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information called for by Item 13 is incorporated by reference to the information under the caption "Certain Transactions" in the Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-1
Balance Sheets at May 31, 1997 and 1996.....................  F-2
Statements of Operations for the years ended May 31, 1997,
  1996 and 1995.............................................  F-3
Statements of Changes in Stockholders' Equity for the years
  ended May 31, 1997, 1996 and 1995.........................  F-4
Statements of Cash Flows for the years ended May 31, 1997,
  1996 and 1995.............................................  F-5
Notes to Financial Statements...............................  F-6

     All supplemental schedules other than as set forth above are omitted as inapplicable or because the required information is included in the Financial Statements or the Notes to Financial Statements.

EXHIBITS

     A list of Exhibits is set forth in the Exhibit Index, which index precedes such exhibits and which is incorporated herein by this reference thereto. Included in the exhibits listed therein are the following exhibits which constitute management contracts or compensatory plans or arrangements:

   (i.)  1989 Stock Option Plan, as amended
  (ii.)  1991 Stock Option Plan
 (iii.)  1993 Stock Option Plan
  (iv.)  1993 Performance Stock Option Plan
   (v.)  Stock Purchase Plan, as amended
  (vi.) Form of Indemnification Contract between Registrant and each officer and director
 (vii.)  Retirement Savings Plan
(viii.)  1994 Stock Option Plan
  (ix.)  1994 Directors' Stock Option Plan
   (x.)  1995 RCM Stock Option Plan
  (xi.)  1996 C.E.O. Stock Option Plan
 (xii.)  1996 C.E.O. Replacement Stock Option Plan
(xiii.)  1996 C.E.O. Special Stock Option Plan
 (xiv.)  1997 Employee Stock Option and Restricted Stock Plan
  (xv.)  Amendment to and Restatement of the 1989, 1991, 1993, 1993
         Performance and 1994 Stock Option Plans
 (xvi.) Stock Repurchase and Warrant Agreement between the Company and Richard C. Jelinek
(xvii.) Stock Repurchase and Warrant Agreement between the Company and the Boston Safe Deposit and Trust Company of California, or its successors, as trustee of the Richard C. Jelinek
         Charitable Remainder Unitrust dated August 3, 1993

REPORTS ON FORM 8-K

     No reports on Form 8-K were filed during the last quarter of the fiscal year ended May 31, 1997.

                                 EXHIBIT INDEX

         EXHIBIT
         NUMBER                              DESCRIPTION
         -------                             -----------
         2           Distribution Agreement between the Predecessor Corporation and the Registrant (Incorporated by Reference to Exhibit
                     2(b) to the Predecessor Corporation's Report on Form 8-K
                     (Commission File No. 0-19393) dated March 1, 1996, as
                     amended by Form 8-K/A-1 filed on April 30, 1996).
        3(a)         Restated Certificate of Incorporation (incorporated by
                     reference to Exhibit 4(a) to Registration Statement number
                     333-3028).
                 (b) Bylaws (incorporated by reference to Exhibit 3(b) to the
                     Registrant's Registration Statement on Form 10 (Commission
                     File No. 0-27614)).
        10(b)        Agreement between the Registrant and Comshare, Inc.**
                 (c) 1989 Stock Option Plan, as amended**
                 (c)(1) 1991 Stock Option Plan***
                 (c)(2) 1993 Stock Option Plan****
                 (c)(3) 1993 Performance Stock Option Plan****
                 (c)(4) 1994 Stock Option Plan*****
                 (c)(5) 1994 Directors' Stock Option Plan#
                 (c)(6) 1995 RCM Stock Option Plan##
                 (c)(7) 1996 C.E.O. Stock Option Plan##
                 (c)(8) 1996 C.E.O. Replacement Stock Option Plan##
                 (c)(9) 1996 C.E.O. Special Stock Option Plan##
                 (c)(10) 1997 Employee Stock Option and Restricted Stock Plan
                     (Incorporated by Reference to Exhibit D to the Company's
                     Proxy Statement dated February 17, 1997 (Commission File No.
                     0-27614))
                 (c)(11) Amendment to and Restatement of the 1989, 1991, 1993, 1993
                     Performance and 1994 Stock Option Plans (Incorporated by
                     Reference to Exhibit C to the Company's Proxy Statement
                     dated February 17, 1997 (Commission File No. 0-27614))
                 (e)(1) Stock Repurchase and Warrant Agreement between the Company and Richard C. Jelinek (Incorporated by Reference to Exhibit
                     E to the Company's Proxy Statement dated February 17, 1997
                     (Commission File No. 0-27614))
                 (e)(2) Stock Repurchase and Warrant Agreement between the Company and the Bostons Safe Deposit and Trust Company of
                     California, or its successors, as trustee of the Richard C.
                     Jelinek Charitable Remainder Unitrust dated August 3, 1993
                     (Incorporated by Reference to Exhibit E to the Company's
                     Proxy Statement dated February 17, 1997 (Commission File No.
                     0-27614))
                 (f) Stock Purchase Plan, as amended##
                 (g) Form of Indemnification Contract between Registrant and each officer and director**
                 (h) Retirement Savings Plan****
                 (i) Lease of Evanston, IL office##
                 (j) Lease of Alameda, CA office##
                 (k) Lease of Cincinnati, OH office***

         EXHIBIT
         NUMBER                              DESCRIPTION
         -------                             -----------
                 (l) Lease of Chesterfield, MO office##
                 (m) Loan and Security Agreement with Cole Taylor Bank
        23           Consent of Price Waterhouse LLP

---------------
     * Indicated only on manually signed original of report.

   ** Incorporated by reference to the exhibit with the same designation filed as part of Registration Statement No. 33-41253.

  *** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1992.

 **** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1993.

***** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1994.

    # Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1995.

  ## Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Registrant for the fiscal year ended May 31, 1996.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MEDICUS SYSTEMS CORPORATION

                                          By:    /s/ PATRICK C. SOMMERS
                                            ------------------------------------
                                                     Patrick C. Sommers
                                             Chairman, Chief Executive Officer
                                                       and President

Dated: August 28, 1997

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
               /s/ PATRICK C. SOMMERS                     Chairman of the Board of      August 28, 1997
-----------------------------------------------------    Directors, Chief Executive
                 Patrick C. Sommers                         Officer and President

                /s/ DANIEL P. DICARO                      Vice President (principal     August 28, 1997
-----------------------------------------------------     financial and accounting
                  Daniel P. Dicaro                                officer)

                /s/ WILLIAM G. BROWN                              Director              August 28, 1997
-----------------------------------------------------
                  William G. Brown

                 /s/ JON E.M. JACOBY                              Director              August 28, 1997
-----------------------------------------------------
                   Jon E.M. Jacoby

               /s/ RICHARD C. JELINEK                             Director              August 28, 1997
-----------------------------------------------------
                 Richard C. Jelinek

                  /s/ JOHN P. KUNZ                                Director              August 28, 1997
-----------------------------------------------------
                    John P. Kunz

               /s/ RISA LAVIZZO-MOUREY                            Director              August 28, 1997
-----------------------------------------------------
                 Risa Lavizzo-Mourey

                 /s/ GAIL L. WARDEN                               Director              August 28, 1997
-----------------------------------------------------
                   Gail L. Warden

================================================================================

                                 UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 FORM 10-K/A-1
                            ------------------------

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE FISCAL YEAR ENDED MAY 31, 1997

                          COMMISSION FILE NO. 0-27614

                          MEDICUS SYSTEMS CORPORATION
                             A DELAWARE CORPORATION

                                   36-4056769
                        IRS EMPLOYER IDENTIFICATION NO.

                         ONE ROTARY CENTER, SUITE 1111
                            EVANSTON, ILLINOIS 60201
                                 (847) 570-7500

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Registration S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     As of August 21, 1997, there were 5,483,207 shares of common stock outstanding, and the aggregate market value of the common stock (based upon the August 21, 1997 closing sale price on the Nasdaq National Market) held by non-affiliates was approximately $23,290,034.

================================================================================

                          MEDICUS SYSTEMS CORPORATION

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-1
Balance Sheets at May 31, 1997 and 1996.....................  F-2
Statements of Operations for the years ended May 31, 1997,
  1996 and 1995.............................................  F-3
Statements of Changes in Stockholders' Equity for the years
  ended May 31, 1997, 1996 and 1995.........................  F-4
Statements of Cash Flows for the years ended May 31, 1997,
  1996 and 1995.............................................  F-5
Notes to Financial Statements...............................  F-6

     All supplemental schedules other than as set forth above are omitted as inapplicable or because the required information is included in the Financial Statements or the Notes to Financial Statements.

EXHIBITS

     A list of Exhibits is set forth in the Exhibit Index, which index precedes such exhibits and which is incorporated herein by this reference thereto. Included in the exhibits listed therein are the following exhibits which constitute management contracts or compensatory plans or arrangements:

       (i.)  1989 Stock Option Plan, as amended
      (ii.)  1991 Stock Option Plan
     (iii.)  1993 Stock Option Plan
      (iv.)  1993 Performance Stock Option Plan
       (v.)  Stock Purchase Plan, as amended
      (vi.) Form of Indemnification Contract between Registrant and each officer and director
     (vii.)  Retirement Savings Plan
    (viii.)  1994 Stock Option Plan
      (ix.)  1994 Directors' Stock Option Plan
       (x.)  1995 RCM Stock Option Plan
      (xi.)  1996 C.E.O. Stock Option Plan
     (xii.) 1996 C.E.O. Replacement Stock Option Plan xiii.) 1996 C.E.O. Special Stock Option Plan
     (xiv.)  1997 Employee Stock Option and Restricted Stock Plan
      (xv.)  Amendment to and Restatement of the 1989, 1991, 1993, 1993
             Performance and 1994 Stock Option Plans
     (xvi.) Stock Repurchase and Warrant Agreement between the Company and Richard C. Jelinek
    (xvii.) Stock Repurchase and Warrant Agreement between the Company and the Boston Safe Deposit and Trust Company of California, or its successors, as trustee of the Richard C. Jelinek
             Charitable Remainder Unitrust dated August 3, 1993

REPORTS ON FORM 8-K

     No reports on Form 8-K were filed during the last quarter of the fiscal year ended May 31, 1997.

                                       [2]

                                 EXHIBIT INDEX

                                                                               SEQUENTIALLY
     EXHIBIT                                                                     NUMBERED
     NUMBER                              DESCRIPTION                              PAGE*
     -------                             -----------                           ------------
     2           Distribution Agreement between the Predecessor Corporation and the Registrant (Incorporated by Reference to Exhibit
                 2(b) to the Predecessor Corporation's Report on Form 8-K
                 (Commission File No. 0-19393) dated March 1, 1996, as
                 amended by Form 8-K/A-1 filed on April 30, 1996)............
    3(a)         Restated Certificate of Incorporation (incorporated by
                 reference to Exhibit 4(a) to Registration Statement number
                 333-3028)...................................................
             (b) Bylaws (incorporated by reference to Exhibit 3(b) to the
                 Registrant's Registration Statement on Form 10 (Commission
                 File No. 0-27614))..........................................
    10(b)        Agreement between the Registrant and Comshare, Inc.**.......
             (c) 1989 Stock Option Plan, as amended**........................
             (c)(1) 1991 Stock Option Plan***...................................
             (c)(2) 1993 Stock Option Plan****..................................
             (c)(3) 1993 Performance Stock Option Plan****......................
             (c)(4) 1994 Stock Option Plan*****.................................
             (c)(5) 1994 Directors' Stock Option Plan#..........................
             (c)(6) 1995 RCM Stock Option Plan##................................
             (c)(7) 1996 C.E.O. Stock Option Plan##.............................
             (c)(8) 1996 C.E.O. Replacement Stock Option Plan##.................
             (c)(9) 1996 C.E.O. Special Stock Option Plan##.....................
             (c)(10) 1997 Employee Stock Option and Restricted Stock Plan
                 (Incorporated by Reference to Exhibit D to the Company's
                 Proxy Statement dated February 17, 1997 (Commission File No.
                 0-27614))...................................................
             (c)(11) Amendment to and Restatement of the 1989, 1991, 1993, 1993
                 Performance and 1994 Stock Option Plans (Incorporated by
                 Reference to Exhibit C to the Company's Proxy Statement
                 dated February 17, 1997 (Commission File No. 0-27614))......
             (e)(1) Stock Repurchase and Warrant Agreement between the Company and Richard C. Jelinek (Incorporated by Reference to Exhibit
                 E to the Company's Proxy Statement dated February 17, 1997
                 (Commission File No. 0-27614))..............................
             (e)(2) Stock Repurchase and Warrant Agreement between the Company and the Boston Safe Deposit and Trust Company of California,
                 or its successors, as trustee of the Richard C. Jelinek
                 Charitable Remainder Unitrust dated August 3, 1993
                 (Incorporated by Reference to Exhibit E to the Company's
                 Proxy Statement dated February 17, 1997 (Commission File No.
                 0-27614))...................................................
             (f) Stock Purchase Plan, as amended##...........................
             (g) Form of Indemnification Contract between Registrant and each officer and director**......................................
             (h) Retirement Savings Plan****.................................
             (i) Lease of Evanston, IL office##..............................
             (j) Lease of Alameda, CA office##...............................
             (k) Lease of Cincinnati, OH office***...........................
             (l) Lease of Chesterfield, MO office##..........................

                                       [3]

                                                                               SEQUENTIALLY
     EXHIBIT                                                                     NUMBERED
     NUMBER                              DESCRIPTION                              PAGE*
     -------                             -----------                           ------------
             (m) Loan and Security Agreement with Cole Taylor Bank###........
    23           Consent of Price Waterhouse###..............................
    27           Financial Data Schedule.....................................

---------------
     * Indicated only on manually signed original of report.

   ** Incorporated by reference to the exhibit with the same designation filed as part of Registration Statement No. 33-41253.

  *** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1992.

 **** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1993.

***** Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1994.

    # Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Predecessor Corporation for the fiscal year ended May 31, 1995.

  ## Incorporated by reference to the exhibit with the same designation filed as part of the Annual Report on Form 10-K of the Registrant for the fiscal year ended May 31, 1996.

 ### Filed as part of the Annual Report on Form 10-K of the Registrant for the fiscal year ended May 31, 1997, as originally filed on August 28, 1997.

                                       [4]

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MEDICUS SYSTEMS CORPORATION

                                          By:    /s/ PATRICK C. SOMMERS
                                            ------------------------------------
                                                     Patrick C. Sommers
                                             Chairman, Chief Executive Officer
                                                       and President
Dated: December 10, 1997

                                       [5]

                                                                         ANNEX E
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED NOVEMBER 30, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         FOR THE TRANSITION PERIOD FROM
                               --------------- TO
                                ---------------

                          MEDICUS SYSTEMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      36-4056769
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OF ORGANIZATION)
        ONE ROTARY CENTER, SUITE 1111,                         (847) 570-7500
           EVANSTON, ILLINOIS 60201                   (REGISTRANT'S TELEPHONE NUMBER)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                         COMMISSION FILE NUMBER 0-27614

                            ------------------------

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                           [X]  Yes          [ ]  No

     There were 5,523,169 shares of common stock outstanding as of January 12, 1998.

================================================================================

                                     PART I

                             FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                          MEDICUS SYSTEMS CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                              NOVEMBER 30,      MAY 31,
                                                                  1997           1997
                                                              ------------    -----------
                                                              (UNAUDITED)
Current assets
  Cash and cash equivalents.................................  $   244,217     $ 1,205,135
  Accounts receivable and unbilled services, net of
     allowance for doubtful accounts of $1,290,459 and
     1,713,008..............................................   13,224,602      10,500,676
  Inventories...............................................      181,572         214,264
  Prepaid expenses and other................................      235,616         258,725
  Prepaid and deferred income taxes.........................    1,756,163       2,147,416
  Net assets of discontinued operation......................           --         111,381
                                                              -----------     -----------
                                                               15,642,170      14,437,597
                                                              -----------     -----------
Property and equipment, net of accumulated depreciation of
  $5,578,254 and $5,080,110.................................    1,977,827       2,335,175
Internally developed software, net of accumulated
  amortization of $2,648,322 and $2,110,378.................    2,673,710       3,087,849
Installment accounts receivable due after one year, net of
  unearned interest of $117,309 and $154,647................      431,345         533,488
Deferred income taxes.......................................    3,414,474       2,454,563
                                                              -----------     -----------
                                                              $24,139,526     $22,848,672
                                                              ===========     ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $   251,608     $   597,787
  Accrued compensation......................................      554,716         453,035
  Accrued restructuring charge..............................    1,627,616       2,247,416
  Other accrued liabilities.................................    1,475,901       1,138,226
  Deferred revenue..........................................    9,872,854       6,910,599
  Notes payable.............................................    1,000,000       1,000,000
                                                              -----------     -----------
                                                               14,782,695      12,347,063
                                                              -----------     -----------
Notes payable...............................................    1,000,000       1,000,000
                                                              -----------     -----------
Stockholders' equity
  Preferred stock $1,000 par, 500 shares authorized and
     issued.................................................      500,000         500,000
  Common stock $.01 par:
  Authorized -- 10,000,000 shares
  Issued -- 6,492,803 and 6,487,159 shares, respectively....       64,928          64,872
  Capital in excess of par value............................   22,310,767      22,063,715
  Capital in excess of par value -- warrant.................      944,000         944,000
  Less treasury stock:
  Preferred stock, at cost -- 500 shares....................     (500,000)       (500,000)
  Common stock, at cost -- 1,007,002 shares.................   (5,687,418)     (5,687,418)
  Accumulated deficit.......................................   (9,275,446)     (7,883,560)
                                                              -----------     -----------
                                                                8,356,831       9,501,609
                                                              -----------     -----------
                                                              $24,139,526     $22,848,672
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                              ----------------------------
                                                              NOVEMBER 30,    NOVEMBER 30,
                                                                  1997            1996
                                                              ------------    ------------
Revenues
  Software products and services............................  $ 1,384,083     $ 2,286,033
  Maintenance and support services..........................    2,384,357       2,876,744
                                                              -----------     -----------
                                                                3,768,440       5,162,777
Costs and expenses
  Software products and services............................      528,763         724,747
  Maintenance and support services..........................    1,387,933       1,397,150
                                                              -----------     -----------
                                                                1,916,696       2,121,897
  Marketing, general and administrative.....................    2,662,236       2,232,201
  Research and development..................................      522,375         698,774
                                                              -----------     -----------
                                                                5,101,307       5,052,872
                                                              -----------     -----------
Operating income (loss).....................................   (1,332,867)        109,905
  Interest and other income, net............................        6,023         155,303
                                                              -----------     -----------
Income (Loss) from continuing operations before income
  taxes.....................................................   (1,326,844)        265,208
                                                              -----------     -----------
  Provision for (benefit from) income taxes.................     (510,835)         98,876
                                                              -----------     -----------
Income (Loss) from continuing operations....................     (816,009)        166,332
Discontinued operation, net of taxes........................      (69,068)         45,242
                                                              -----------     -----------
Net income (loss)...........................................  $  (885,077)    $   211,574
                                                              ===========     ===========
Earnings (loss) per common and common equivalent share
  Continuing operations.....................................  $     (0.15)    $      0.02
  Discontinued operation....................................        (0.01)           0.01
                                                              -----------     -----------
                                                              $     (0.16)    $      0.03
                                                              ===========     ===========
Weighted average common and common equivalent shares
  outstanding...............................................    5,500,536       6,496,990
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                              NOVEMBER 30,    NOVEMBER 30
                                                                  1997           1996
                                                              ------------    -----------
Revenues
  Software products and services............................  $ 3,627,943     $ 4,101,769
  Maintenance and support services..........................    4,760,407       5,257,787
                                                              -----------     -----------
                                                                8,388,350       9,359,556
Costs and expenses
  Software products and services............................    1,247,031       1,238,540
  Maintenance and support services..........................    2,515,083       2,262,337
                                                              -----------     -----------
                                                                3,762,114       3,500,877
  Marketing, general and administrative.....................    5,385,899       4,263,893
  Research and development..................................    1,503,434       1,204,214
                                                              -----------     -----------
                                                               10,651,447       8,968,984
                                                              -----------     -----------
Operating income (loss).....................................   (2,263,097)        390,572
  Interest and other income, net............................        8,872         275,397
                                                              -----------     -----------
Income (loss) from continuing operations before income
  taxes.....................................................   (2,254,225)        665,969
  Provision for (benefit from) income taxes.................     (867,876)        258,419
                                                              -----------     -----------
Income(loss)from continuing operations......................   (1,386,349)        407,550
Discontinued operation, net of taxes........................       (5,537)         96,240
                                                              -----------     -----------
Net income (loss)...........................................  $(1,391,886)    $   503,790
                                                              ===========     ===========
Earnings (loss) per common and common equivalent share
  Continuing operations.....................................  $     (0.25)    $      0.06
  Discontinued operation....................................         0.00            0.02
                                                              -----------     -----------
                                                              $     (0.25)    $      0.08
                                                              ===========     ===========
Weighted average common and common equivalent shares
  outstanding...............................................    5,501,233       6,485,121
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                              NOVEMBER 30,    NOVEMBER 30
                                                                  1997           1996
                                                              ------------    -----------
Cash flows from operating activities
  Income (loss) from continuing operations..................  $(1,386,349)    $   407,550
  Adjustments to reconcile to net cash from operating
     activities:
     Depreciation of property and equipment.................      498,144         557,087
     Amortization of internally developed software..........      537,944         151,588
     Deferred income taxes..................................     (468,832)        119,507
     Accrued restructuring charge...........................     (540,153)       (646,281)
     Allowance for doubtful accounts........................      150,000              --
     Changes in certain current assets and current
      liabilities:
       Accounts receivable and unbilled services............   (2,953,573)     (3,032,605)
       Due from Managed Care Solutions, Inc.................           --         515,361
       Inventories..........................................       32,692          15,962
       Prepaid expenses and other current assets............      (76,717)        719,239
       Accounts payable.....................................     (346,179)      1,371,842
       Accrued compensation.................................      101,681      (1,358,114)
       Deferred revenue.....................................    2,962,255        (531,386)
     Other, net.............................................      421,971          91,466
                                                              -----------     -----------
                                                               (1,067,116)     (1,618,784)
                                                              -----------     -----------
Cash flows from investing activities
  Additions to property and equipment.......................     (140,796)       (312,695)
  Additions to internally developed software................     (123,805)       (946,749)
  Proceeds from maturity of short-term investments..........           --       3,594,793
  Proceeds from sale of short-term investments..............           --      58,588,023
  Purchases of short-term investments.......................           --     (59,896,661)
                                                              -----------     -----------
                                                                 (264,601)      1,026,711
                                                              -----------     -----------
Cash flows from financing activities
  Sale of common stock......................................      247,108          79,476
                                                              -----------     -----------
                                                                  247,108          79,476
                                                              -----------     -----------
Net decrease in cash and cash equivalents...................   (1,084,609)       (512,597)
Cash and cash equivalents, beginning of period..............    1,205,135         765,312
Net cash activity from discontinued operation...............      123,691         571,994
                                                              -----------     -----------
Cash and cash equivalents, end of period....................  $   244,217     $   824,709
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                          MEDICUS SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     In management's opinion, the financial statements of Medicus Systems Corporation (the "Company" or "Medicus") reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the operating results for the quarters and six months ended November 30, 1997 and 1996. Certain reclassifications have been made in the prior period financial statements to conform to the current period presentation. These reclassifications had no effect on previously reported total assets, total liabilities, equity or results of operations.

     Operating results for the interim periods are not necessarily indicative of the results to be expected for the full year. The financial information included herein should be read in conjunction with the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended May 31, 1997.

     During the quarter and six months ended November 30, 1996, Medicus performed certain administrative services for Managed Care Solutions, Inc. ("MCS") under a services agreement resulting from the spin off of the Company from MCS on March 1, 1996. During the quarter and six months ended November 30, 1996, the Company received $175,000 and $350,000, respectively, in consideration for these services, and reduced marketing, general and administrative expenses by this amount.

NOTE 2. QUADRAMED ACQUISITION

     On November 9, 1997, QuadraMed Corporation, a Delaware corporation ("QuadraMed") acquired (the "Acquisition") 56.7% of the outstanding capital stock of the Company. The Acquisition was completed by means of Stock Purchase Agreements, dated as of November 9, 1997, with certain stockholders of the Company (the "Selling Stockholders"). Pursuant to the terms of the Stock Purchase Agreements, the Selling Stockholders agreed to sell an aggregate of 3,111,105 shares of Medicus Common Stock to QuadraMed. In consideration for the transfer of these shares to QuadraMed, QuadraMed paid to the Selling Stockholders $7.50 per share, in cash, without interest, or approximately $23.3 million, together with warrants (the "Warrants") entitling the Selling Stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of the Medicus Common Stock sold (subject to adjustment in accordance with the Agreement). The Warrants entitle the Selling Stockholders to purchase QuadraMed Common Stock at a price of $24.00 per share, on the terms set forth in the Warrants.

     Simultaneously with the execution of the Stock Purchase Agreements, QuadraMed and the Company entered into an Agreement and Plan of Reorganization dated as of November 9, 1997 (the "Agreement") pursuant to which a wholly-owned subsidiary of QuadraMed will be merged, subject to the approval of the stockholders of QuadraMed, with and into the Company (the "Merger"). At the effective time of the Merger, the stockholders of the Company participating in the Merger will exchange all outstanding shares of Medicus Common Stock for any of (i) a cash payment of $7.50 per share of Medicus Common Stock, (ii) 0.3125 shares of QuadraMed Common Stock per share of Medicus Common Stock sold (subject to adjustment in accordance with the Agreement), or (iii) a combination of QuadraMed Common Stock and cash. In addition, all stock options previously issued by Medicus and outstanding at the time of the Merger will be assumed by QuadraMed at an exchange ratio of 0.3565 shares of QuadraMed Common Stock for each share of Medicus Common Stock subject to such options. The Acquisition is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will be accounted for as a purchase transaction.

     The acquisition is subject to approval of the Company's stockholders at a Special Meeting of Stockholders. The terms of the acquisition are set forth in the Agreement filed with the Securities and Exchange Commission by QuadraMed on November 21, 1997.

                          MEDICUS SYSTEMS CORPORATION

NOTE 3. RESTRUCTURING CHARGES

     During February, 1996, the Company commenced a process to evaluate its current strategic position, including the markets it expects to pursue and its product offerings in those chosen markets. As a result of decisions made as part of this evaluation process, the Company recorded $4.7 million in restructuring charges, representing costs and expenses to exit certain product lines, to abandon certain product development efforts and to provide for liabilities resulting from the strategic redirection of the Company, including severance costs. Specifically, the Company decided to exit the Clinical Case Management Systems ("CCM") and the Executive Information Systems product lines. Additionally, product development efforts for the Clinical Data Systems Wincoder V2 project and portions of the MACH 1 project, which will no longer be utilized in the Medicus product line, were abandoned and their associated development costs, which had been previously capitalized, were expensed. Severance costs associated with an officer and several employees, in addition to the write-off of a portion of the Contract Management System, were also included in the restructuring charge.

     As part of an ongoing evaluation, the Company refined its strategic planning process during fiscal 1997, and assessed continuing obligations associated with the implementation of the plan. The Company continued the process of implementing its plans during 1997 and, following the stock repurchase from its founder in the quarter ended February 28, 1997, recorded $2.8 million in charges to complete its plan, including accruing certain costs to reorganize the Company's business units, to abandon certain development efforts, and to increase the allowance for doubtful accounts. Specifically, the Company decided to relocate operations for its Clinical Data Systems ("CDS") division, based in Alameda, CA, to the Company's Evanston, IL corporate offices. Costs accrued associated with the relocation included costs to cancel existing lease agreements, to terminate employees and to write down abandoned assets. In addition, the Company increased its reserves for product line exit costs and severance costs that relate to the remaining customer of the previously discontinued CCM product line. Also, certain product development efforts for the Company's Patient Focused Systems ("PFS") products were abandoned, and the associated development costs, which had been previously capitalized, along with other related product line exit costs were expensed. The Company also increased its allowance for doubtful accounts due to the potential for certain additional billed and unbilled accounts to become uncollectible as a result of the decisions discussed above.

     The components of the restructuring reserve, which the Company expects will be utilized during the next six months, are as follows:

                                                     NOVEMBER 30,     MAY 31,
                                                         1997           1997
                                                     ------------    ----------
Product line exit costs............................   $  671,978     $  774,425
Business unit reorganization costs.................      418,550        674,597
Employee termination and severance costs...........      537,088        798,394
                                                      ----------     ----------
                                                      $1,627,616     $2,247,416
                                                      ==========     ==========

     During the quarter ended November 30, 1997, the Company paid $161,436 in business unit reorganization costs related to the relocation of the CDS division and $86,857 in severance benefits and employee termination costs. During the six months ended November 30, 1997, the Company incurred $79,647 in write-downs of accounts receivable and $22,800 in product line exit costs related to the remaining customer of the previously discontinued CCM product line. The Company also paid $256,047 in business unit reorganization costs related to the relocation of the CDS division and $261,306 in severance benefits and employee termination costs.

NOTE 4. DISCONTINUED OPERATION

     Effective May 31, 1997 the Company adopted a plan to discontinue its contract services line of business. This separate line of business consisted of information systems management contracts with Bethesda, Inc. As

                          MEDICUS SYSTEMS CORPORATION
a result of this decision, the net assets of the contract services line of business, principally accounts receivable and unbilled services, property and equipment, and accounts payable and other accrued liabilities have been reclassified in the Balance Sheets at November 30, 1997 and May 31, 1997. In addition, the results of operations of the contract services business have been reclassified in the Statements of Operations for the quarters and six months ended November 30, 1997 and 1996 and in the Statements of Cash Flows for the six months ended November 30, 1997 and 1996.

     The following table summarizes unaudited selected financial data of the contract services business for the quarters and six months ended November 30, 1997 and 1996:

                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                             ---------------------------   ---------------------------
                             NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                 1997           1996           1997           1996
                             ------------   ------------   ------------   ------------
Revenues...................   $2,501,000     $2,539,000     $5,002,000     $5,036,000
Operating income (loss)....     (112,000)        73,000         (9,000)       156,000

     In December 1997, following meetings with representatives from both Medicus and Bethesda, Inc., the contracts to manage the information systems functions were terminated, effective December 31, 1997. As a result, the Company recorded $150,000 in related settlement costs for the quarter and six months ended November 30, 1997.

NOTE 5. EARNINGS PER SHARE

     Earnings (loss) per common share have been computed by dividing net income
(loss) by the weighted average of common stock and common stock equivalents outstanding during the period. Common stock equivalents include shares issuable on the exercise of stock options and the warrant (when dilutive), using the treasury method from the date of grant. Common stock equivalents are not included in the calculation of loss per share because they are antidilutive.

NOTE 6. NOTE PAYABLE AND LINE OF CREDIT

     On December 5, 1996, the Company reached an agreement in principle with its founder, Richard C. Jelinek, to purchase from Mr. Jelinek, and a trust of which he is a beneficiary (the "Trust"), one million shares of Medicus Common Stock and 500 shares of Medicus Voting Preferred Stock. In exchange, the Company agreed to pay Mr. Jelinek and the Trust $4.5 million in cash and $2.0 million in 8% two-year promissory notes, and issued to Mr. Jelinek and the Trust 400,000 five-year warrants to purchase Medicus Common Stock at $8.00 per share. Interest costs incurred and paid on the promissory notes totaled $40,040 and $79,705 for the quarter and six months ended November 30, 1997. In December 1997, the notes and related interest were redeemed in their entirety by QuadraMed.

     In April 1997, the Company entered into an agreement with a bank that provides for a secured, revolving line of credit up to a maximum of $2.5 million. The credit facility, which has an initial maturity date of October 1998, bears interest at the bank's prime rate and provides the bank with a first security interest in all assets of the Company. Certain financial covenants and reporting requirements are also included in the agreement. As of November 30, 1997, the Company had not utilized the line of credit.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          MEDICUS SYSTEMS CORPORATION

                             RESULTS OF OPERATIONS

     This report contains statements that may be considered forward-looking, such as the discussion of the Company's strategic goals, new products and cash flows. These statements speak of the Company's plans, goals or expectations, refer to estimates, or use similar terms. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many uncertainties.

     Some of these uncertainties that may affect future results are discussed in more detail below under "Management's Discussion and Analysis of Financial Condition and Results of Operations." All forward-looking statements included in this document are based upon information presently available, and the Company assumes no obligation to update any forward-looking statement.

     The Company's quarterly operating results historically have varied depending upon such factors as the timing of significant sales and the timing of new product introductions. Consequently, the results for any one quarter may not be indicative of future operating results.

     The following table sets forth for the periods indicated (i) the percent of revenues represented by certain line items in the Company's Statements of Operations and (ii) the percentage change in each line item from the prior year period.

                                            PERCENT OF REVENUES                          PERCENT OF REVENUES       PERCENTAGE
                                            THREE MONTHS ENDED         PERCENTAGE         SIX MONTHS ENDED          INCREASE
                                        ---------------------------     INCREASE     ---------------------------   (DECREASE)
                                        NOVEMBER 30,   NOVEMBER 30,    (DECREASE)    NOVEMBER 30,   NOVEMBER 30,     1996 TO
                                            1997           1996       1996 TO 1997       1997           1996          1997
                                        ------------   ------------   ------------   ------------   ------------   -----------
Revenues
  Software products and services......       37%            44%           (39)%           43%            44%           (12)%
  Maintenance and support services....       63             56            (17)            57             56             (9)
                                            ---            ---            ---            ---            ---            ---
                                            100            100            (27)           100            100            (10)
                                            ---            ---            ---            ---            ---            ---
Costs and expenses Software products
  and services........................       38             32            (27)            34             30              1
Maintenance and support services......       58             49             (1)            53             43             11
                                            ---            ---            ---            ---            ---            ---
                                             51             41            (10)            45             37              7
Marketing, general and
  administrative......................       70             43             19             64             46             26
  Research and development............       14             14            (25)            18             13             25
                                            ---            ---            ---            ---            ---            ---
                                            135             98              1            127             96             19
                                            ---            ---            ---            ---            ---            ---
Operating income (loss)...............      (35)             2            N/M            (27)             4            N/M
  Interest and other income, net......       --              3            (96)            --              3            (97)
                                            ---            ---            ---            ---            ---            ---
Income (Loss) from continuing
  operations before income taxes......      (35)             5            N/M            (27)             7            N/M
  Provision for (benefit from) income
     taxes............................      (14)             2            N/M            (10)             3            N/M
                                            ---            ---            ---            ---            ---            ---
Income (Loss) from continuing
  operations..........................      (21)             3            N/M            (17)             4            N/M
Discontinued operation, net of
  taxes...............................       (2)             1            N/M             --              1            N/M
                                            ---            ---            ---            ---            ---            ---
Net income (loss).....................      (23)%            4%           N/M            (17)%            5%           N/M
                                            ===            ===            ===            ===            ===            ===

Shown as a percent of related revenues.

                          MEDICUS SYSTEMS CORPORATION

     Operating revenues are derived from two sources: (1) license fees and the related services for licensing the Company's proprietary software products; and
(2) maintenance and support services related to such software products.

SOFTWARE PRODUCTS AND SERVICES

     Revenues decreased 39% to $1.4 million for the quarter and 12% to $3.6 million for the six months, primarily due to sales force turnover and continued weakness in the Company's primary markets and product lines. Also contributing to the decline for the six months were delays in the release of certain Windows based products from the Clinical Data Systems and Decision Support Systems divisions. Costs and expenses decreased 27% for the quarter but increased 1% for the six months, compared to the corresponding prior year period, and as a percentage of related revenues, increased to 38% from 32% for the quarter and to 34% from 30% for the six months. The decrease for the quarter and six months resulted primarily from lower personnel and service-related expenses, partially offset by increased amortization of capitalized software for the newly released products. In addition, costs and expenses for the six months ended November 30, 1996 included the effect of the Company's decision to reduce its reserve for continuing obligations on product line exit costs by $200,000, as a result of favorable negotiations with its customers.

MAINTENANCE AND SUPPORT SERVICES

     Revenues decreased 17% to $2.4 million for the quarter and 9% to $4.8 million for the six months, primarily due to modest increases associated with customer migrations being more than offset by discontinued support services on individual modules from the Company's PFS customers as well as slightly higher cancellations overall. Costs and expenses for the quarter decreased 1% but increased 11% for the six months compared to the corresponding prior year periods, and as a percentage of related revenues, increased to 58% from 49% for the quarter and to 53% from 43% for the six months. The increase for the six months is primarily due to additional labor costs incurred to support new product releases from the Clinical Data Systems and Decision Support Systems divisions and higher labor costs resulting from shifts to maintenance and support activities from development activities.

MARKETING, GENERAL AND ADMINISTRATIVE

     Expenses increased 19% to $2.7 million for the quarter and 26% to $5.4 million for the six months. The increase was primarily due to $162,000 and $301,000 in costs and expenses, for the quarter and six months, respectively, related to the move of the Alameda office. Additionally, costs and expenses for the quarter and six months ended November 30, 1996 include the effect of $175,000 and $350,000, respectively, in administrative fees the Company received as a result of the services agreement with MCS. Costs and expenses for the quarter ended November 30, 1996 also include the effect of the Company's decision to reduce its reserve for future severance obligations by $100,000, due to favorable settlements with two of its employees.

RESEARCH AND DEVELOPMENT

     Actual research and development expenses decreased 52% to $576,000 for the quarter and 29% to $1,627,000 for the six months. Research and development costs presented in the accompanying financial statements were $522,000 and $1,503,000 for the quarter and six months, respectively, compared to $699,000 and $1,204,000 in the corresponding prior year periods. The Company also capitalized software development costs of $54,000 and $124,000 during the quarter and six months, respectively, compared to $476,000 and $947,000 in the corresponding prior year periods, reflecting the release of new products in the quarter ended August 31, 1997 and the resulting cessation of software cost capitalization. Actual research and development expenditures were 42% and 45% of software products and services revenues for the quarter and six months ended November 30, 1997, respectively, compared to 52% and 56% in the corresponding prior year periods.

                          MEDICUS SYSTEMS CORPORATION

     During the first six months of fiscal 1998, the Company's development efforts were focused on the Decision Support Systems product line and the Clinical Data Systems product line. During the first six months of fiscal 1997, the Company was engaged in several development projects, including the Resource Case Management System, and the Decision Support Systems and Clinical Data Systems product lines.

INTEREST AND OTHER INCOME, NET

     Interest and other income, net decreased 96% to $6,000 for the quarter and 97% to $9,000 for the six months, primarily due to lower average cash balances and interest expense incurred relating to the promissory notes.

INCOME TAXES

     The Company's effective tax rate was 38.5% for the quarter and six months ended November 30, 1997, compared to 37.3% and 38.8% in the corresponding prior periods.

FINANCIAL CONDITION

     As a result of the Company's commitment to expand its software products and services, funds are required to support its ongoing product research and development activities and the infrastructure required to serve its customer base. Historically, cash generated from its operations has been an important contributor to these needs. As a result of the market factors adversely affecting fiscal 1997 results, as well as the stock repurchase transaction, the Company was required to use a significant portion of its cash reserves. It is expected that, following the restructuring efforts begun in prior periods, the Company will return to a situation where cash from operations will provide an important source of liquidity to support its normal capital needs, although numerous factors, including any reductions in revenues from currently anticipated amounts, could affect the amount of such cash available.

     At November 30, 1997, the Company had available cash reserves of $244,000. In addition, the Company had a $2.5 million standby credit facility as well as funds from QuadraMed available. The Company anticipates cash outlays of approximately $1.7 million in the next six months, resulting primarily from its decision to reorganize its business units and to exit certain product lines. However, cash outlays related to the Company's 8% promissory notes no longer exist since the notes were redeemed in their entirety by QuadraMed in December, 1997.

     While the Company has experienced negative cash flows from operating activities during the past two fiscal years, management believes that, as a result of significant reductions in expenses, its cash flows will improve. While there can be no assurance that this will occur, the Company currently believes that it will have adequate financial resources available from operations and the available credit facility and intercompany (QuadraMed) sources to provide sufficient liquidity to meet its ordinary capital requirements for the foreseeable future, including cash outlays related to the Company's restructuring plan.

     During its second fiscal quarter, the Company billed its clients in advance for the next calendar year's maintenance and support services provided on its software products. This generated an increase in the Company's accounts receivable and deferred revenue balances, and will increase cash balances in subsequent months as the related accounts receivable are collected.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," issued in February 1997, changes the method of calculating earnings per share and will be effective for the Company's financial statements for the year ending May 31, 1998. Earlier application is not permitted. However, the Company is permitted to disclose pro forma earnings per share amounts computed using SFAS 128 in periods

                          MEDICUS SYSTEMS CORPORATION
prior to adoption. Upon adoption, all prior period earnings per share data presented shall be restated to conform to SFAS 128. The calculation of earnings per share under SFAS 128 is simpler than prior methods and more consistent with international accounting standards. Because a majority of the Company's common stock equivalents have exercise prices in excess of the Company's Common Stock price, the Company does not believe that the adoption of SFAS 128 will have a significant impact on amounts reported as net income (loss) per common share.

                                    PART II

                               OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     The following matters were submitted to a vote of security holders during the Medicus Systems Corporation Annual Meeting of Stockholders held November 17, 1997:

                                                                   VOTES CAST    AUTHORITY
                        DESCRIPTION OF MATTER                         FOR        WITHHELD
                        ---------------------                      ----------    ---------
1.   Election of Directors:
     William G. Brown............................................  5,157,437      18,877
     Dorsey R. Gardner...........................................  5,157,623      18,691
     Jon E. M. Jacoby............................................  5,157,623      18,691
     Richard C. Jelinek..........................................  5,151,778      24,536
     John P. Kunz................................................  5,157,323      18,991
     Risa Lavizzo-Mourey.........................................  5,157,623      18,691
     Patrick C. Sommers..........................................  5,157,578      18,736
     Gail L. Warden..............................................  5,157,623      18,691

                                                 VOTES CAST   VOTES CAST                  BROKER
                                                    FOR        AGAINST     ABSTENTIONS   NON-VOTES
                                                 ----------   ----------   -----------   ---------
2.   Proposal to approve the Company's 1997
     Directors' Stock Option Plan..............  5,102,927      48,794       10,604       13,989

ITEM 5. OTHER INFORMATION.

     On November 9, 1997, QuadraMed Corporation, a Delaware corporation ("QuadraMed") acquired (the "Acquisition") 56.7% of the outstanding capital stock of the Company. The Acquisition was completed by means of Stock Purchase Agreements, dated as of November 9, 1997, with certain stockholders of the Company (the "Selling Stockholders"). Pursuant to the terms of the Stock Purchase Agreements, the Selling Stockholders agreed to sell an aggregate of 3,111,105 shares of Medicus Common Stock to QuadraMed. In consideration for the transfer of these shares to QuadraMed, QuadraMed paid to the Selling Stockholders $7.50 per share, in cash, without interest, or approximately $23.3 million, together with warrants (the "Warrants") entitling the Selling Stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of the Medicus Common Stock sold (subject to adjustment in accordance with the Agreement). The Warrants entitle the Selling Stockholders to purchase QuadraMed Common Stock at a price of $24.00 per share, on the terms set forth in the Warrants.

     Simultaneously with the execution of the Stock Purchase Agreements, QuadraMed and the Company entered into an Agreement and Plan of Reorganization dated as of November 9, 1997 (the "Agreement") pursuant to which a wholly-owned subsidiary of QuadraMed will be merged, subject to the approval of the stockholders of QuadraMed, with and into the Company (the "Merger"). At the effective time of the Merger, the stockholders of the Company participating in the Merger will exchange all outstanding shares of Medicus Common Stock for any of (i) a cash payment of $7.50 per share of Medicus Common Stock, (ii) 0.3125 shares of QuadraMed Common Stock per share of Medicus Common Stock sold (subject to adjustment in accordance with the Agreement), or (iii) a combination of QuadraMed Common Stock and cash. In addition, all stock options previously issued by Medicus and outstanding at the time of the Merger will be assumed by QuadraMed at an exchange ratio of 0.3565 shares of QuadraMed Common Stock for each share of Medicus Common Stock subject to such options. The Acquisition is intended to qualify as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986 and will be accounted for as a purchase transaction.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

        (a) Exhibits
          Exhibit 27 -- Financial Data Schedule

        (b) Reports on Form 8-K

     The Company filed a report on Form 8-K (dated November 9, 1997) with the Securities and Exchange Commission on November 10, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               MEDICUS SYSTEMS CORPORATION

                                          --------------------------------------
                                                       (Registrant)

                                                 /s/  PATRICK C. SOMMERS

                                          --------------------------------------
                                                    Patrick C. Sommers
                                                        President
                                                (Chief Executive Officer)
                                                  /s/  BERNIE J. MURPHY

                                          --------------------------------------
                                                     Bernie J. Murphy
                                                      Vice President

                                                (Chief Financial Officer)
January 14, 1998
January 14, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or Agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or Agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

     Article 5 of Medicus' Amended and Restated Bylaws provides that Medicus shall indemnify each person who is or was a director or executive officer of Medicus to the full extent permitted by the DGCL. Such Article also provides that Medicus may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

     QuadraMed has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

     See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

        2.10: Agreement and Plan of Reorganization, dated as of November 9, 1997, by and among QuadraMed Corporation and Medicus Systems Corporation (Incorporated herein by reference from the exhibit with the same number attached to QuadraMed's Current Report on Form 8-K, as filed with the Commission on November 21, 1997).


        2.11: Amendment No. 1 to Agreement and Plan of Reorganization, dated as of February 26, 1998 (Incorporated herein by reference from the exhibit with the same number attached to QuadraMed's Annual Report on Form 10-K, for the year ended December 31, 1997).



        2.12: Amendment No. 2 to Agreement and Plan of Reorganization, dated as of March 24, 1998 (Incorporated herein by reference from the exhibit with the same number attached to QuadraMed's Annual Report on Form 10-K, for the year ended December 31, 1997).


     (5) Opinion regarding legality.

        5.1: Opinion of Brobeck, Phleger & Harrison LLP.*

     (23) Consents.

        23.1: Consent of Arthur Andersen LLP*

        23.2: Consent of Price Waterhouse LLP*

        23.3: Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)*

     (24) Power of Attorney.

        24.1: Power of Attorney (included on the signature page hereto).

     (99) Additional Exhibits.

        99.1 Form of Proxy

        99.2 Form of Election

        99.3 Consent of Volpe Brown Whelan & Company, LLC*
---------------

* To be filed by Amendment.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of QuadraMed pursuant to the foregoing provisions, or otherwise, QuadraMed has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by QuadraMed of expenses incurred or paid by a director, officer or controlling person of QuadraMed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, QuadraMed will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     QuadraMed hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
 23.1      Consent of Arthur Andersen, LLP*
 23.2      Consent of Price Waterhouse, LLP*
 23.3      Consent of Deloitte & Touche LLP*
 99.1      Form of Proxy
 99.2      Form of Election
 99.3      Consent of Volpe Brown Whelan & Company, LLC


---------------


* To be filed by amendment.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Quadramed Corporation has duly caused this Amendment No. 2 to Registration Statement No. 333-44767 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Larkspur, State of California, on April 2, 1998.


                                          QUADRAMED CORPORATION

                                          By:     /s/ KEITH M. ROBERTS

                                            ------------------------------------
                                                      Keith M. Roberts
                                                     Vice President and
                                                      General Counsel